Exhibit 10.3
Execution Version
LOAN AND SECURITY AGREEMENT
Dated as of August 12, 2011
by and among
HENRY HUDSON HOLDINGS LLC,
58th STREET BAR COMPANY LLC,
AND HUDSON LEASECO LLC, collectively,
as Borrower,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
and
THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent for Lenders,
DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Bookrunner.

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

Page

Section 19.25 Prior Agreements	165
Section 19.26 Reinstatement	166
Section 19.27 Counterparts	166
Section 19.28 Nature of Borrower Obligations	166

EXHIBITS

Exhibit A	—	Title Insurance Requirements
Exhibit B	—	Survey Requirements
Exhibit C	—	Single Purpose Entity Provisions
Exhibit D	—	Intentionally Omitted
Exhibit E	—	Non-Consolidation Opinion Requirements
Exhibit F	—	Counterparty Opinion Requirements
Exhibit G	—	Form of Tenant Estoppel Letter
Exhibit H	—	Borrower Organizational Structure
Exhibit I	—	Interest Rate Cap Agreement Requirements
Exhibit J	—	Form of Assignment and Acceptance Agreement
Exhibit K	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit L	—	Form of Note
Exhibit M	—	Counterparty Acknowledgment
Exhibit N	—	Funding Notice
Exhibit O	—	Form of Independent Director Certificate
Exhibit P	—	Form of IP Security Agreement

SCHEDULES

Schedule I	—	Litigation Schedule
Schedule II	—	Labor Matters Schedule
Schedule III	—	Rent Roll
Schedule IV	—	Intentionally Omitted
Schedule V	—	SRO Tenancies
Schedule VI	—	Required Repairs
Schedule VII	—	Percentage Share
Schedule VIII	—	Ground Lease
Schedule IX	—	IP Schedule

(iv)

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT, dated as of August 12, 2011 (as Modified from time to time, this “Agreement”), by and among HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company (“Owner”), 58th STREET BAR COMPANY LLC, a Delaware limited liability company (“Bar Lessee”), and HUDSON LEASECO LLC, a New York limited liability company (“Operating Lessee”; Operating Lessee, Bar Lessee and Owner, together with their respective successors and assigns, collectively “Borrower”), each having an address at c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018, THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO (together with their successors and assigns, collectively and severally, “Lenders”); and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lenders and requests that DBTCA act as administrative agent for the benefit of Lenders with respect to the Loan;
WHEREAS, Lenders are willing to make the Loan to Borrower and DBTCA is willing to act as administrative agent on behalf of Lenders, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW, THEREFORE, in consideration of the above recitals and the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I
Definitions; Principles of Construction
Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating or counterparty rating of “A-” or higher by S&P or (ii) if the long-term unsecured debt rating or counterparty rating is “A” or lower by S&P, a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “A3” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating or counterparty rating of not less than “A-” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Acceptable Management Agreement” shall mean, with respect to the Property, the Management Agreement in effect as of the Closing Date or such other agreement for managing the Property as may be approved by Administrative Agent in accordance with this Agreement.
“Acceptable Manager” shall mean (i) the current Manager as of the Closing Date or (ii) any other reputable and experienced professional hotel management company approved by Administrative Agent.
“Accommodation Security Documents” shall mean the Security Instrument, the IP Security Agreement, the Assignment of Leases and UCC-1 Financing Statements which have been executed by Borrower and any other Transaction Party in favor of Administrative Agent to secure Borrower’s obligations under the Loan Documents.
“Account Collateral” shall have the meaning set forth in Section 3.1.2.
“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Acceptable Counterparty in the form of Exhibit M.
“Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 4.1.29(B).
“Affected Lender” shall have the meaning set forth in Section 2.2.7(ii).
“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with, or any general partner or managing member in, such specified Person.
“Agents” shall have the meaning set forth in Section 14.2.
“Agreement” shall mean this Agreement, as the same may be Modified from time to time.
“Allocable Amount” shall have the meaning set forth in Section 19.28(g).
“Allocable Chain Expenses” shall mean the fees expressed as a percentage of Hotel Revenue paid to Manager in respect of Chain Services (as defined in the Management Agreement) rendered by Manager pursuant to the Management Agreement.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration” shall mean any demolition, alteration, installation, improvement, or excavation of or to the Property or any part thereof or the Improvements (including FF&E) thereon.
“Applicable Base Rate” shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the Base Rate Spread.

“Applicable LIBO Rate” shall mean, with respect to the applicable Interest Period, the per annum rate equal to the Reserve Adjusted LIBO Rate plus the LIBO Rate Spread.
“Appraisal” shall mean a FIRREA-compliant, MAI appraisal of the Property acceptable to Administrative Agent in its reasonable discretion.
“Approved Operating Expenses” shall mean, with respect to any calendar month during a Cash Sweep Period, the monthly Operating Expenses as set forth for such calendar month on the Budget approved by Administrative Agent during a Cash Sweep Period pursuant to Section 11.2.6(C); provided, however, that if such Budget has not been so approved by Administrative Agent, then the term Approved Operating Expenses shall mean the amount of Operating Expenses set forth for such calendar month on the immediately preceding Budget approved by Administrative Agent (or if no such Budget has been approved by Administrative Agent, on the then current Budget in effect) with increases thereto for Impositions, increased management fees due to increases in revenue at the Property, utility costs and insurance costs.
“Assignee” shall have the meaning set forth in Section 15.1.
“Assignment and Acceptance Agreement” shall mean an assignment and acceptance agreement entered into by a Lender and an assignee, and accepted by such Lender in accordance with Article XV and in substantially the form of Exhibit J or such other form customarily used by the applicable Lender in connection with the participation or syndication of mortgage loans at the time of such assignment or such other form approved in writing by Administrative Agent in its reasonable discretion.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases, Rents and Hotel Revenue, dated as of the date hereof, from Borrower, as assignor, to Administrative Agent, as assignee, assigning to Administrative Agent all of Borrower’s interest in and to the Leases, Rents, Hotel Revenue and Security Deposits as security for the Loan, as the same may be Modified from time to time.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Administrative Agent, Borrower and Manager.
“Assumed Interest Expense” shall mean, with respect to the immediately preceding twelve (12) calendar months, an amount equal to the product of the Principal Amount then outstanding multiplied by the greater of (A) (i) with respect to the calculation of DSCR in connection with entering into an Extension Interest Rate Cap Agreement, the proposed LIBOR Cap Strike Rate and (ii) in all other cases, seven percent (7%), or (B) the weighted average Applicable Base Rate or Applicable LIBO Rate, as applicable, then applicable under the Loan (which constant, in each case shall be calculated at all times using an actual/360 accrual convention).
“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“Bar Lease” shall mean that certain Lease dated as of August 12, 2011 between Operating Lessee and Bar Lessee with respect to certain premises to be used for bar/lounge purposes at the Property.
“Bar Lessee” has the meaning set forth in the first paragraph of this Agreement.
“Base Rate” shall mean on any day the highest of: (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%), and (c) the Reserve Adjusted LIBO Rate in effect on such day plus one half of one percent (0.50%).
“Base Rate Spread” shall mean three percent (3.00%).
“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
“Best of Borrower’s Knowledge”, shall mean the actual (as opposed to imputed or constructive) present knowledge of Richard Szymanski and/or Daniel Flannery after due inquiry, and without creating any personal liability on the part of any said individuals. In the case where the term “Best of Borrower’s Knowledge” is used in the context of representations or warranties of Borrower to be made after the date hereof, the term shall include the Person or Persons, as applicable, that occupy the capacities of said individuals on the date such representation or warranty to the extent that one or more of such individuals no longer occupy their current capacities.
“Borrower” has the meaning set forth in the first paragraph of this Agreement.
“Borrower’s Account” shall mean the account identified in a written notice from Borrower to Administrative Agent, which Borrower’s Account shall be under the sole dominion and control of Borrower.
“Budget” shall mean the operating budget for the Property prepared by Borrower or Manager on Borrower’s behalf, pursuant to the Management Agreement, for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s or Manager’s estimates of the anticipated results of operations of the Property, including revenues from all sources, all Operating Expenses, Management Fees and Capital Expenditures.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business. When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
“Calculation Date” shall mean the last day of each calendar quarter during the Term.
“Capital Expenditures” shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Property.

“Cash” shall mean the legal tender of the United States of America.
“Cash and Cash Equivalents” shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.
“Cash Management Bank” shall mean a financial institution approved by Administrative Agent.
“Cash Sweep Period” shall commence if (i) as of any Calculation Date occurring on or after September 30, 2012 and before the Initial Maturity Date (such period, the “Second Loan Year”), the Debt Yield Ratio for the immediately preceding twelve (12) calendar months is less than 9.5% (the “Second Loan Year Cash Flow Sweep Trigger”) and (ii) as of any Calculation Date occurring on or after the Initial Maturity Date until the date the Loan is repaid in full (such period, the “Extension Period”), the Debt Yield Ratio for the immediately preceding twelve (12) calendar months is less than 11.0% (the “Extension Period Cash Flow Sweep Trigger”). A Cash Sweep Period which (x) commenced due to a Second Loan Year Cash Flow Sweep Trigger shall end if the Property has achieved a Debt Yield Ratio for the immediately preceding twelve (12) calendar months exceeding 9.5% for two consecutive Calculation Dates (and no other Cash Sweep Period is then in effect) or (y) commenced due to an Extension Period Cash Flow Sweep Trigger shall end if the Property has achieved a Debt Yield Ratio for the immediately preceding twelve (12) calendar months exceeding 11.0% for two consecutive Calculation Dates (and no other Cash Sweep Period is then in effect).
“Cash Sweep Reserve Account” shall have the meaning set forth in Section 3.1.1(H).
“Casualty” shall mean a fire, explosion, flood, collapse, earthquake or other casualty affecting the Property.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the ownership interests in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the ownership interests in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the ownership interests in both the First Person and the Second Person.
“Closing Date” shall mean the date of this Agreement set forth in the first paragraph hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean the Property, the Account Collateral, the Rate Cap Collateral, the IP Collateral and any other real or personal property in which Administrative Agent has been granted a security interest in respect of the Loan or other collateral securing the Loan, in whole or in part.
“Collateral Accounts” shall have the meaning set forth in Section 3.1.1.
“Collection Account” shall have the meaning set forth in Section 3.1.1.
“Collection Account Agreement” shall mean the Blocked Account Control Agreement, dated as of the date hereof, among Administrative Agent, Operating Lessee and Collection Bank relating to the Collection Account.
“Collection Bank” shall mean JPMorgan Chase Bank, N.A. or any successor financial institution approved by Administrative Agent.
“Common Elements” shall have the meaning set forth in the Condominium Declaration.
“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.
“Condominium Declaration” shall have the meaning set forth in the Security Instrument.
“Condominium Regime” shall have the meaning set forth in the Security Instrument.
“Condominium Rules” shall have the meaning set forth in Section 5.1.27.
“Condominium Units” shall mean collectively, the Owned Units and the Leasehold Units.
“Contact Office” shall mean the office of DBTCA located at Deutsche Bank Trust Company Americas, c/o DB Services New Jersey Inc., 5022 Gate Parkway, # 200, Jacksonville, FL 32256, Attention: Tihana Mesic, or such other offices as Administrative Agent may notify Borrower and Lenders from time to time in writing.
“Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of 51% or more of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings (it being agreed that Manager does not Control any Person by virtue of the exercise of its rights under the Management Agreement).

“Counterparty” shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.
“Counterparty Opinion” shall have the meaning set forth in Section 9.3.
“Current Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1(D).
“Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) intentionally omitted; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the Ordinary Course of Business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person (other than Liens relating to Taxes and mechanics’ and materialmen’s Liens permitted under the Loan Documents); or (h) obligations of such Person under any interest rate or currency swap agreements.
“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Notes.
“Debt Yield Ratio” shall mean, with respect to any applicable period, a ratio in which:
(a) the numerator is Net Operating Income for such period; and
(b) the denominator is the Principal Amount as of the date of determination.
“Debt Yield Test” shall mean the test with respect to the trailing twelve (12) calendar month period ending on the last day of the most recent Fiscal Quarter immediately preceding the Second Extended Maturity Date to determine the Debt Yield Ratio for such period (based on the financial information delivered by Borrower pursuant to Section 11.2 hereof with respect to such period).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall have the meaning set forth in Section 2.2.10.
“Delayed Draw Term Loan Available Amount” shall mean, on any Funding Date, a principal amount of Delayed Draw Term Loans equal to the positive difference, if any, between (i) that Principal Amount which, when divided into Net Operating Income (calculated as provided in Section 2.5(B)(i)), produces a Debt Yield Ratio of 9.5% or greater and (ii) the Principal Amount outstanding immediately prior, and without giving effect, to the making of any Delayed Draw Term Loans on such Funding Date.
“Delayed Draw Term Loan” shall mean any term loan made pursuant to Section 2.1.1(b).
“Delayed Draw Term Loan Availability Period” shall mean the period from the Closing Date through and including the Business Day immediately preceding the fifteen month anniversary of the Closing Date.
“Delayed Draw Term Loan Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make or otherwise fund a Delayed Draw Term Loan pursuant to Section 2.1.1(b), and “Delayed Draw Term Loan Commitments” shall mean such commitments of all such Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment is set forth on Schedule VII to this Agreement and/or in any Assignment and Acceptance pursuant to which such Lender assumed any Delayed Draw Term Loan Commitments, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $20,000,000.
“Disqualified Transferee” shall mean any Person or its Close Affiliate that, (i) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Administrative Agent in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (ii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iii) as to which an involuntary petition (which was not subsequently dismissed) has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vi) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (vii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Downgrade” shall have the meaning as set forth in Section 9.3(c) hereof.
“DSCR” shall mean, with respect to a particular period, the ratio (expressed in terms of a percentage) of Net Operating Income for the trailing twelve (12) calendar month period ending on the last day of the most recent Fiscal Quarter for which Borrower has delivered financial statements to Administrative Agent to the aggregate amount of Assumed Interest Expense that is payable in respect of such period, as computed by Administrative Agent from time to time pursuant to the terms hereof.
“EBC Unit” shall have the meaning set forth in the Condominium Declaration.
“Eligible Assignee” shall mean any of the following:
(a) A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;
(b) A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);
(c) A Person that is Controlled by a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);
(d) A Person that is engaged in the business of commercial banking or an insurance company that engages in commercial lending and that is: (1) an Affiliate of a Lender, (2) an Affiliate of a Person of which a Lender is an Affiliate, or (3) a Person of which a Lender is an Affiliate;
(e) An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country, which invests in bank loans and has a net worth of $500,000,000;
(f) Any fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000; and
(g) A Pfandbrief,
provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person: (i) such Person is able to make or maintain, as applicable, its portion of the Loan in U.S. dollars, (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.2.9(v) of this Agreement, and (iii) such Person is not a Transaction Party or an Affiliate of a Transaction Party.

“Eligible Collateral” shall mean U.S. Government Obligations, or Cash and Cash Equivalents, or any combination thereof.
“Embargoed Person” shall have the meaning set forth in Section 4.1.41(c).
“Environmental Certificate” shall have the meaning set forth in Section 12.2.1.
“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.
“Environmental Event” shall have the meaning set forth in Section 12.2.1.
“Environmental Indemnity” shall mean the Environmental Indemnity, dated the date hereof, made by Borrower and Guarantor in favor of Administrative Agent as may be Modified from time to time.
“Environmental Law” shall have the meaning provided in the Environmental Indemnity.
“Environmental Reports” shall have the meaning set forth in Section 12.1.
“Equipment” shall have the meaning set forth in the Security Instrument.
“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.
“Event of Default” shall have the meaning set forth in Section 17.1.
“Evidence of No Withholding” shall have the meaning set forth in Section 2.2.9(v).
“Excess Cash Flow” shall have the meaning set forth in Section 3.1.5(A)(x).
“Excluded Taxes” shall mean, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder or under the other Loan Documents, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.2.9 of this Agreement; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.2.9 of this Agreement solely by reason of there having occurred a Change in Law.

“Exculpated Parties” shall have the meaning set forth in Section 18.1.1.
“Excusable Delay” shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, earthquake, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
“Expansion” shall mean any expansion or reduction of the Property or any portion thereof or the Improvements thereon.
“Extension Interest Rate Cap Agreement” shall mean, following Borrower’s exercise of its option to extend the Maturity Date pursuant to 2.1.6, an Interest Rate Cap Agreement or Agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit I hereto; provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, an “Extension Interest Rate Cap Agreement” shall be such interest rate cap agreement as may be approved by Administrative Agent in its sole and absolute discretion.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.
“Fee Letter” shall mean the Fee Letter, dated as of the Closing Date, among, Borrower, Administrative Agent and Deutsche Bank Securities, Inc., as Lead Arranger.
“FF&E” shall mean furniture, fixtures and equipment.
“FF&E Reserve Account” shall have the meaning set forth in Section 3.1.1(F).
“Final Completion” shall mean, with respect to any specified work, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration, a certificate of the Independent Architect, if applicable.

“Final Extended Maturity Date” shall have the meaning given such term in Section 2.1.6(iii).
“First Extended Maturity Date” shall have the meaning given such term in Section 2.1.6(i).
“Fiscal Quarter” shall mean each quarter within a Fiscal Year in accordance with GAAP.
“Fiscal Year” shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing Date occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Indebtedness is repaid in full, or such other common fiscal year of Borrower as Borrower may select from time to time with the prior consent of Administrative Agent, such consent not to be unreasonably withheld.
“Fitch” shall mean Fitch Ratings Inc.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Franchise Agreement” shall mean a document or instrument pursuant to which a Borrower or Manager is granted the right to operate the Property as a franchise.
“Franchisor” shall mean a franchisor under a Franchise Agreement.
“Funding Date” shall have the meaning set forth in Section 2.1.2(b).
“Funding Notice” shall mean a notice substantially in the form of Exhibit N.
“GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination, as appropriately modified by the Uniform System.
“Government Lists” shall have the meaning set forth in Section 4.1.41(b).
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any court, board, agency, commission, office or other entity or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) exercising executive, legislative, judicial, regulatory or administrative functions, in each case whether now or hereafter in existence.

“Ground Lease” shall mean collectively those certain ground leases more particularly described on Schedule VIII attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.
“Ground Rent Reserve Account” shall have the meaning set forth in Section 3.1.1(G).
“Guarantor” shall mean, Morgans Group LLC, a Delaware limited liability company, which shall execute and deliver the Recourse Guaranty and the Environmental Indemnity.
“Hazardous Materials” shall have the meaning given to “Hazardous Substances” in the Environmental Indemnity.
“Holdco” shall mean Morgans Hotel Group Co., a Delaware corporation.
“Holding Account” shall have the meaning set forth in Section 3.1.1.
“Holding Account Agreement” shall mean the securities account control agreement to be entered into following the Closing Date in accordance with Section 3.1.1 among Administrative Agent, Borrower and Cash Management Bank relating to the Holding Account in form and substance satisfactory to Administrative Agent.
“Hotel Operating Account” shall mean an “Operating Account” (as defined in the Management Agreement) maintained by Manager in the name of Operating Lessee with respect to Hotel Operating Expenses at the Property and in accordance with the terms of the Management Agreement.
“Hotel Operating Account Agreement” shall mean the deposit account control agreement to be entered into following the Closing Date in accordance with Section 3.1.1 among Administrative Agent, Operating Lessee and Cash Management Bank relating to the Hotel Operating Account in form and substance satisfactory to Administrative Agent.
“Hotel Operating Account Bank” shall mean JPMorgan Chase Bank, N.A. or any successor financial institution approved by Administrative Agent.
“Hotel Operating Expenses” shall mean all expenses of Borrower (or of Manager for the account of Borrower) in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as Impositions and Other Charges, Ground Rent, rental expenses, insurance premiums, utilities costs, administrative and general costs (other than Management Fees and Allocable Chain Expenses under the Management Agreement), repair and maintenance costs (excluding for purposes of this clause any amounts payable out of the FF&E Reserve Account and any amounts that are treated as capital expenditures under GAAP) and marketing and legal expenses incurred in connection with the operation of the Property.

“Hotel Revenue” shall mean all revenues, income, Rents, issues, profits, termination or surrender fees, penalties and other amounts arising from the use or enjoyment of all or any portion of the Property, including, without limitation, the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space, rentals, revenues, receipts, income, accounts, accounts receivable, cancellation fees, penalties, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, income and profits from guest rooms, meeting rooms, conference and banquet rooms, food and beverage facilities, health clubs, spas, vending machines, parking facilities, telecommunication and television systems, guest laundry, the provision or sale of other goods and services, and any other items of revenue, receipts or other income as identified in the Uniform System; plus business interruption insurance Proceeds.
“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents and Hotel Revenue (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other Collateral or any part thereof, or any Rents or other Hotel Revenue therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property, (ii) any manager of the Property, including any Manager, or (iii) servicer, Lenders, Administrative Agent or any other third party in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.
“Improvements” shall have the meaning set forth in the Security Instrument.
“Incremental Payment” shall have the meaning set forth in Section 2.2.8.
“Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lenders pursuant hereto, under the Notes or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lenders hereunder or pursuant to the Notes or the other Loan Documents.

“Indemnified Parties” shall have the meaning set forth in Section 19.14(b).
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
“Independent Architect” shall mean an architect, engineer or construction consultant selected by Borrower which is licensed to practice in the State and has at least five (5) years of architectural experience and which is reasonably acceptable to Administrative Agent and (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, partner, member, manager, director, or Person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
“Independent Director, Independent Manager, or Independent Member” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director, Independent Manager, or Independent Member and is not, will not be while serving in such capacity, and shall not have been at any time during the preceding five (5) years, any of the following:
(i) a stockholder, director (other than as an independent director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;
(ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;
(iii) a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person; or
(iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director, Independent Manager, or Independent Member of Borrower, provided that the fees that such individual earns from serving as Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is an independent director, independent manager, independent member or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers, independent members and special managers and also provides other corporate services in the ordinary course of its business.
“Initial LIBOR Cap Strike Rate” shall mean 3.00% per annum.
“Initial Maturity Date” shall mean August 12, 2013.
“Insurance Premiums” shall have the meaning set forth in Section 6.1.14(A).
“Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.
“Insurance Reserve Account” shall have the meaning set forth in Section 3.1.1(b).
“Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.
“Insurance Reserve Trigger” shall mean Borrower’s failure to deliver to Administrative Agent not less than five Business Days prior to each Payment Date (unless Borrower has provided to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Borrower had prepaid such insurance premiums through a future Payment Date), evidence that all insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement have been paid in full.
“Intellectual Property” shall mean all intellectual property worldwide including: (a) Trademarks; (b) patents issued by the United States Patent and Trademark Office or the equivalent thereof in any other country, industrial designs, and applications for any of the foregoing, including any continuations, divisionals, continuations in part, renewals, extensions and reissues, and the inventions disclosed or claimed therein; (c) copyrights in published and unpublished works of authorship, whether registered or unregistered in the United States or any other country, whether as author, assignee, or transferee (including without limitation databases and other compilations of information, computer software, middleware, user interface, source code, object code, and the like, and user manuals and other training documentation related thereto), all derivative works, renewals, extensions, restorations, and reversions thereof; (d) domain names; (e) trade secrets, proprietary confidential information and operational systems, including confidential know-how, processes, schematics, concepts, ideas, inventions, business methods and processes, marketing plans, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, databases and other compilations of information, historical guest lists, mailing lists, computer software and systems (including reservations and other hotel systems), middleware, user interface, source code, object code, algorithms, and the like, and user manuals and other training documentation related thereto, and other nonpublic, confidential, or proprietary information; (f) any registrations, applications for registration or issuance, recordings, reissues, renewals, divisions, continuations, and extensions relating to any or all of the foregoing; (g) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof relating to any or all of the foregoing; (i) rights to sue for past, present and future infringements and other violations thereof relating to any or all of the foregoing; and (j) for all of the foregoing, any of which is now owned, acquired or developed after the Closing Date.

“Interest Determination Date” shall mean, with respect to each Interest Period, the date which is two (2) Business Days prior to the fifteenth (15th) day of each calendar month.
“Interest Period” shall mean (i) while the Loan bears interest at the Applicable LIBO Rate or Default Rate based on Applicable LIBO Rate, a period of one month commencing on the expiration of the preceding Interest Period (or, in the case of the first Interest Period, on the Closing Date) and (ii) while the Loan bears interest at the Applicable Base Rate or the Default Rate based on the Applicable Base Rate, the period commencing on the date of conversion and ending on the last day of the calendar month in which the date of conversion occurred, and each succeeding calendar month thereafter; provided, that (x) while the Loan bears interest at the Applicable LIBO Rate, if an Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Interest Period shall end on the next succeeding Eurodollar Business Day, provided, however, that if said next succeeding Eurodollar Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Eurodollar Business Day, and (y) no Interest Period may continue past the Maturity Date.
“Interest Rate Cap Agreement” shall mean an interest rate cap agreement or agreements (together with the confirmation and schedules relating thereto), or, with Administrative Agent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), a swap or other interest rate hedging instrument, each between a Counterparty and Borrower obtained by Borrower and collaterally assigned to Administrative Agent pursuant to this Agreement, and each satisfying the requirements set forth in Exhibit I (and, in the case of a swap or other interest rate hedging agreement, consented to by Administrative Agent in its reasonable discretion).
“IP Collateral” shall mean all Borrower’s right, title and interest in, to and under Intellectual Property and IP Licenses.
“IP Licenses” shall mean all licenses of Intellectual Property with respect to Intellectual Property (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development, consulting services or distribution of products) and regardless of whether Borrower is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, and (iii) the right to sue for past, present and future breaches or violations thereof.

“IP Schedule” shall have the meaning provided in Section 4.1.46.
“IP Security Agreement” shall mean the IP Security Agreement in form and substance substantially similar to the form attached hereto as Exhibit P.
“Joint Venture Partner” shall mean any Person (other than a Person in which Holdco owns a direct or indirect ownership interest) that (x) is not a Disqualified Transferee and (y) acquires either (i) a direct ownership interest in Borrower or (ii) a direct ownership interest in a Person that holds a direct or indirect ownership interest in Borrower and in which Guarantor owns a direct or indirect ownership interest as the result of a Transfer made in compliance with Section 8.4.
“Land” shall have the meaning set forth in the Security Instrument.
“Late Payment Charge” shall have the meaning set forth in Section 2.2.2.
“Lease” shall mean any lease (including, without limitation, the Operating Lease and the Bar Lease), sublease or sub sublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by Borrower a possessory interest in, or right to use or occupy all or any portion of any space in the Property or any facilities at the Property (other than Ordinary Course of Business (a) short-term occupancy rights of hotel guests, (b) occupancy agreements or other occupancy rights for groups of hotel guests for transitory periods of time and (c) agreements for catering, business and similar special events or functions at the Property), and every Modification or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Modification” shall have the meaning set forth in Section 8.7.1.
“Leaseco Intercompany Loan” shall mean that certain indebtedness of Owner to Operating Lessee in the principal amount of $6,500,000 evidenced by a promissory note dated August 28, 2000.
“Leasehold Units” shall mean the Tenth Floor Unit and the Store Unit leased by Borrower pursuant to the Ground Lease.
“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.
“Liabilities” shall mean all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loan and the termination, resignation or replacement of Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against Administrative Agent, Lenders, or, as applicable, any other Indemnified Party.
“LIBO Rate” shall mean, with respect to any Interest Period, the average of interbank offered rates for dollar deposits having a maturity approximately equal to such Interest Period in the London interbank market as set forth on Reuters Screen LIBOR01 Page (i.e., the LIBOR page), or any successor page, of the Reuters System, titled “British Banker Association Interest Settlement Rates” at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not then quoted, the arithmetic average as determined by Administrative Agent of the rates at which deposits in immediately available U.S. dollars in an amount equal to the amount of such LIBOR Rate Loan having a maturity approximately equal to such Interest Period are offered by four (4) major reference banks to be selected by Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period.
“LIBO Rate Spread” shall mean four percent (4.00%).
“LIBO Reserve Percentage” shall mean with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is actually imposed on a Lender under Regulation D on eurocurrency liabilities.
“LIBOR Cap Strike Rate” shall mean, (i) with respect to the Interest Rate Cap Agreement in effect prior to the Initial Maturity Date, the Initial LIBOR Cap Strike Rate; and (ii) with respect to any Extension Interest Rate Cap Agreement, a rate equal to that sufficient to maintain a DSCR of 1.10x measured for the period applicable to the Fiscal Quarter immediately preceding the Initial Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.
“License” shall have the meaning set forth in Section 4.1.23.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean, collectively, (i) the Term Loans made by Lenders to Borrower on the Closing Date pursuant to this Agreement and (ii) any Delayed Draw Term Loans made by Lenders to Borrower during the Delayed Draw Term Loan Availability Period pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Account Agreement, the Post Closing Agreement, the Fee Letter, the Recourse Guaranty and all other documents executed and/or delivered by Borrower or any of its Affiliates in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower, any Affiliate of Borrower, the Manager, or any Affiliate of the Manager (including, without limitation, any certificates in connection with any legal opinions delivered on the date hereof).
“Loan Sale” shall have the meaning set forth in Section 15.7.
“Management Agreement” shall mean the First Amended and Restated Hotel Management Agreement, dated as of August 12, 2011, by and between Operating Lessee and Morgans Hotel Group Management LLC, a Delaware limited liability company, as the same may be Modified from time to time in accordance with the terms hereof.
“Management Control” shall mean, with respect to any direct or indirect ownership interest in Borrower or the Property (not including Manager’s interest under an Acceptable Management Agreement), the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition of the specified interest.
“Management Fee” shall mean an amount equal to the monthly property management fees payable to the Manager pursuant to the terms of the Management Agreement for management services, incentive management fees and any other fees described in the Management Agreement, and any allocated franchise fees.
“Manager” shall mean Morgans Hotel Group Management LLC, a Delaware limited liability company, or any replacement “Manager” appointed in accordance with Section 5.2.14 hereof.
“Manager Reimbursable Expenses” shall mean the expenses of manager to be reimbursed under the Management Agreement.
“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of the (a) Borrower (considered as a whole) or (b) Guarantor; or (iv) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

“Material Alteration” shall mean any Alteration the estimated total cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals), as reasonably estimated by an Independent Architect, exceeds the Threshold Amount; provided, however, that in no event shall (i) any Required Repairs, (ii) Alterations performed as part of a Restoration, or (iii) the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business, constitute a Material Alteration.
“Material Casualty” shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of the Threshold Amount or (ii) has caused fifteen percent (15%) or more of the hotel rooms in the Property to be unavailable for its applicable use for longer than thirty (30) days.
“Material Condemnation” shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of the Threshold Amount or (ii) has caused fifteen percent (15%) or more of the hotel rooms in the Property to be unavailable for its applicable use.
“Material Lease” shall mean any Lease (a) demising a premises within the Property that is more than 5,000 net rentable square feet or (b) that is for a term equal to or greater than 120 months (inclusive of all extension and renewal options), provided that the initial term of such Lease is no longer than 60 months.
“Maturity Date” initially shall mean the Initial Maturity Date; provided that the “Maturity Date” shall mean the First Extended Maturity Date, the Second Extended Maturity Date or the Final Extended Maturity Date if Borrower extends the Initial Maturity Date, the First Extended Maturity Date, or the Second Extended Maturity Date, as applicable, in accordance with the terms and conditions of Section 2.1.6 of this Agreement. The Maturity Date shall be subject to acceleration upon an Event of Default as otherwise provided in this Agreement.
“Maturity Date Payment” shall have the meaning set forth in Section 2.1.5.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified,” or related words shall have meanings correlative thereto.
“Modified Hotel Unit” shall have the meaning set forth in the Condominium Declaration.
“Monthly FF&E Reserve Amount” shall mean an amount determined by Administrative Agent (based upon the most recent monthly operating statements delivered pursuant hereto) equal to 4% of Operating Revenues unless otherwise determined by Administrative Agent in its reasonable discretion.

“Monthly Ground Rent Reserve Amount” shall have the meaning set forth in Section 16.6.
“Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.
“Monthly Tax Reserve Amount” shall have the meaning set forth in Section 16.1.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Administrative Agent, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.
“Net Operating Income” shall mean, for any specified period, the excess of Operating Revenues over Operating Expenses for the immediately preceding twelve (12) calendar month period. Notwithstanding the foregoing, for purposes of calculating Net Operating Income, unless otherwise specified herein, Operating Expenses shall be calculated assuming that the Allocable Chain Expenses and Management Fee under the Management Agreement in effect (or, in the case of Section 5.2.22, as proposed to be increased) at the time of such calculation had been in effect for such specified period.
“New Lease” shall have the meaning set forth in Section 8.7.1.
“Non-Consenting Lender” shall have the meaning set forth in Section 2.2.7(ii).
“Non-Consolidation Opinion” shall have the meaning provided in Section 2.4.5.
“Non-Disturbance Agreement” shall have the meaning set forth in Section 8.7.9.
“Northstar Guarantee” shall mean that certain Guarantee, dated as of the date hereof, by Northstar Guarantor in favor of Lenders, as the same may be Modified from time to time.
“Northstar Guarantor” shall mean NorthStar Partnership, LP, a Delaware limited partnership.
“Note” shall mean any of the promissory notes in the form of that attached to the Agreement as Exhibit L issued by Borrower to a Lender, as the same may be Modified from time to time.

“Obligations” shall mean any and all debts, obligations and liabilities of Borrower or the other Transaction Parties to Administrative Agent and Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.
“Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property or the particular matter which is the subject of such Officer’s Certificate.
“Operating Expense Reserve Account” shall have the meaning set forth in Section 3.1.1(C).
“Operating Expenses” shall mean, for any specified period, without duplication, all expenses of Borrower (or of Manager for the account of Borrower) during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repair and maintenance costs (excluding for purposes of this clause any amounts payable out of the FF&E Reserve Account), Third-Party Franchise Fees, Management Fees under the Management Agreement calculated as the greater of (i) actual Management Fees or (ii) 3% of Operating Revenues, other costs and expenses relating to the Property, required FF&E reserves calculated as 4% of Hotel Revenue, and legal expenses incurred in connection with the operation of the Property, determined, in each case on an accrual basis in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on the Notes or on any Permitted Debt, (iii) income taxes or other taxes in the nature of income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Notes, (v) Capital Expenditures, (vi) distributions to the shareholders of Borrower or (vii) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant (other than a Borrower). Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.
“Operating Revenues” shall mean, for any specified period, all revenues received by Borrower (or by Manager for the account of Borrower) from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting in accordance with GAAP, including the following:
(i) all amounts payable to Borrower (or to Manager for the account of Borrower) by any Person as Rent and/or Hotel Revenue;
(ii) all amounts payable to Borrower (or to Manager for the account of Borrower) pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting the Property and binding upon and/or benefiting Borrower and other third parties;

(iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;
(iv) business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period; and
(v) all investment income with respect to the Collateral Accounts.
Notwithstanding the foregoing clauses (i) through (v), Operating Revenues shall not include (A) any Proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (i) and (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Borrower, (D) any type of income that would otherwise be considered Operating Revenues pursuant to the provisions above but is paid directly by any Tenant to a Person other than Borrower or Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person to Borrower that are reimbursable by Borrower or Manager on behalf of Borrower to Tenant or such other Person.
“Operating Lease” shall mean the Lease dated August 28, 2000 by and between Owner, as landlord, and Operating Lessee, as tenant, with respect to the Property.
“Operating Lease Subordination” shall mean that certain Operating Lease Subordination Agreement, dated as the date hereof, by and among Owner, Operating Lessee and Administrative Agent.
“Operating Lessee” has the meaning set forth in the first paragraph of this Agreement.
“Opinion of Counsel” shall mean an opinion of counsel of law firm(s) licensed to practice in New York and Delaware and selected by Borrower and reasonably acceptable to Administrative Agent.
“Ordinary Course of Business” shall mean with respect to a specific Person, the ordinary course of such Person’s business, substantially as conducted by such Person prior to and as of the Closing Date, and (A) undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document, and (B) which shall not in any event interfere with the ongoing operation of the assets of such Person in a manner consistent with similar properties and shall not interfere with the day-to-day operations of such assets as contemplated in the Loan Documents.
“Originating Lender” shall have the meaning set forth in Section 15.4.

“Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, condominium common charges and assessments, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document, excluding Excluded Taxes.
“Owned Units” shall mean the EBC Unit and the Modified Hotel Unit.
“Owner” has the meaning set forth in the first paragraph of this Agreement.
“Participant” shall have the meaning set forth in Section 15.4.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be Modified from time to time, and corresponding provisions of future laws.
“Patriot Act Offense” shall have the meaning set forth in Section 4.1.41(b).
“Payment Date” shall mean, commencing on September 1, 2011, the first (1st) day of each month, or if such day is not a Business Day, the immediately succeeding Business Day, and the Maturity Date.
“Percentage Share” shall mean for any Lender at any date the percentage set forth next to such Lender’s name on Schedule VII to this Agreement, as the same may be Modified from time to time, including, without limitation, to reflect the addition or withdrawal of a Lender or the assignment of all or a portion of an existing Lender’s Percentage Share as permitted pursuant to Section 15.1
“Permitted Debt” shall mean collectively, (a) the Notes and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents, (b) trade payables and other liabilities incurred in the Ordinary Course of Business and payable by or on behalf of Borrower in respect of the operation of the Property, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), such payables and liabilities (which shall not include taxes, accrued payroll and benefits, customer, security deposits and deferred income), not to exceed at any one time outstanding two percent (2%) of the outstanding Principal Amount, provided that (but subject to the remaining terms of this definition) each such payable and liability shall be paid within sixty (60) days following the date of the invoice for such payable or liability, provided, that such two percent (2.0%) limitation shall not include normal and customary retainages related to Alterations that are reserved for by Borrower, (c) purchase money indebtedness and capital lease obligations incurred in the Ordinary Course of Business, having scheduled annual debt service not to exceed $500,000, (d) contingent obligations to repay customer and Tenant security deposits held in the Ordinary Course of Business, (e) obligations incurred in the Ordinary Course of Business for the financing of any applicable portfolio insurance premiums, (f) indebtedness of Borrower to any partner or member of Borrower or its Affiliates provided such indebtedness is evidenced by a promissory note that evidences such indebtedness and provides that the obligation of the maker thereof to repay such indebtedness is fully subordinated to Borrower’s obligation to repay in full of all amounts under the Notes and (g) the Leaseco Intercompany Loan. Subject to Section 7.3, nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith diligently contesting (including, without limitation, by instituting appropriate legal proceedings, when necessary) the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP and (ii) such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Notes and the other Loan Documents) or other instrument for borrowed money other than permitted purchase money indebtedness as described in this definition or a note described in clause (f) of this definition.
“Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent (other than any such Lien imposed pursuant to Section 401(a)(29) of the Code or by ERISA), (d) Liens and security interests on personal property items that are the subject of clause (c) of the definition of Permitted Debt, (e) non-exclusive IP Licenses issued in the ordinary course of business and the IP Licenses set forth on the IP Schedule, (f) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 7.3, (g) pledges or deposits made to secure payment of workers’ compensation insurance (or to participate in any fund in connection with workers’ compensation insurance), unemployment insurance, pensions or social security programs, incurred in the Ordinary Course of Business and (h) any Leases existing or entered into in accordance with the terms hereof and rights to use the Property granted to hotel guests in the Ordinary Course of Business, including (i) short term occupancy rights of hotel guests, (ii) occupancy agreements or other occupancy rights of groups of hotel guests for transitory periods of time and (iii) agreements for catering, business and similar special events or functions at the Property.
“Permitted Investments” shall have the meaning set forth in the Account Agreement.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Pfandbrief” shall mean the trustee, administrator or receiver (or a nominee, collateral agent or collateral trustee) of, a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken), by the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German bond law (Pfandbriefgesetz 2005, as the same may be amended or modified and in effect from time to time, and/or any substitute or successor legislation thereto).

“Physical Conditions Report” shall mean, with respect to the Property, a structural engineering report (prepared by an Independent Architect), which is (a) addressed to Administrative Agent (b) prepared based on a scope of work determined by Administrative Agent in Administrative Agent’s reasonable discretion, and (c) in form and content acceptable to Administrative Agent in Administrative Agent’s reasonable discretion, together with any amendments or supplements thereto.
“Plan” shall have the meaning set forth in Section 4.1.10.
“Pledgee” shall have the meaning set forth in Section 15.1.
“Post Closing Agreement” shall mean the Post Closing Agreement, dated the Closing Date, between Borrower and Administrative Agent.
“Pre-Approved Manager” shall mean any entity set forth on Schedule IV.
“Prepayment Premium” shall mean with respect to any voluntary or involuntary prepayment of the Principal Amount before the Restricted Prepayment Date, a non-refundable fee equal to the product of the following: (A) the amount of the Principal Amount then being prepaid, multiplied by (B) the sum of (i) Reserve Adjusted LIBO Rate (determined as of the Interest Determination Date immediately preceding the commencement of the Interest Period in which such prepayment occurs) and (ii) 3.00%, multiplied by (C) a fraction (expressed as a percentage) having (x) a numerator equal to the number of days during the period extending from and including the date such prepayment occurs to but excluding the Restricted Prepayment Date and (y) a denominator equal to seven-hundred thirty (730). No Prepayment Premium shall be due on any prepayments made on or after the Restricted Prepayment Date. The Prepayment Premium shall be payable simultaneously with Borrower’s prepayment of the Principal Amount.
“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by DBTCA (or any successor bank designated by Administrative Agent) at its principal office in New York, New York as its “prime rate”. The Prime Rate is a rate set by DBTCA as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBTCA may designate. The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers. Each change in the Prime Rate will be effective on the day the change is announced within DBTCA.
“Primarily Liable” shall have the meaning set forth in Section 19.28(g).

“Principal Amount” shall mean One Hundred Thirty Five Million and NO/100 U.S. dollars ($135,000,000) or so much as may be outstanding under the Notes from time to time.
“Proceeds” shall mean amounts, awards or payments payable to Borrower (including, without limitation, amounts payable under any title insurance policies covering Borrower’s ownership interest in the Property) or Administrative Agent with respect to any insurance required to be maintained hereunder (after the deduction therefrom and payment to Borrower and Administrative Agent, respectively, of any and all reasonable expenses incurred by Borrower and Administrative Agent in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to any claim under such insurance policies).
“Proceeds Reserve Account” shall have the meaning set forth in Section 3.1.1(E).
“Property” shall mean the “Property,” “Mortgaged Property” and other collateral described in the Security Instrument.
“Rate Cap Collateral” shall have the meaning set forth in Section 9.2.
“Rating Agencies” shall mean each of S&P, Moody’s and Fitch and any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.
“Real Property” shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instrument).
“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Administrative Agent, as the same may be Modified from time to time.
“Redirection Notice” shall have the meaning set forth in Section 15.6.
“Register” shall have the meaning set forth in Section 15.2.
“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property and Proceeds, if any, from business interruption or other loss of income insurance.
“Replacement Interest Rate Cap Agreement” shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit I hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements a “Replacement Interest Cap Agreement” shall be such interest rate cap agreement approved by Administrative Agent in its sole discretion.

“Required Lenders” shall mean, at any date, those Lenders holding in aggregate greater than 2/3rd of the outstanding principal amount of the Loan; provided, that (i) such Lenders shall be entitled to their voting, consent and approval rights, and (ii) at all times when two (2) or more Lenders that are entitled to their voting, consent and approval rights, the term “Required Lenders” shall in no event mean less than two (2) Lenders.
“Required Repairs” shall have the meaning set forth in Section 16.4.
“Required Repairs Funds” shall have the meaning set forth in Section 16.4.
“Required Repairs Reserve Account” shall have the meaning set forth in Section 3.1.1(J).
“Required Terrorism Amount” shall have the meaning set forth in Section 6.1.8.
“Reserve Adjusted LIBO Rate” shall mean the rate per annum calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate =	LR
1-LRP
where
LR = LIBO Rate
LRP = LIBO Reserve Percentage; provided that in no event shall the Reserve Adjusted LIBO Rate be less than one percent (1.00%).
“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Administrative Agent or Cash Management Bank pursuant to Article 16 of this Agreement.
“Restoration” shall have the meaning provided in Section 6.2.2.
“Restricted Prepayment Date” shall mean August 12, 2013.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Second Extended Maturity Date” shall have the meaning given such term in Section 2.1.6(ii).
“Security Instrument” shall mean first priority Amended, Restated and Consolidated Mortgage, Assignment of Leases and Rents, Hotel Revenue and Security Agreement, dated as of the date hereof, executed and delivered by Borrower to Administrative Agent and encumbering the Property, as the same may be Modified from time to time.

“Single Purpose Entity” shall have the meaning set forth on Exhibit C attached hereto.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Debt due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“SRO Tenancies” shall mean the tenancies describe on Schedule V.
“SRO Unit” shall mean a guestroom or other single-room unit at the Property that is leased for the use as a primary residence by the occupant(s) thereof.
“State” shall mean the State of New York.
“Sub-Account(s)” shall have the meaning set forth in Section 3.1.1.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Administrative Agent and the company or companies issuing the Title Policy, and containing a certification of such surveyor satisfactory to Administrative Agent.
“Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Reserve Account” shall have the meaning set forth in Section 3.1.1(A).
“Tax Reserve Amount” shall have the meaning set forth in Section 16.1.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property or permitted to use any portion of the facilities at the Property, other than the Manager and its employees, agents and assigns.
“Tenth Floor Unit” shall have the meaning assigned to it in the Condominium Declaration.
“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of all Obligations and full performance of each and every Obligation to be performed by Borrower pursuant to the Loan Documents.

“Term Loan” shall mean the term loan in the principal amount of One Hundred Fifteen Million and No/100 U.S. dollars ($115,000,000.00) made by Lenders to Borrower pursuant to Section 2.1.1(a).
“Terrorism Insurance” shall have the meaning set forth in Section 6.1.8.
“Third-Party Franchise Fee” shall mean the monthly franchise fee, if any, payable to the Manager under the Management Agreement or any separate franchise agreement (provided such Management Agreement or franchise agreement is with a third-party manager that is not an Affiliate of Borrower and has been approved by Administrative Agent). As of the Closing Date, no Third-Party Franchise Fee is payable under the Management Agreement.
“Threshold Amount” shall mean an amount equal to, in the aggregate, $7,500,000.
“Title Company” shall mean, collectively, First American Title Insurance Company, Stewart Title Insurance Company and Commonwealth Land Title Insurance Company.
“Title Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Administrative Agent issued by the Title Company with respect to the Property and insuring the lien of the Security Instrument.
“Total Insurable Value” shall mean the sum of the full replacement cost of the Improvements of the Property inclusive of furniture, fixtures and equipment plus twelve (12) months of business interruption insurance.
“Trademarks” shall mean all trademarks, service marks, certification marks, collective marks, business names, corporate names, trade names, d/b/a’s, trade dress, designs, logos, slogans, and all other indicia of origin or quality, and general intangibles of like nature, whether registered or unregistered, and all goodwill of any business connected with the use thereof and symbolized thereby.
“Transaction Parties” shall mean each of Borrower, Guarantor and any other Affiliate of any of the foregoing that is a party to any Loan Document; provided, however, that (i) an Affiliate shall not include a person executing an Officer’s Certificate and not otherwise a party to any other Loan Document and (ii) each of Manager and Northstar Guarantor shall not be a Transaction Party.
“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, lease, exchange or otherwise dispose of any ownership interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any ownership interest, by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.
“UCC or Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Uniform System” shall mean the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996), as from time to time amended or replaced by an updated edition.
“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.
Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as modified by the Uniform System. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
Section 1.3 GAAP. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, all computations and all definitions (including accounting terms) used in determining DSCR and Debt Yield shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Property referred to in Section 2.4.18 for the fiscal year ended December 31, 2010.

ARTICLE II
General Terms
Section 2.1 Loan; Disbursement to Borrower.
2.1.1 Loan. (a) Term Loan. Subject to and upon the terms and conditions set forth herein, Lenders severally agree that they shall fund their respective Percentage Shares of the Term Loan, and Borrower hereby agrees to accept the Term Loan on the Closing Date.
(b) Delayed Draw Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make to Borrower, and Borrower may request, once during each calendar month during the Delayed Draw Term Loan Availability Period, that Delayed Draw Term Loans be made to Borrower in an aggregate principal amount up to but not exceeding such Lender’s Delayed Draw Term Loan Commitment; provided that (i) up to ten borrowings of Delayed Draw Term Loans under the Delayed Draw Term Loan Commitments shall be permitted hereunder, (ii) all borrowings of Delayed Draw Term Loans under the Delayed Draw Term Loan Commitments must be made on or prior to the last Business Day of the Delayed Draw Term Loan Availability Period and (iii) the borrowing of Delayed Draw Term Loans under the Delayed Draw Term Loan Commitments shall be in principal amounts not less than $1,000,000 or integral multiples of $100,000 in excess thereof. Notwithstanding any other provision of this Agreement, outstanding Delayed Draw Term Loan Commitments shall automatically terminate upon the earlier of (x) the funding of Delayed Draw Term Loans pursuant to this Section 2.1.1(b) (in which case, such Delayed Draw Term Loan Commitments shall terminate in an amount equal to the principal amount of any Delayed Draw Term Loans so funded) and (y) at 5:00 p.m., New York City time, on the last Business Day of the Delayed Draw Term Loan Availability Period (in which case, all then outstanding Delayed Draw Term Loan Commitments shall so terminate).
(c) Loans. Once funded, the Term Loans and the Delayed Draw Term Loans made pursuant to this Section 2.1.1 shall be treated uniformly as the Loan without regard to whether the Loan was funded on the Closing Date or pursuant to Delayed Draw Term Loan Commitments. Any amount borrowed under this Section 2.1.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.3, all amounts owed hereunder with respect to the Loan shall be paid in full no later than the Maturity Date.
2.1.2 Disbursement to Borrower. (a) Each Lender shall make its Percentage Share of the Term Loan available to Administrative Agent, in same-day funds, on the Closing Date at the Contact Office, ABA 021-001-033 for Administrative Agent’s Account No. 99-401-268, Ref: Hudson Hotel, Attn: Tihana Mesic, no later than 11:00 a.m. (New York time) on the Closing Date. Borrower may request and receive only one borrowing hereunder in respect of the Term Loans. Borrower acknowledges and agrees that the full proceeds of the Term Loans have been disbursed by Lenders to Borrower on the Closing Date.

(b) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least ten (10) Business Days prior to the requested date of funding of any Delayed Draw Term Loan, which requested date of funding shall be a Business Day (the “Funding Date”). Except as otherwise provided herein, a Funding Notice for a Delayed Draw Term Loan shall be irrevocable and Borrower shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each applicable Lender of the proposed borrowing. Each Lender shall make its Delayed Draw Term Loan available to Administrative Agent not later than 11:00 a.m. (New York City time) on the Funding Date, by wire transfer of same day funds in dollars, at the Contact Office, ABA 021-001-033 for Administrative Agent’s Account No. 99-401-268, Ref: Hudson Hotel, Attn: Tihana Mesic. Upon satisfaction of the applicable conditions precedent specified in Section 2.5, Administrative Agent shall cause an amount of same day funds in dollars equal to the proceeds of all such Delayed Draw Term Loans received by Administrative Agent from Lenders to be credited to the Borrower’s Account on the Funding Date.
2.1.3 The Notes, Security Instrument and Loan Documents. The Loan shall be evidenced by the Notes and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents. In connection with the Loan, the Northstar Guarantor shall enter into the Northstar Guarantee and an original of the duly executed Northstar Guarantee shall be delivered to Administrative Agent.
2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan (i) to (a) pay and discharge any loans relating to the Property existing on the Closing Date, (b) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (c) make initial deposits of the Reserve Funds required to be made on the Closing Date (if any are required under this Agreement), (d) pay costs and expenses incurred in connection with the closing of the Loan, and (ii) to the extent any proceeds remain after satisfying clauses (a) through (d) above, for such lawful purposes as Borrower shall designate.
2.1.5 Repayment of Principal and Interest.
(i) Subject to (i) the mandatory prepayment provisions of Section 2.3.3(i), (ii) the Loan extension provisions of Section 2.1.6 below, and (iii) any earlier acceleration of the Loan following an Event of Default, the Principal Amount, all unpaid accrued interest, all interest that would accrue on the Principal Amount through and including the Maturity Date, and all other fees and sums then payable hereunder or under the Loan Documents, including, without limitation the Prepayment Premium, if applicable (collectively, the “Maturity Date Payment”), shall be due and payable in full on the Maturity Date. Principal amounts of the Loan that are repaid or prepaid by Borrower may not be reborrowed.

(ii) All amounts advanced by Lenders pursuant to the Loan Documents, other than the Principal Amount, and other charges provided in the Loan Documents, shall be due and payable as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Administrative Agent may, at its option, first apply any payments received under the Notes to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, together with any interest thereon, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.
2.1.6 Loan Extension.
(i) Provided that no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, to be exercised by giving written notice to Administrative Agent at least thirty (30) calendar days but not more than ninety (90) calendar days prior to the Initial Maturity Date, subject to the terms and conditions set forth in Section 2.1.6(iv), to extend the Initial Maturity Date for all (and not a portion) of the Loan by twelve (12) months to August 12, 2014 (the “First Extended Maturity Date”). The request by Borrower for the extension of the Initial Maturity Date shall constitute a representation and warranty by Borrower that no Default or Event of Default then exists and a covenant by Borrower that all of the conditions set forth in Section 2.1.6(iv) below shall be satisfied on the Initial Maturity Date. Within twenty-five (25) days after Administrative Agent’s receipt of Borrower’s written election, Administrative Agent shall provide to Borrower Administrative Agent’s good faith estimate of the DSCR as of the Initial Maturity Date, and the reduction of principal, if any, required to satisfy Section 2.1.6(iv)(C)
(ii) Provided that no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, to be exercised by giving written notice to Administrative Agent at least thirty (30) calendar days but not more than ninety (90) calendar days prior to the First Extended Maturity Date, subject to the terms and conditions set forth in Section 2.1.6(iv), to extend the First Extended Maturity Date for all (and not a portion) of the Loan by twelve (12) months to August 12, 2015 (the “Second Extended Maturity Date”). The request by Borrower for the extension of the Initial Maturity Date shall constitute a representation and warranty by Borrower that no Default or Event of Default then exists and a covenant by Borrower that all of the conditions set forth in Section 2.1.6(iv) below shall be satisfied on the First Extended Maturity Date. Within twenty-five (25) days after Administrative Agent’s receipt of Borrower’s written election, Administrative Agent shall provide to Borrower Administrative Agent’s good faith estimate of the DSCR as of the First Extended Maturity Date, and the reduction of principal, if any, required to satisfy Section 2.1.6(iv)(C)
(iii) Provided that no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, to be exercised by giving written notice to Administrative Agent at least thirty (30) calendar days but not more than ninety (90) calendar days prior to the Second Extended Maturity Date, subject to the terms and conditions set forth in Section 2.1.6(iv), to extend the Second Extended Maturity Date for all (and not a portion) of the Loan by twelve (12) months to August 12, 2016 (the “Final Extended Maturity Date”). The request by Borrower for the extension of the Second Extended Maturity Date shall constitute a representation and warranty by Borrower that no Default or Event of Default then exists and a covenant by Borrower that all of the conditions set forth in Section 2.1.6(iv) below shall be satisfied on the Second Extended Maturity Date. Within twenty-five (25) days after Administrative Agent’s receipt of Borrower’s written election, Administrative Agent shall provide to Borrower Administrative Agent’s good faith estimate of the Debt Yield Ratio and DSCR as of the Second Extended Maturity Date, and the reduction of principal, if any, required to satisfy Section 2.1.6(iv)(B) and/or Section 2.1.6(iv)(C).

(iv) The obligations of Administrative Agent and Lenders to extend the Initial Maturity Date as provided in Section 2.1.6(i) or the First Extended Maturity Date as provided in Section 2.1.6(ii) or the Second Extended Maturity Date as provided in Section 2.1.6(iii) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by Administrative Agent: (A) on the Initial Maturity Date, the First Extended Maturity Date and the Second Extended Maturity Date, as applicable, there shall exist no Default or Event of Default; (B) solely in connection with extending the Second Extended Maturity Date, the Debt Yield Ratio calculated on the Debt Yield Test for the Property shall be not be less than 13 percent (13%); (C)  on the Initial Maturity Date, the First Extended Maturity Date and the Second Extended Maturity Date, as applicable, the DSCR for the immediately preceding twelve (12) calendar months for the Property shall be not less than 1.00x; (D) Borrower shall have paid to Administrative Agent on or prior to the Initial Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, for the ratable benefit of Lenders, an extension fee equal to one-quarter of one percent (0.25%) of the outstanding Principal Amount on the Initial Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable (which fee Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid); (E) Borrower shall have delivered to Administrative Agent an Extension Interest Rate Cap Agreement with respect to the extension term duly executed by the appropriate Persons, (F) the representations and warranties made by the Transaction Parties in the Loan Documents shall be true and correct in all material respects on the Initial Maturity Date, the First Extended Maturity Date and the Second Extended Maturity Date, as applicable (provided, however, that any factual matters disclosed in the Schedules referenced in Article 4 may be updated in accordance with clause (G) below); (G)  Borrower shall have delivered updates to Administrative Agent of all of the Schedules set forth in Article 4 hereof, and such updated Schedules shall not disclose any materially adverse facts or conditions not disclosed to Lenders as of the Closing Date which are not permitted by the Loan Documents, or which were not consented to by Lenders, with respect to the Collateral or the Transaction Parties; (H) Borrower shall have paid all reasonable out-of-pocket third party costs and expenses incurred by Administrative Agent and of which Administrative Agent has notified Borrower (including reasonable attorneys’ fees and expenses) in connection with such extension or as otherwise then due under this Agreement; and (I) Guarantor and each other Transaction Party shall have acknowledged and ratified that its obligations under the Recourse Guaranty, Environmental Indemnity and other Loan Documents (as applicable) remain in full force and effect, and continue to guaranty, evidence or secure (as applicable) the Obligations under the Loan Documents, as extended.

Section 2.2 Interest Rate and Yield-Related Provisions.
2.2.1 Interest Rate.
(a) Prior to the Maturity Date, during the period the Loan is accruing interest at the Applicable LIBO Rate, interest shall accrue on the Principal Amount (subject to the provisions of Sections 2.2.3, 2.2.4 and 2.2.10 below) at the Applicable LIBO Rate as set forth on an interest billing statement delivered by Administrative Agent to Borrower.
(b) Prior to the Maturity Date, during the period the Loan is accruing interest at the Applicable Base Rate, interest shall accrue on the Principal Amount at the Applicable Base Rate as set forth on an interest billing statement delivered by Administrative Agent to Borrower.
(c) From and after the Maturity Date or, at the request of the Required Lenders, from and after the occurrence and during the continuance of any Event of Default, interest shall accrue on the Principal Amount at the Default Rate.
(d) Except as expressly set forth in this Agreement to the contrary, interest shall accrue on all amounts advanced by Lenders pursuant to the Loan Documents (other than the Principal Amount, which shall accrue interest in accordance with clauses (a) above) at the Default Rate.
(e) The provisions of this Section 2.2.1 are subject in all events to the provisions of Section 2.2.4 of this Agreement.
2.2.2 Payment of Interest. Interest accrued on the Loan shall be paid by Borrower (i) on the day hereof through August 31, 2011, and (ii) thereafter, monthly, in arrears, on each Payment Date, as set forth in an interest billing statement delivered by Administrative Agent to Borrower (which delivery may be by facsimile or email transmission). All payments made by Borrower hereunder or under any of the Loan Documents shall be made on or before 11:00 a.m. New York City time. Any payments received after such time shall be credited to the next following Business Day. If any interest payment due under the Loan Documents is not paid by Borrower within three (3) days after the date on which it is due (or, if such third (3rd) day is not a Business Day, then the Business Day immediately preceding such day), Borrower shall pay to Administrative Agent upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Lenders and Administrative Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law. Borrower acknowledges and agrees that the three day grace period with respect to the applicability of the Late Payment Charge (i) shall only apply to Borrower’s first failure to make a monthly interest payment in any calendar year, (ii) shall not apply to Borrower’s failure to make the Maturity Date Payment and (iii) shall not constitute a payment grace period and shall in no way limit Administrative Agent’s rights under Article XVII.

2.2.3 Inability to Determine Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that by reason of circumstances affecting the interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period that has not already commenced, Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to Borrower. If such notice is given, the outstanding principal balance of the Loan shall bear interest during each day of any affected Interest Period at the Applicable Base Rate. Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the relevant Interest Period, and, following withdrawal of such notice by Administrative Agent, the outstanding principal balance of the Loan shall bear interest at the Applicable LIBO Rate pursuant to Section 2.2.1 above.
2.2.4 Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain the Loan based on the LIBO Rate as contemplated by this Agreement, the Loan shall automatically bear interest at the Applicable Base Rate at the end of then-current Interest Period or within such earlier period as may be required by law. In the event of a conversion to interest based on the Base Rate prior to the end of the then-current Interest Period, Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.2.8 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.
2.2.5 Funding. Each Lender shall be entitled to fund all or any portion of its Percentage Share of the Loan in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund the Loan through the purchase of offshore dollar deposits in the amount of such Lender’s Percentage Share of the Loan with a maturity corresponding to the applicable Interest Period.
2.2.6 Requirements of Law; Increased Costs.
(i) In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality, in each case enacted after the date hereof (or any change enacted after the date hereof):
(A) does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for Excluded Taxes);

(B) does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirements, in each case to the extent utilized in the determination of the Applicable LIBO Rate for such Loan) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or
(C) does or shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Percentage Share of the Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, Borrower shall, without duplication of amounts payable pursuant to Section 2.2.9, promptly pay to such Lender, upon its written demand made through Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Percentage Share of the Loan, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.
(ii) If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.6, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender to Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.
(iii) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.2.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate or reimburse a Lender pursuant to this Article II for any increased costs or reductions in return in the event such Lender does not notify Borrower within two hundred and seventy (270) days of such Lender becoming aware of the circumstances; provided, further that if any of the circumstances giving rise to such increased costs or reductions in return are retroactive, then the two hundred and seventy (270) day period referred to in the preceding proviso shall be extended to include the period of retroactive effect. The provisions of this Section 2.2.6 shall survive the termination of this Agreement and payment of the Loan and all other Obligations.

2.2.7 Obligation of Lenders to Mitigate; Replacement of Lenders. Each Lender agrees that:
(i) As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Percentage Share of the Loan becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.2.6 above or Section 2.2.9 below or to cease maintaining the Loan based on the LIBO Rate under Section 2.2.4 above, such Lender will use reasonable efforts (i) to maintain its Percentage Share of the Loan through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.2.6 above or pursuant to Section 2.2.9 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining the Loan based on the LIBO Rate under Section 2.2.4 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such Lender’s Percentage Share of the Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect the Loan or the interests of such Lender.
(ii) If (A) Borrower receives a notice pursuant to Section 2.2.6 above or pursuant to Section 2.2.9 below or a notice pursuant to Section 2.2.4 above stating that a Lender is unable to maintain the Loan based on the LIBO Rate (for reasons not generally applicable to the Required Lenders) or (B) If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of one hundred percent (100%) of Lenders and that has been approved by Required Lenders (each Lender delivering a notice pursuant to clause (A) and each Non-Consenting Lender, an “Affected Lender”), then so long as (i) no Event of Default shall have occurred and be continuing, (ii) Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Affected Lender’s Percentage Share of the Loan, Delayed Draw Term Loan Commitments and accrued interest and fees and to assume all obligations of the Affected Lender to be replaced under the Loan Documents and (iii) such Affected Lender to be replaced is unwilling to withdraw the notice delivered to Borrower or approve the proposed amendment, waiver, consent or release with respect to such Loan Document, as applicable, upon twenty (20) days’ prior written notice to such Affected Lender and Administrative Agent, Borrower may require, at Borrower’s expense, such Affected Lender to assign, without recourse, all of its Percentage Share of the Loan, Delayed Draw Term Loan Commitments and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 15.1 below. Upon any such assignment, the Affected Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement, and shall pay to Administrative Agent an assignment fee as provided in Section 15.1. In the case of an Affected Lender, the sum required to be paid upon assignment of its Percentage Share of the Loan, Delayed Draw Term Loan Commitments and accrued interest and fees shall be (i) the purchase price equal to the outstanding principal of its Percentage Share of the Loan, accrued interest thereon and all accrued fees owing to such Affected Lender, all of which shall be paid by the Assignee, and (ii) all other amounts payable by Borrower to such Affected Lender hereunder (including amounts, if any, payable under Section 2.2.6 or Section 2.2.9), all of which shall be paid by Borrower.

2.2.8 Funding Indemnification. In addition to all other payment obligations hereunder, in the event the Loan is accruing interest at the Applicable LIBO Rate and is prepaid in full or in part prior to the last day of the applicable Interest Period, whether following a voluntary prepayment, a mandatory prepayment (other than a mandatory prepayment arising under Section 2.3.3(i) below when no Event of Default has occurred and is continuing) or otherwise, then Borrower shall promptly, and in any event within five (5) days of the request of any lender, pay to such Lender, through Administrative Agent, an additional sum compensating such Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment. The loss to any Lender attributable to any such prepayment shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would have accrued on the principal amount so prepaid (the “Incremental Payment”) from the date of such payment to the last day of the then-current Interest Period if the interest rate payable on such deposit were equal to the Reserve Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn for such period on an amount equal to the Incremental Payment if such Lender were to invest such amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A determination of any Lender as to the amounts payable pursuant to this Section 2.2.8 shall be conclusive absent manifest error.
2.2.9 Taxes.
(i) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.9) Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(iii) Borrower shall indemnify Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.9) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s unreasonable delay in dealing with any such Indemnified Tax or Other Taxes) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(iv) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(v) Each Foreign Lender shall deliver to Borrower (with copies to Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding or are subject to a reduced rate of withholding under the Code or applicable tax treaty (“Evidence of No Withholding”). Each Foreign Lender shall promptly notify Borrower and Administrative Agent of any change in its applicable lending office and upon written request of Borrower or Administrative Agent shall, prior to the immediately following due date of any payment by Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to Borrower and Administrative Agent. Borrower shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.2.9(v). If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.2.9(v), then (i) Borrower (or Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.2.9(i) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding. Without limiting Borrower’s rights under the immediately preceding sentence, a Foreign Lender shall not be required to deliver any form or statement pursuant to Section 2.2.9(v) that such foreign Lender is not legally able to deliver.

(vi) If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by Borrower pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of Administrative Agent or such Lender, agrees promptly to repay the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (vi), in no event will Administrative Agent or such Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (vi) the payment of which would place Administrative Agent or such Lender in a less favorable net after-tax position than Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Administrative Agent or such Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person. Neither Administrative Agent nor any Lender shall be required to pay any amounts pursuant to this paragraph (vi) at any time that an Event of Default exists, provided that such amounts shall become due and payable at the time such Event of Default ceases to exist and no other Event of Default exists.
2.2.10 Post-Default/Maturity Date Interest. From and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, and at the request of the Required Lenders at any time after the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall bear interest at a per annum rate equal to three percent (3.0%) above the Applicable Base Rate or the Applicable LIBO Rate, whichever mode is in effect at such time (the “Default Rate”). Interest at the Default Rate shall be computed from the date of imposition of such interest at the Default Rate until no Event of Default exists or the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Administrative Agent or Lenders by reason of the occurrence of any Event of Default, and Administrative Agent and each Lender retains its rights under the Notes to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default.

2.2.11 Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year); provided, however, that interest accruing at the Applicable Base Rate shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.
2.2.12 Usury Savings. This Agreement and the Notes are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Amount of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Principal Amount due under the Notes at a rate in excess of the Maximum Legal Rate, then the Applicable LIBO Rate, the Applicable Base Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Notes. All sums paid or agreed to be paid to Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.13 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.2 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.
Section 2.3 Payments.
2.3.1 Evidence of Indebtedness. The obligation of Borrower to repay the Loan shall be evidenced by notations on the books and records of Lenders. Such books and records shall constitute prima facie evidence thereof. Any failure to record the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower with respect to any of the Obligations. Borrower shall promptly execute and deliver to each Lender a Note evidencing such Lender’s Percentage Share of the Loan provided that at all times all Notes issued by Borrower shall be in the aggregate amount of the Principal Amount, as reduced by prior prepayment.

2.3.2 Nature and Place of Payments. All payments made on account of the Obligations shall be made by Borrower, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any Indemnified Taxes or Other Taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by Administrative Agent by 2:00 p.m. (New York time) on the day of payment, it being expressly agreed and understood that if a payment is received after 2:00 p.m. (New York time) by Administrative Agent, such payment will be considered to have been made by Borrower on the next succeeding Business Day and interest thereon shall be payable by Borrower at the rate otherwise applicable thereto during such extension. All payments on account of the Obligations shall be made to Administrative Agent through the Contact Office. If any payment required to be made by Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension.
2.3.3 Prepayments.
(i) Borrower shall remit to Administrative Agent as a mandatory prepayment for application against the outstanding Principal Amount:
(a) The Proceeds of a Casualty or Condemnation of the Property, to the extent required to be applied to the prepayment of the Loan under Section 6.2.2.
(b) During any Cash Sweep Period, all sums required to be deposited in the Cash Sweep Reserve Account shall be applied as provided in Section 3.1.5.
(ii) If prior to the Restricted Prepayment Date, the Obligations in respect of the principal balance of the Loan are accelerated by reason of an Event of Default, then Lenders shall be entitled to receive, in addition to the unpaid principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Prepayment Premium applicable to such principal so accelerated or paid.
(iii) Upon not less than five (5) Business Days’ prior written notice to Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of Lenders), Borrower may voluntarily prepay the principal amount outstanding under the Loan in whole or in part (without any release of collateral securing the Loan) subject to the following conditions: (A) any such prepayment of principal shall be accompanied by the payments required to be made under Section 2.3.3(iv) below; and (B) voluntary prepayments shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Voluntary prepayments of principal pursuant to this Section 2.3.3(iii), shall not relieve Borrower from the obligation to make mandatory prepayments pursuant to Section 2.3.3(i).

(iv) Borrower acknowledges that (a) Lenders are making the Loan in consideration of the receipt by Lenders of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of principal are made to Lenders prior to the Restricted Prepayment Date voluntarily or involuntarily as a result of the acceleration of the Loan after an Event of Default, Lenders will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lenders to make the Loan, Borrower agrees that all payments made voluntarily or involuntarily (other than due to a casualty or condemnation and other than by application of amounts on deposit in the Cash Sweep Reserve Account to the outstanding Principal Amount) or after the acceleration of the principal amount of the Loan on or prior to the Restricted Prepayment Date will be accompanied by the Prepayment Premium. Such Prepayment Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lenders at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 2.3.3(iv), as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lenders at the interest rate provided and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Prepayment Premium (if required); and (D) Lenders would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Prepayment Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lenders for the making of the Loan.
(v) Borrower shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, (a) all interest accrued but unpaid on that portion of the Loan to which such prepayment is applied (which interest, if such prepayment is made on a date other than a Payment Date, shall be deemed to have accrued on such portion of the Loan through the end of the Interest Period in which such prepayment occurs), (b) with respect to voluntary or involuntary prepayments prior to the Restricted Prepayment Date (other than due to a casualty or condemnation and other than by application of amounts on deposit in the Cash Sweep Reserve Account to the outstanding Principal Amount), the Prepayment Premium, (c) all amounts payable pursuant to Section 2.2.8 above, and (d) all costs and expenses of Administrative Agent and Lenders incurred in connection with the prepayment (including without limitation, any costs and expenses associated with a release of any Liens as well as reasonable attorneys’ fees and expenses), in each case concurrently with payment of any principal amounts.
2.3.4 Allocation of Payments Received.
(i) Prior to the occurrence of an Event of Default and acceleration of the Obligations, and unless otherwise expressly provided herein, all amounts received by Administrative Agent on account of the Obligations shall be disbursed by Administrative Agent to Lenders pro rata in accordance with their respective Percentage Shares, by wire transfer of like funds received on the date of receipt if received by Administrative Agent before 2:00 p.m. (New York time) or if received later, by 2:00 p.m. (New York time) on the next succeeding Business Day, without further interest payable by Administrative Agent.

(ii) Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by Administrative Agent on account of the Obligations, shall be promptly disbursed by Administrative Agent as follows:
(A) First, to the payment of out-of-pocket third party expenses and fees incurred by Administrative Agent in the performance of its duties and the enforcement of the rights of Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, “workout”, reasonable attorneys’ fees, court costs and other amounts payable as provided in Section 14.7 below;
(B) Then, to Lenders, pro rata in accordance with their respective Percentage Shares, until interest accrued on the Loan has been paid in full;
(C) Then, to Lenders, pro rata in accordance with their respective Percentage Shares, until principal under the Loan has been paid in full;
(D) Then, to Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full.
(iii) The order of priority set forth in Section 2.3.4(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of Administrative Agent and the other Lenders as among themselves. The order of priority set forth in clauses (B) through (D) of Section 2.3.4(ii) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by Borrower or any other Person. The order of priority set forth in clause (A) of Section 2.3.4(ii) may be changed only with the prior written consent of Administrative Agent.
2.3.5 Prepayments After Event of Default. If, following an Event of Default, Administrative Agent shall accelerate the Indebtedness and Borrower thereafter tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lenders after such Event of Default, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued at the Default Rate, any Late Payment Charges, and the payment of any Prepayment Premium, if any), and (b) such payment shall be deemed a voluntary prepayment by Borrower.

2.3.6 Release of Property. Administrative Agent shall, at the expense of Borrower, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of this Agreement and the other Loan Documents, release the Lien of (i) this Agreement upon the Account Collateral and the Rate Cap Collateral and (ii) the Security Instrument on the Property or assign it, in whole or in part, to a new lender without recourse, representation or warranty of any kind. In such event, Borrower shall submit to Administrative Agent, on a date prior to the date of such release or assignment sufficient to provide a reasonable period for review thereof, a release of lien or assignment of lien, as applicable, for such property for execution by Administrative Agent. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Administrative Agent in its reasonable discretion. In addition, Borrower shall provide all other documentation Administrative Agent reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable. Borrower shall not be entitled to any release of the Lien on any Collateral as a result of any partial prepayment of the Loan.
2.3.7 Voluntary Commitment Reductions. Notwithstanding anything else contained in this Agreement, Borrower may reduce the Delayed Draw Term Loan Commitments, in whole or in part, at any time.
Section 2.4 Conditions Precedent to Closing. The obligation of Lenders to make the Term Loans to be funded on the Closing Date hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Administrative Agent of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Administrative Agent shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied solely in connection with the funding of the Term Loans on the Closing Date:
2.4.1 Representations and Warranties; Compliance with Conditions. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
2.4.2 Delivery of Loan Documents; Title Policy; Reports; Leases.
(A) Loan Documents. Administrative Agent shall have received an original of each of this Agreement, the Notes and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.

(B) Security Instrument, Assignment of Leases. Administrative Agent shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Administrative Agent, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Administrative Agent (or such other trustee as may be required or desired under local law), subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.
(C) UCC Financing Statements. Administrative Agent shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.
(D) Title Insurance. Administrative Agent shall have received a pro forma Title Policy or a Title Policy issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Administrative Agent. Such Title Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Administrative Agent that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages set forth on Exhibit A (or such other endorsements and affirmative coverages approved by Administrative Agent) and such additional endorsements and affirmative coverages as Administrative Agent may reasonably request, and (iv) name Administrative Agent as the insured. The Title Policy shall be assignable. Administrative Agent also shall have received evidence that all premiums in respect of such Title Policy have been paid.
(E) Survey. Administrative Agent shall have received a current or recertified Survey for the Property, containing the survey certification substantially in the form attached hereto as Exhibit B or such other form as approved by Administrative Agent. Such Survey shall reflect the same legal description contained in the Title Policy referred to in clause (d) above. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for such Survey in form and substance acceptable to Administrative Agent.
(F) Insurance. Administrative Agent shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Administrative Agent in its reasonable discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.
(G) Environmental Reports. Administrative Agent shall have received an Environmental Report in respect of the Property satisfactory to Administrative Agent.
(H) Zoning. Administrative Agent shall have received a PZR Report.
(I) Certificate of Occupancy. Administrative Agent shall have received a copy of the valid certificates of occupancy for the Property or evidence acceptable to Administrative Agent that a certificate of occupancy is not required by applicable law.
(J) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Administrative Agent has a valid and perfected first Lien as of the Closing Date on the Property, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Administrative Agent shall have received satisfactory evidence thereof.

2.4.3 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Administrative Agent shall have received and approved certified copies thereof.
2.4.4 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Administrative Agent copies certified by an Officer’s Certificate, of all organizational documentation related to Borrower, each other Transaction Party and Manager and certain of its Affiliates as have been requested by Administrative Agent and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower, each other Transaction Party, Manager and such Affiliates, as Administrative Agent may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Administrative Agent. Each of the organizational documents of Borrower shall contain provisions having a substantive effect materially similar to that of the language set forth in Exhibit C or such other language as approved by Administrative Agent. Administrative Agent hereby approves the organizational documents of Borrower delivered to Administrative Agent on the date hereof.
2.4.5 Opinions of Borrower’s Counsel.
(A) Administrative Agent shall have received a Non-Consolidation Opinion substantially in compliance with the requirements set forth in Exhibit E or in such other form approved by Administrative Agent (the “Non-Consolidation Opinion”).
(B) Administrative Agent shall have received the Opinions of Counsel in such form as is approved by Administrative Agent.
(C) Administrative Agent shall have received from Counterparty the Counterparty Opinion substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by Administrative Agent.
2.4.6 Budget. Borrower shall have delivered the Budget for the current Fiscal Year, which Budget shall be certified by an Officer’s Certificate and approved by Administrative Agent.
2.4.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

2.4.8 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Notes and the other Loan Documents on or before the Closing Date shall have been paid.
2.4.9 Interest Rate Cap Agreement. Administrative Agent shall have received an original Interest Rate Cap Agreement which shall be in form and substance satisfactory to Administrative Agent and an original counterpart of the Acknowledgment executed and delivered by the Counterparty.
2.4.10 Collection Account Agreement. Administrative Agent shall have received an executed copy of the Collection Account Agreement executed by each of Collection Bank and Operating Lessee.
2.4.11 Independent Director Certificate. Administrative Agent shall have received executed Independent Director certificates substantially in the form attached as Exhibit O.
2.4.12 Transaction Costs. Borrower shall have paid or reimbursed Administrative Agent for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Administrative Agent’s counsel and all other third party out-of-pocket expenses incurred by Administrative Agent in connection with the origination of the Loan.
2.4.13 Material Adverse Effect. No event or condition shall have occurred since the date of Borrower’s most recent financial statements previously delivered to Administrative Agent which has or could reasonably be expected to have a Material Adverse Effect. The Operating Revenues and Operating Expenses of the Property and all other features of the transaction shall be as represented to Administrative Agent without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
2.4.14 Leases and Rent Roll. Administrative Agent shall have received copies of all Leases, certified as requested by Administrative Agent. Administrative Agent shall have received a certified rent roll of the Property dated within thirty (30) days prior to the Closing Date.

2.4.15 Tax Lot. Administrative Agent shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Administrative Agent.
2.4.16 Physical Conditions Report. Administrative Agent shall have received a Physical Conditions Report (or re-certified Physical Conditions Report) with respect to the Property, which report shall be satisfactory in form and substance to Administrative Agent.
2.4.17 Appraisal. Administrative Agent shall have received an Appraisal.
2.4.18 Financial Statements. Administrative Agent shall have received certified copies of financial statements with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Administrative Agent.
2.4.19 Additional Deliveries. In addition, Administrative Agent shall receive, the following documents:
(A) Certified copies of the Operating Lease, the Bar Lease and the Condominium Declaration, each in form and substance to Administrative Agent.
(B) A certified copy of the Management Agreement which shall be satisfactory in form and substance to Administrative Agent.
2.4.20 Further Documents. Administrative Agent or its counsel shall have received such other and further approvals, opinions, documents and information as Administrative Agent or its counsel may have requested including the Loan Documents in form and substance satisfactory to Administrative Agent and its counsel.

Section 2.5 Delayed Draw Term Loan Conditions Precedent. The obligation of Lenders to make any Delayed Draw Term Loans during the Delayed Draw Term Loans Availability Period is subject to the satisfaction by or on behalf of Borrower of the following conditions precedent no later than the applicable Funding Date: (A) there shall exist no Default or Event of Default on such Funding Date or immediately after giving effect to the making of the Delayed Draw Term Loans on such Funding Date; (B) Borrower shall have delivered a Funding Notice no later than ten (10) Business Days prior to such Funding Date which shall set forth (i) a calculation of Net Operating Income for the immediately preceding 12 calendar months (which calculation shall be made by assuming Allocable Chain Expenses equal to 1.00% of Hotel Revenues for such period and a Management Fee equal to 3.00% of Hotel Revenues for such period), (ii) Borrower’s calculation of the then Delayed Draw Term Loan Available Amount, (iii) the principal amount of Delayed Draw Term Loans requested pursuant to such Funding Notice (which principal amount shall not exceed the Delayed Draw Term Loan Available Amount (it being agreed that the calculation of such Delayed Draw Term Loan Available Amount must be satisfactory to and approved by Administrative Agent)) and (iv) that the conditions precedent set forth in subclauses (C), (D) and (E) of this Section 2.5 have been satisfied; (C) the conditions precedent set forth in Section 2.4 shall be and remain satisfied; (D) the representations and warranties made by the Transaction Parties in the Loan Documents shall be true and correct in all material respects on such Funding Date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 4 may be updated in accordance with clause (E) below); (E) Borrower shall have delivered updates to Administrative Agent of all of the Schedules set forth in Article 4 hereof, and such updated Schedules shall not disclose any materially adverse facts or conditions not disclosed to Lenders as of the Closing Date which are not permitted by the Loan Documents, or which were not consented to by Lenders, with respect to the Collateral or the Transaction Parties; (F) Borrower shall have paid all reasonable out-of-pocket third party costs and expenses incurred by Administrative Agent and of which Administrative Agent has notified Borrower (including reasonable attorneys’ fees and expenses) in connection with such Delayed Draw Term Loan or as otherwise then due under this Agreement; (G) Guarantor and each other Transaction Party shall have acknowledged and ratified that its obligations under the Recourse Guaranty, Environmental Indemnity and other Loan Documents (as applicable) remain in full force and effect, and continue to guaranty, evidence or secure (as applicable) the Obligations under the Loan Documents; (H) Sections 2.4.2(D) (with such Title Policy dated as of the Funding Date), 2.4.2(I), 2.4.2(J), 2.4.12 and 2.4.13 shall have been satisfied with respect to such Delayed Draw Term Loan; and (I) Administrative Agent or its counsel shall have received such other and further approvals, opinions, documents and information as Administrative Agent or its counsel may have requested including, without limitation, Modifications to the Loan Documents, new notes, a new mortgage and estoppel certificates, each in form and substance satisfactory to Administrative Agent and its counsel.

ARTICLE III
Cash Management
Section 3.1 Cash Management.
3.1.1 Establishment of Accounts. Borrower hereby confirms that pursuant to the Collection Account Agreement, Borrower has established with Collection Bank, in the name of Operating Lessee for the benefit of Administrative Agent, as secured party, a collection account (the “Collection Account”), which has been established as an interest-bearing deposit account. Following the Closing Date, Borrower will establish (i) in the name of Operating Lessee for the benefit of Administrative Agent, as secured party, the Hotel Operating Account, which will be an interest-bearing deposit account and (ii) in the name of Borrower for the benefit of Administrative Agent, as secured party, a holding account (the “Holding Account”), which will be a securities account. Each of the Collection Account, the Hotel Operating Account and the Holding Account and each sub-account of the Holding Account and the funds deposited therein and the securities and other assets credited thereto shall serve as security for the Obligations. Pursuant to the Collection Account Agreement, Borrower shall irrevocably instruct and authorize Collection Bank to disregard any and all orders for withdrawal from the Collection Account made by, or at the direction of, Borrower other than to transfer all amounts on deposit in the Collection Account on a daily basis to the Hotel Operating Account. Pursuant to the Hotel Operating Account Agreement, Hotel Operating Account Bank shall comply with instructions of Manager or Operating Lessee with respect to funds held in the Hotel Operating Account until such time as Hotel Operating Account Bank receives an instruction from Administrative Agent, in accordance with the Hotel Operating Account Agreement, directing the Hotel Operating Account Bank to cease to comply with the instructions of Manager or Operating Lessee with respect to such funds. Pursuant to the Holding Account Agreement, Borrower shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Holding Account made by, or at the direction of, Borrower. Borrower agrees that, prior to the payment in full of the Obligations, the terms and conditions of the Hotel Operating Account Agreement, the Collection Account Agreement and the Holding Account Agreement shall not be amended or modified without the prior written consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion). In recognition of Administrative Agent’s security interest in the funds deposited into and the securities and other assets credited to the Collection Account, the Hotel Operating Account and the Holding Account, Borrower shall identify each of the Collection Account, the Hotel Operating Account and the Holding Account with the name of Administrative Agent, as secured party. The Collection Account shall be named as follows: “Hudson Hotel, New York, NY f/b/o Deutsche Bank Trust Company Americas, as Administrative Agent Collection Account”. The Hotel Operating Account shall be named as follows: “Hudson Hotel, New York, NY f/b/o Deutsche Bank Trust Company Americas, as Administrative Agent Hotel Operating Account”. The Holding Account shall be named as follows: “Hudson Hotel, New York, NY f/b/o Deutsche Bank Trust Company Americas, as Administrative Agent Holding Account”. The following sub-accounts shall be established in the Holding Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Holding Account and the Collection Account, the “Collateral Accounts”), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “Securities Account” pursuant to Article 8 of the UCC and (iv) shall each be an account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:
(A) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property (the “Tax Reserve Account”);

(B) a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property (the “Insurance Reserve Account”);
(C) a sub-account for the retention of Account Collateral in respect of Approved Operating Expenses after the occurrence and during the continuance of a Cash Sweep Period (the “Operating Expense Reserve Account”);
(D) a sub-account for the retention of Account Collateral in respect of current Debt Service on the Loan (the “Current Debt Service Reserve Account”);
(E) a sub-account for the retention of Account Collateral in respect of certain Proceeds as more fully set forth in Section 6.2 (the “Proceeds Reserve Account”);
(F) a sub-account for the retention of Account Collateral in respect of FF&E (the “FF&E Reserve Account”);
(G) a sub-account for the retention of Account Collateral in respect of reserves for the payment of Ground Rent (the “Ground Rent Reserve Account”);
(H) a sub-account for the retention of Account Collateral in respect of reserves relating to a Cash Sweep Period (the “Cash Sweep Reserve Account”); and
(I) a sub-account in respect of Required Repairs (the “Required Repairs Reserve Account”).
3.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Administrative Agent, to the extent not prohibited by applicable law (and shall cause the other Transaction Parties to execute the Accommodation Security Documents with respect thereto), a first priority continuing security interest in and to the following property of Borrower whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):
(A) the Collateral Accounts and the Hotel Operating Account and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the Collateral Accounts and the Hotel Operating Account;
(B) any and all amounts invested in Permitted Investments;
(C) all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts and the Hotel Operating Account; and

(D) to the extent not covered by clauses (A), (B) or (C) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
In addition to the rights and remedies herein set forth, Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.
This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.
3.1.3 Maintenance of Collateral Accounts.
(A) Borrower agrees that each of the Collection Account and the Hotel Operating Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a) of the UCC), (ii) in such a manner that Administrative Agent shall have control (within the meaning of Section 9-104(a) of the UCC) over the Collection Account and the Hotel Operating Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Collection Account and, except as provided herein, no Account Collateral shall be released to Borrower or Manager from the Collection Account or the Hotel Operating Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Collection Account with a financial institution that has executed an agreement substantially in the form of the Collection Account Agreement or in such other form acceptable to Administrative Agent in its sole discretion.
(B) Borrower agrees that each of the Holding Account and the Sub-Accounts is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Administrative Agent shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over the Holding Account and any Sub-Account, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Holding Account or the Sub-Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from the Holding Account or the Sub-Accounts, (iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to the Holding Account or the Sub-Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to the Collateral Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any of the Collateral Accounts be registered in the name of Borrower or Manager, payable to the order of Borrower or Manager or specially indorsed to Borrower or Manager except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank.

(C) The Collateral Accounts and the Hotel Operating Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts and the Hotel Operating Account or any investments held in such accounts shall be periodically added to the principal amount of such accounts and shall be held, disbursed and applied in accordance with the provisions of this Agreement, the Holding Account Agreement, the Collection Account Agreement and the Hotel Operating Account Agreement. Borrower shall be the beneficial owner of the Collateral Accounts and the Hotel Operating Account for federal income tax purposes and shall report all income on the Collateral Accounts and the Hotel Operating Account.
3.1.4 Deposits into Sub-Accounts.
(a) On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:
(i) $0 into the Tax Reserve Account;
(ii) $0 into the Insurance Reserve Account;
(iii) $0 into the Operating Expense Reserve Account;
(iv) $0 into the Current Debt Service Reserve Account;
(v) $0 into the FF&E Reserve Account;
(vi) $0 into the Proceeds Reserve Account;
(vii) $0 into the Required Repairs Reserve Account;
(viii) $0 into the Ground Rent Reserve Account; and
(ix) $0 into the Cash Sweep Reserve Account.
3.1.5 Monthly Funding of Sub-Accounts.
(A) Borrower hereby irrevocably authorizes Administrative Agent to transfer (and, pursuant to the Holding Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Administrative Agent), and Administrative Agent shall transfer or make ledger or book entries (or cause Cash Management Bank to make the applicable transfer or ledger or book entries pursuant to disbursement instructions from Administrative Agent), from the Holding Account on the same Business Day on which Holding Account Bank receives any such instructions, or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers or ledger or book entries, funds in the following amounts and in the following order of priority:
(i) at any such time that Manager does not reserve for or otherwise set aside and pay Impositions and Other Charges directly, funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Tax Reserve Account;

(ii) at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable or at any time that Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements, funds in an amount equal to the Monthly Insurance Reserve Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Insurance Reserve Account, or following an Insurance Reserve Trigger, funds sufficient (calculated on a monthly basis from the Insurance Reserve Trigger until the month in which the premium is due) to permit Administrative Agent to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument on the respective due dates therefor (up to a maximum amount equal to the aggregate annual insurance premium required hereunder), and Administrative Agent shall so pay such funds to the insurance company having the right to receive such funds;
(iii) at any such time that Manager does not reserve for or otherwise set aside and pay Ground Rent, funds in an amount equal to the Monthly Ground Rent Reserve Amount and any other amounts required pursuant to Section 16.6 for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Ground Rent Reserve Account;
(iv) during the continuance of a Cash Sweep Period, funds in an amount equal to the Approved Operating Expenses for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs, and transfer the same to the Operating Expense Reserve Account; provided, however, that to the extent that the Officer’s Certificate delivered to Administrative Agent on a monthly or quarterly basis by Borrower pursuant to Article XI certifies that actual Operating Expenses for such calendar month or quarter were either less than or greater than Approved Operating Expenses, and Administrative Agent receives such other evidence thereof reasonably satisfactory to Administrative Agent, then Administrative Agent may direct Cash Management Bank to increase or decrease the amount of the Approved Operating Expense transfer to be made for the month following the month in which such Officer’s Certificate was delivered, such adjustment to be in an amount determined by Administrative Agent to appropriately reflect such difference between actual Operating Expenses and Approved Operating Expenses;
(v) funds in an amount equal to the amount of Debt Service due on the Payment Date for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Current Debt Service Reserve Account;

(vi) provided no Event of Default has occurred and is then continuing, during a Cash Sweep Period, funds in an amount set forth in a written notice from Borrower to Administrative Agent equal to the amount of the Management Fees and the Allocable Chain Expenses due to the Manager for the month in which the transfer from the Holding Account occurs and transfer the same to the Borrower’s Account;
(vii) funds in an amount equal to the amount of any sums previously withdrawn from the Cash Sweep Reserve Account and deposited into the Current Debt Service Reserve Account due to a shortfall therein, and transfer the same to the Cash Sweep Reserve Account, until such Cash Sweep Reserve Account has been replenished;
(viii) at any such time that Manager does not reserve or otherwise set aside for FF&E in accordance with the terms of the Management Agreement, funds in an amount equal to the Monthly FF&E Reserve Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the FF&E Reserve Account;
(ix) during any Cash Sweep Period, all remaining funds shall be transferred to the Cash Sweep Reserve Account (subject to Section 16.3);
(x) provided no Event of Default has occurred and is then continuing and subject to the provisions of Section 3.1.5(B), funds from the Cash Sweep Reserve Account sufficient to pay any shortfalls in the Current Debt Service Reserve Account for Debt Service due with respect to the Loan on each Payment Date, and Administrative Agent, on each Payment Date, shall apply such funds to the payment of the Debt Service shortfall payable on such Payment Date; and
(xi) provided no Cash Sweep Period or Event of Default has occurred and is then continuing and subject to the provisions of Section 3.1.5(B), funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing deposits (such remainder being hereinafter referred to as “Excess Cash Flow”) and transfer the same to Borrower’s Account, free of any Lien or continuing security interest.
(B) If Administrative Agent shall determine in good faith that there will be insufficient amounts in the Holding Account to make any of the transfers pursuant to Section 3.1.5(A) on the date required hereunder, Administrative Agent shall provide notice to Borrower of such insufficiency (except that in no event shall Administrative Agent be required to notify Borrower of any deficiency in the Current Debt Service Reserve Account, such deficiency on any Payment Date being an Event of Default) and, within five (5) Business Days after receipt of said notice Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such five (5) day Business Day period. Upon the occurrence of an Event of Default due to a deficiency in the Current Debt Service Reserve Account on any Payment Date, Administrative Agent shall notify Borrower of said Event of Default within five (5) Business Days thereafter; provided, however, Administrative Agent’s failure to notify Borrower shall not be deemed a waiver of said Event of Default. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in Default hereunder (and no Default Rate or Late Payment Charge shall be applicable) in the event (i) no other Default or Event of Default is then continuing; (ii) funds sufficient for a required transfer are held in an appropriate Sub-Account; (iii) Borrower is not contesting the application of such funds as determined by Administrative Agent; and (iv) Administrative Agent or Cash Management Bank fails to timely make any transfer from such Sub-Account as contemplated by this Agreement.

(C) Notwithstanding anything to the contrary contained herein or in the Security Instrument, but subject to Section 7.3, to the extent that Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.14 of this Agreement within the time period set forth therein, Administrative Agent shall have the right, at any time, upon five (5) Business Days’ notice to Borrower, to withdraw from the Holding Account, an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitled thereto.
3.1.6 Payments from Sub-Accounts. Borrower irrevocably authorizes Administrative Agent to make and, provided no Event of Default shall have occurred and be continuing, Administrative Agent hereby agrees to make, the following payments from the Sub- Accounts to the extent of the monies on deposit therefor:
(i) if notified (timely) by Borrower or otherwise determined by Administrative Agent that Manager will not pay Impositions or Other Charges, funds from the Tax Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay (or otherwise to Borrower to reimburse Borrower for its payment of) (A) Impositions and (B) Other Charges, on the respective due dates therefor, and Administrative Agent shall so pay such funds to the Governmental Authority or such other Person having the right to receive such funds (or shall reimburse Borrower upon confirmation of payment);
(ii) at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable or at any time that Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements and otherwise following an Insurance Reserve Trigger, funds from the Insurance Reserve Account to Administrative Agent sufficient to permit Administrative Agent to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Administrative Agent shall so pay such funds to the insurance company having the right to receive such funds;
(iii) during the continuance of a Cash Sweep Period, and no more frequently than twice a month, funds from the Operating Expense Reserve Account in an amount equal to the Approved Operating Expenses for the month in which the transfer is made (subject to monthly or quarterly adjustment in accordance with Section 3.1.5), and transfer the same to Borrower’s Account and Borrower shall then pay such Approved Operating Expenses;

(iv) funds from the Current Debt Service Reserve Account to Administrative Agent sufficient to pay Debt Service on each Payment Date, and Administrative Agent, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date;
(v) if notified (timely) by Borrower or otherwise determined by Administrative Agent that Manager will not reserve for FF&E as required under the Management Agreement, no more frequently than once in any calendar month, and provided Borrower shall have complied with the procedures set forth in Section 16.5, funds from the FF&E Reserve Account to Borrower’s Account to pay for FF&E and Borrower shall then pay such FF&E;
(vi) no more frequently than once in any calendar month, and provided Borrower shall have complied with the procedures set forth in Section 16.4, funds from the Required Repairs Reserve Account to Borrower’s Account to pay for Required Repairs and Borrower shall then pay such Required Repairs;
(vii) if notified (timely) by Borrower or otherwise determined by Administrative Agent that Manager will not pay Ground Rent, no more frequently than once in any calendar month, and provided Borrower shall have complied with the procedures set forth in Section 16.6, funds from the Ground Rent Reserve Account to Borrower’s Account to pay for ground rent and Borrower shall then pay such ground rent; and
(viii) in the event a Cash Sweep Period is then in effect, but no other Event of Default is continuing, funds in the Cash Sweep Reserve Account on each Payment Date shall be paid to Administrative Agent and shall be applied to the amortization of the Principal Amount outstanding on such Payment Date.
3.1.7 Cash Management Bank.
(A) Administrative Agent shall, at Borrower’s sole cost and expense, have the right to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower (so long as no Event of Default has occurred and is continuing) in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Holding Account Agreement or (ii) the Cash Management Bank named herein is no longer the Cash Management Bank. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Administrative Agent in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and Borrower of an Account Agreement and delivery of same to Administrative Agent.

(B) So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is approved by Administrative Agent, provided that such financial institution and Borrower shall execute and deliver to Administrative Agent an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date.
3.1.8 Borrower’s Account Representations, Warranties and Covenants. Borrower represents, warrants and covenants that (i) as of the date hereof, Borrower has directed all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to Manager, (ii) Borrower shall cause Manager to deposit all amounts collected by Manager pursuant to the Management Agreement directly into the Collection Account, (iii) Borrower shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of Operating Revenues not otherwise collected by Manager within two Business Days after receipt thereof by Borrower or its Affiliates directly into the Collection Account and, until so deposited, any such amounts held by Borrower, Manager or their Affiliates shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Administrative Agent and shall not be commingled with any other funds or property of Borrower, Manager or their Affiliates, (iv) Borrower shall, and shall cause Manager to, deposit all amounts payable to Borrower pursuant to the Management Agreement or the Operating Lease directly into the Collection Account, (v) other than the Hotel Operating Account, there are no accounts other than the Collateral Accounts maintained by Borrower, Manager or their Affiliates with respect to the Property or the collection of Rents and credit card company receivables with respect to the Property and (vi) so long as the Obligations shall be outstanding, neither Borrower, Manager, nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents or credit card company receivables with respect to the Property, except for the Collateral Accounts and the Hotel Operating Account; provided that, Borrower and Manager shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower’s Account pursuant to Section 3.1.5.
3.1.9 Hotel Operating Account. So long as no Cash Sweep Period or Event of Default has occurred and is continuing, all amounts in the Collection Account shall be transferred to the Hotel Operating Account on a daily basis and Borrower shall, and shall cause Manager to, pay Hotel Operating Expenses, Management Fees and Allocable Chain Expenses from funds on deposit in the Hotel Operating Account. Notwithstanding the foregoing, commencing September 2011, on the Business Day closest to the 25th day of each month, Borrower shall, and shall cause Manager to, transfer from the Hotel Operating Account funds in excess of the amount of funds set forth in a written notice from Borrower to Administrative Agent which are sufficient to cover all outstanding checks drawn against the Hotel Operating Account that have not yet cleared to the Holding Account. In no event shall funds be transferred directly from the Hotel Operating Account to the Borrower’s Account or any other account of the Borrower or its Affiliates. During the continuance of a Cash Sweep Period or Event of Default, all funds in the Collection Account at the direction of Administrative Agent will be transferred to the Holding Account.

3.1.10 Account Collateral and Remedies.
(A) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Administrative Agent to Borrower, (i) Administrative Agent may, in addition to and not in limitation of Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts and the Hotel Operating Account as Administrative Agent shall determine in its sole and absolute discretion to pay any Obligations; (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts pending further transfer and application in accordance with this Section 3.1.10, and (iii) Administrative Agent may liquidate and transfer any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvest such amounts in other Permitted Investments as Administrative Agent may determine in its sole and absolute discretion is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Administrative Agent to exercise and enforce Administrative Agent’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.
(B) Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to do the following upon the occurrence and during the continuance of an Event of Default: execute, acknowledge and deliver any instruments and exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Administrative Agent may deem necessary or desirable to more fully vest in Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may perform or cause performance of any such agreement, and any reasonable expenses of Administrative Agent incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.
(C) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind (except as expressly required under the Loan Documents) in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that ten (10) Business Days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.
3.1.11 Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral except as may be expressly permitted under the Loan Documents, or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Administrative Agent under this Agreement.

3.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Administrative Agent shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property, it being understood that Administrative Agent shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Administrative Agent, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Administrative Agent’s gross negligence or willful misconduct. In no event shall Administrative Agent be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Administrative Agent’s reasonable control or for indirect, special or consequential damages except to the extent of Administrative Agent’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (i) Administrative Agent does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Administrative Agent has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.
3.1.13 Administrative Agent’s Liability.
(A) Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Administrative Agent shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Administrative Agent, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with the transactions contemplated hereby with respect to the Account Collateral (excluding losses on Permitted Investments) except as such may be caused by the gross negligence or willful misconduct of Administrative Agent, its employees, officers or agents.
(B) Administrative Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Administrative Agent may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

3.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness; provided, however, such security interest shall automatically terminate with respect to funds which were duly deposited into Borrower’s Account in accordance with the terms hereof. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Administrative Agent shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.
ARTICLE IV
Representations and Warranties
Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:
4.1.1 Organization. Each of Borrower (other than Operating Lessee) and Guarantor is a Delaware limited liability company, and each has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Operating Lessee is a New York limited liability company, and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of New York with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Guarantor has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Transaction Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the use and ownership of the Property. The organizational structure of Borrower upon the closing is accurately depicted by the schematic diagram attached hereto as Exhibit H. Borrower shall not change its name, identity, corporate structure or jurisdiction of organization unless it shall have given Administrative Agent thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Administrative Agent to grant, perfect, protect and/or preserve the security interests granted hereunder and under the other Loan Documents to Administrative Agent.
4.1.2 Proceedings. Each of Borrower and each other Transaction Party, has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, each of Borrower and each other Transaction Party, as applicable, and constitute legal, valid and binding obligations of Borrower and such Transaction Party, as applicable, enforceable against Borrower and such Transaction Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each other Transaction Party, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or such Transaction Party, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower or such Transaction Party, is a party or by which any of Borrower’s or such Transaction Party’s, property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower and such Transaction Party, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4 Litigation. There are no lawsuits, administrative proceedings, arbitration proceedings, or other such legal proceedings that have been filed and served upon Borrower (or with respect to which Borrower has otherwise received proper notice) or, to the Best of Borrower’s Knowledge, otherwise pending or threatened against or affecting Borrower, Manager, or the Property whose outcome, if determined against Borrower, Manager or the Property, would have a Material Adverse Effect. To the Best of Borrower’s Knowledge, Schedule I includes each pending action against Borrower or otherwise affecting the Property that involves a claim or claims for (a) monetary damages exceeding $250,000, or (b) injunctive relief; or (c) or other equitable remedy that could have a Material Adverse Effect, excluding: (i) actions for monetary damages only that have been tendered to, and accepted without reservation of rights by, the liability insurance carrier for the Property, (ii) worker’s compensation claims, and (iii) any proceedings by employees working at the Property where the amount claimed in such proceeding is less than $250,000; to the Best of Borrower’s Knowledge, the aggregate amount of such claims described in subclause (iii) of this sentence is less than $1,000,000.
4.1.5 Agreements. Neither Borrower nor Manager is a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Manager is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound, which default is reasonably likely to have a Material Adverse Effect. Borrower has no financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents, and (c) obligations disclosed in the financial statements delivered to Administrative Agent prior to the Closing Date.

4.1.6 Title(a). Borrower has (i) good, marketable and insurable (a) fee simple to the Owned Units and has an undivided interest in the Common Elements appurtenant thereto and (b) leasehold title to the Leasehold Units and to the undivided interest in the Common Elements appurtenant thereto and (ii) good and marketable title to the balance of the Property (not comprising real property) owned by it, in each case, free and clear of all Liens whatsoever except Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances and in each case to the extent a Lien can be perfected by such recording and filings. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Security Instrument. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.
4.1.7 No Bankruptcy Filing. None of Borrower or any Transaction Party, is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or any Transaction Party.
4.1.8 Full and Accurate Disclosure. To the Best of Borrower’s Knowledge, no statement of fact made by Borrower in this Agreement and, no statement of fact made by any other Transaction Party in any of the other Loan Documents, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed which has a Material Adverse Effect, or to the Best of Borrower’s Knowledge, could reasonably be expected to have a Material Adverse Effect.
4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower or (ii) used in the operation of the business located on the Property, other than items owned by Manager or any Tenants (excluding items owned by Operating Lessee).

4.1.10 ERISA.
(A) Borrower does not maintain or contribute to and is not required to contribute to, an “employee benefit plan” as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA (other than a “multiemployer plan” as defined by Section 3(37) of ERISA), and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is reasonably likely to result in a Material Adverse Effect and is or remains unsatisfied for any taxes or penalties or unfunded contributions with respect to any “employee benefit plan” or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a “multiemployer plan”) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) (each, a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans (other than Plans relating to ERISA Affiliates), if any, where the failure to so contribute is reasonably likely to result in a Material Adverse Effect. Each such Plan (other than Plans relating to ERISA Affiliates), if any, has been and will be administered in material compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and
(B) With respect to any “multiemployer plan,” (i) Borrower has not, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) Borrower has made and shall continue to make when due all required contributions to all such “multiemployer plans” and (iii) no ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA which withdrawal is reasonably expected to have a Material Adverse Effect.
(C) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and transactions by or with Borrower are not subject to similar laws regulating investment of, and fiduciary obligations with respect to, plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (“Similar Laws”), which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. To the Best of Borrower’s Knowledge, Borrower is not in default or in violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Manager any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.12 Financial Information. All financial data including, without limitation, the statements of profit and loss and balance sheet, that have been delivered by or on behalf of Borrower to Administrative Agent in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any material contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements and operating statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.
4.1.13 Condemnation. No Condemnation has been commenced or, to the Best of Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property.
4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. Borrower does not own any “margin stock.”
4.1.15 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To the Best of Borrower’s Knowledge, all utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

4.1.16 Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.
4.1.17 Separate Lots. The Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of the Property.
4.1.18 Assessments. To the Best of Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
4.1.19 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.20 No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Administrative Agent concurrently herewith.
4.1.21 Insurance. Borrower has obtained and has delivered to Administrative Agent certified copies or certificates of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the Best of Borrower’s Knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.
4.1.22 Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses and for the SRO Tenancies.

4.1.23 Certificate of Occupancy; Licenses. All material certifications, permits, licenses (including, without limitation, a license to serve alcohol on the Property) and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for hotel purposes (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for hotel purposes. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
4.1.24 Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards.
4.1.25 Physical Condition. To the Best of Borrower’s Knowledge, except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the Best of Borrower’s Knowledge there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.26 Boundaries. All of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a material adverse effect on the value or marketability of the Real Property except those which are insured against by the Title Policy.

4.1.27 Leases(a). The Property is not subject to any Leases other than the Leases described in the certified rent roll delivered in connection with the origination of the Loan. Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same (other than typical short-term occupancy rights of hotel guests, occupancy agreements or other occupancy rights for groups of hotel guests for transitory periods of time and agreements for catering, business and similar special events or functions at the Property) except under and pursuant to the provisions of the Leases and the SRO Agreements. The current Leases are in full force and effect there are no material defaults thereunder by Borrower, and to the Best of Borrower’s Knowledge, there are no material defaults thereunder by any other either party (other than as expressly disclosed on the certified rent roll delivered to Administrative Agent or the Tenant estoppel certificates delivered to Administrative Agent in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Administrative Agent concurrently herewith. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part. Attached hereto as Schedule V is a list of all SRO Units and the current rent payable with respect to each SRO Unit. There are no written agreements with respect to leasing any of the SRO Units and Borrower shall not enter into any written agreements with respect to leasing any SRO Unit other than any such written agreement that is (i) required by Legal Requirements, (ii) in respect of a termination of such SRO Unit in accordance with Legal Requirements or (iii) consented to by Administrative Agent, provided that in no event shall Borrower increase the number of SRO Units beyond those set forth in the list attached as Schedule V. Borrower and the Property are in compliance in all material respects with all Legal Requirements applicable to the SRO Units. Borrower will not enter into any additional agreements with respect to SRO Units. Borrower will promptly notify Administrative Agent of any vacancy of an SRO Unit. Upon request of Administrative Agent from time to time, Borrower shall provide Administrative Agent with a report relating to the SRO Units listing the occupancy status, current rent, copies of any material filings with the New York City Department of Housing Preservation and Development as respects each such unit, and evidence that Borrower is in compliance in all material respects with all Legal Requirements pertaining thereto. Prior to commencing any material alterations of any such SRO Units, Borrower shall make all required filings and take all actions required under applicable Legal Requirements and shall furnish Administrative Agent with evidence of such compliance.
4.1.28 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid and the granting and recording of the Accommodation Security Documents required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower in accordance with its terms by Administrative Agent (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.29 Single Purpose Entity/Separateness.
(A) Borrower hereby represents, warrants and covenants that each Borrower is and has been since the date of its respective formation, a Single Purpose Entity.
(B) All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and any certificates delivered by Borrower or any other Transaction Party in connection with the issuance of the Non-Consolidation Opinion, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, which shall be certified by Borrower or any other Transaction Party, as applicable, will be true and correct in all material respects on the date that any Additional Non-Consolidation Opinion is delivered. Each Transaction Party has complied with all of the assumptions made with respect to it in the Non-Consolidation Opinion. To the Best of Borrower’s Knowledge, each entity other than a Transaction Party with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.
4.1.30 Management Agreement. As of the Closing Date, the Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Manager is an Affiliate of Borrower.
4.1.31 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
4.1.32 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.
4.1.33 Solvency/Fraudulent Conveyance. Each Borrower and Guarantor (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Immediately after giving effect to the Loan, each Borrower and Guarantor is Solvent.

4.1.34 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.35 Interest Rate Cap Agreement. The Interest Rate Cap Agreement is in full force and effect and enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.36 Labor. Except as described on Schedule II, no work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at the Property. Except as described on Schedule II, neither Borrower nor Manager (i) is involved in or, to the Best of Borrower’s Knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged with respect to the Property, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property.
4.1.37 Brokers. Borrower has not dealt with any broker or finder with respect to the loan transactions contemplated by the Loan Documents and Borrower has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower covenants and agrees that it shall pay as and when due any and all brokerage fees, charges, commissions or other compensation or reimbursement due to any broker of Borrower with respect to the transactions contemplated by the Loan Documents. Borrower shall indemnify and hold harmless Administrative Agent, Lenders, and each other Indemnified Party from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by them and arising out of or relating to any claim for brokerage commissions or finder’s fees alleged to be due as a result of the agreements or actions of any Transaction Party. The provisions of this Section 4.1.38 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.38 No Other Debt. Borrower has not borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.
4.1.39 Taxpayer Identification Number. Owner’s taxpayer identification number is 13-4035148. Bar Lessee’s taxpayer identification number is 03-0373311. Operating Lessee’s taxpayer identification number is 13-4130496.
4.1.40 Compliance with Anti-Terrorism, Embargo and Anti- Money Laundering Laws.
(a) Neither Borrower nor any owner of a direct or indirect ownership interest in Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Administrative Agent notified Borrower in writing is now included in “Government Lists”.
(b) At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower shall to the Best Knowledge of Borrower constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lenders would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower shall be derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.1.41 Knowledge Qualifications. Borrower represents that Richard Szymanski and Daniel Flannery are in a position to have meaningful knowledge with respect to the matters set forth in the Loan Documents which have been qualified to the knowledge of such Persons.
4.1.42 Leases. Borrower represents that it has heretofore delivered to Administrative Agent true and complete copies of all Leases and any and all amendments or modifications thereof.
4.1.43 Intentionally Omitted.
4.1.44 Intellectual Property. All the Intellectual Property used in, held for use in, or necessary for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower or Manager (including, without limitation the trademark “Hudson Hotel” and the reservations system at the Property) is owned or licensed by Manager or Affiliates of Manager and is used in connection with the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower and Manager with the consent of the owners thereof consistent with past practices. As of the Closing Date, no Person other than Manager owns any Intellectual Property that is necessary for or used in the current use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property consistent with past practices except as may be licensed to Borrower or the Manager under the IP Licenses. Borrower is duly qualified under applicable law in each jurisdiction in which it is required to be qualified pursuant to applicable Legal Requirements in order to act as a licensor of the Intellectual Property and sublicensor to the extent they are permitted to do so under the IP License Agreements. Attached hereto as Schedule IX is a complete and accurate list of all of the registered and pending applications for registration, anywhere in the world, for all Intellectual Property owned by Borrower and all IP Licenses to which Borrower is a party (the “IP Schedule”). Except as set forth on Schedule I, there is no action or proceeding pending, or to the Best of Borrower’s Knowledge, threatened by or against Borrower or any Affiliate thereof: (x) alleging the infringement, dilution, misappropriation, or other violation of any Intellectual Property or (y) seeking to limit, cancel, or question the validity or enforceability of any IP Collateral (including, without limitation, the right to proceeds therefrom and the right to bring an action at law or in equity for any infringement, dilution, or violation of such Intellectual Property and to collect all damages, settlements, and proceeds relating to such Intellectual Property), or Borrower’s rights or interests therein, or use thereof. To the Best of Borrower’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with any Intellectual Property of Borrower. Neither the Intellectual Property owned by Borrower nor Borrower’s use of the Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Borrower, in its reasonable discretion, has made all filings and recordations in the United States and in all foreign jurisdictions, as applicable, necessary to adequately effect, reflect, and protect its ownership in, right to use, or its license of Intellectual Property used or held for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower or Manager. All Intellectual Property set forth on the IP Schedule, is subsisting, unexpired, has not been abandoned in any applicable jurisdiction, and is valid and enforceable and, to Borrower’s knowledge, the use of the IP Collateral in the manner in which it is currently used or planned to be used does not infringe, dilute, misappropriate, or otherwise violate the rights of any Person.

4.1.45 Ground Lease(a).
(a) Recording; Modification. A memorandum of each Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage. Except as set forth on Schedule VIII, there have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded. The Ground Lease may not be canceled, terminated, surrendered or amended without the prior written consent of Administrative Agent.
(b) No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Security Instrument other than the ground lessor’s related fee interest. Such Ground Lease is, and shall remain, prior to any mortgage or Lien upon the ground lessor’s related fee interest.
(c) Ground Lease Assignable. Borrower’s interest in the Ground Lease is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Administrative Agent, its successors and assigns without the consent of the ground lessor.
(d) Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and, to the Best of Borrower’s Knowledge, there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the Ground Lease. All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full. Neither Borrower nor the ground lessor under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.

(e) Notice. The Ground Lease requires the ground lessor to give notice of any default by Borrower to Administrative Agent. The Ground Lease, or estoppel letters received by Administrative Agent from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Administrative Agent unless a copy of the notice has been delivered to Administrative Agent in the manner described in the Ground Lease.
(f) Cure. Administrative Agent is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under the Ground Lease, after the receipt of notice of the default, before the ground lessor thereunder may terminate the Ground Lease.
(g) Term. The Ground Lease has a term which extends not less than twenty (20) years beyond the Final Extended Maturity Date.
(h) New Lease. The Ground Lease requires the ground lessor to enter into a new lease with Administrative Agent upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(i) Insurance Proceeds. Under the terms of the Ground Lease and the Security Instrument, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Property, with Administrative Agent having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the Principal Amount together with any accrued interest thereon.
(j) Subleasing. The Ground Lease does not impose commercially unreasonable restrictions on subleasing.
4.1.46 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lenders under this Agreement or any of the other Loan Documents by Borrower or any Transaction Party unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or Lenders or on each of their behalf.

ARTICLE V
Borrower Covenants
Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all Obligations or the earlier release of the Lien of this Agreement and the other Accommodation Security Documents in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent to comply with and to cause Manager to comply with, the following covenants:
5.1.1 Performance by Borrower. Borrower shall observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, in accordance with the provisions of each Loan Document.
5.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall comply and cause the Property to be in compliance in all material respects with all Legal Requirements applicable to Borrower and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply in all material respects with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all material franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as set forth in this Agreement.
5.1.3 Litigation. Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if determined adversely to Borrower, could reasonably be expected to have a Material Adverse Effect.
5.1.4 Single Purpose Entity.
(A) Each Borrower is and shall remain a Single Purpose Entity.

(B) Each Borrower shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of any Borrower will be commingled with the funds of any other Affiliate.
(C) To the extent that any Borrower shares the same officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.
(D) To the extent that any Borrower jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that any Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower and any of their Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower) as would be conducted with third parties.
(E) To the extent that any Borrower or any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
(F) Each Borrower shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.
(G) In addition, each Borrower shall: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets; (iii)  observe all corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) except to the extent such entity is treated as a “disregarded entity” for tax purposes and not required to file tax returns under applicable law or to the extent that it is required by Legal Requirements to file consolidated federal or unitary state tax returns (or any analogous combined state tax returns), prepare separate tax returns and financial statements, provided that each Borrower may be included in a consolidated financial statement of its Affiliates provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of each Borrower and such Affiliates and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person; (vi) except as permitted by the Loan Documents, transact all business with its Affiliates on an arm’s-length basis; (vii) conduct business in its name and, to the extent reasonably necessary for the operation of its business, use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person, other than as permitted by the Loan Documents; and (ix) not assume, guarantee or pay the debts or obligations of any other Person, other than as permitted by the Loan Documents.

5.1.5 Consents. If Borrower is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote if such vote relates to a Material Action (as such term is defined in Borrower’s organizational documents). If Borrower is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote if such vote relates to a Material Action (as such term is defined in Borrower’s organizational documents), (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote if such vote relates to a Material Action (as such term is defined in Borrower’s organizational documents). An affirmative vote of 100% of the directors, board of managers or members, as applicable, including without limitation the Independent Directors or Independent Members, as applicable, of Borrower shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower to do so or (ii) file an involuntary bankruptcy petition against any Transaction Party, Manager, or any of their Affiliates. Furthermore, Borrower’s formation documents shall expressly state that for so long as the Loan is outstanding, Borrower shall not be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan or as expressly permitted in Article VIII hereof or (ii) engage in any other business activity other than as permitted pursuant to Section 5.2.3 hereof and such restrictions shall not be modified or violated for so long as the Obligations are outstanding.
5.1.6 Access to Property. Borrower shall permit agents, representatives and employees of Administrative Agent and each Lender to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice, subject to the rights of tenants and guests at the Property.
5.1.7 Notice of Default. Borrower shall promptly advise Administrative Agent (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Administrative Agent or Lenders hereunder or under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings which could reasonably be expected to have a Material Adverse Effect.

5.1.9 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.10 Insurance.
(A) Borrower shall cooperate with Administrative Agent in obtaining for Lenders the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.
(B) Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.
5.1.11 Further Assurances; Substitute Notes.
(A) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, reasonably required by Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created hereunder or thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, upon request, reasonably cooperate with Administrative Agent in connection with any request by Administrative Agent to reallocate the LIBO Rate Spread among one or more Notes or to sever one or more Notes into two (2) or more separate substitute or component notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Administrative Agent new substitute or component notes to replace the subject Notes, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute or component notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than administrative costs and expenses of Borrower and legal fees of counsel to Borrower and each Transaction Party). Any such substitute or component notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute or component notes shall be the same as the scheduled Maturity Date of the Notes immediately prior to the issuance of such substitute notes, (ii) the substitute notes shall provide for amortization of the Principal Amount on a weighted average basis over a period not less than the amortization period provided under the Notes, if any, immediately prior to the issuance of the substitute notes, (iii) the weighted average LIBO Rate Spread for the term of the substitute notes shall not exceed the LIBO Rate Spread under the Notes immediately prior to the issuance of such substitute notes, (iv) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower and (v) Borrower shall not have (except to a de minimis extent) any more restrictive covenants than currently set forth in the Loan Documents. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply payment of all sums due under such substitute notes in such order and priority as Administrative Agent shall elect in its sole and absolute discretion.

(B) In addition, Borrower shall, at Borrower’s sole cost and expense:
(i) furnish to Administrative Agent, to the extent not otherwise already furnished to Administrative Agent and reasonably acceptable to Administrative Agent, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;
(ii) execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Administrative Agent to confirm the Lien of the Security Instrument;
(iii) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Administrative Agent may reasonably require; and
(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.
5.1.12 Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or Lenders.

5.1.13 Operation. Borrower shall, and shall cause Manager to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any “event of default” under the Management Agreement of which it is aware; and (iii) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.
5.1.14 Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the use, ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property.
5.1.15 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Loan Documents, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Administrative Agent and Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Administrative Agent and Lenders if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
5.1.16 Costs of Enforcement. In the event (a) that this Agreement or any other Loan Document is foreclosed upon in whole or in part or that this Agreement or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Administrative Agent and/or Lenders are made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Administrative Agent and/or Lenders are made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Administrative Agent, Lenders or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.17 Estoppel Certificates.
(A) From time to time but not more than four (4) times in any calendar year, upon thirty (30) days’ prior written request from Administrative Agent, Borrower shall execute, acknowledge and deliver to Administrative Agent, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Notes and containing such other information, qualified to the Best of Borrower’s Knowledge, with respect to Borrower, the Property and the Loan as Administrative Agent shall reasonably request. The estoppel certificate shall also state either that no Default or Event of Default exists hereunder or, if any Default or Event of Default shall exist hereunder, specify such Default or Event of Default and the steps being taken to cure such Default or Event of Default. Notwithstanding the foregoing to the contrary, upon the occurrence and during the continuance of an Event of Default, Borrower shall from time to time upon thirty (30) days’ prior written request from Administrative Agent, execute, acknowledge and deliver to Administrative Agent, the foregoing Officer’s Certificate.
(B) Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, within thirty (30) days of Administrative Agent’s request, tenant estoppel certificates from each Tenant under Material Leases in substantially the form and substance of the estoppel certificate set forth in Exhibit G; provided that Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year; provided, however, that there shall be no limit on the number of times Borrower may be required to obtain such certificates if a Default or an Event of Default hereunder or under any of the Loan Documents has occurred and is continuing.
(C) Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, within thirty (30) days of Administrative Agent’s request, an estoppel certificate from the ground lessor under a Ground Lease, in form and substance reasonably satisfactory to Administrative Agent; provided, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year with respect to each Ground Lease; provided, however, that there shall be no limit on the number of times Borrower may be required to obtain such certificates if a Default or an Event of Default hereunder or under any of the Loan Documents has occurred and is continuing.
(D) Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, within thirty (30) days of Administrative Agent’s request, an estoppel certificate from the Condominium Board, in form and substance reasonably satisfactory to Administrative Agent; provided, that Borrower shall not be required to deliver such certificates more frequently than once per calendar year; provided, however, that there shall be no limit on the number of times Borrower may be required to obtain such certificates if a Default or an Event of Default hereunder or under any of the Loan Documents has occurred and is continuing.
5.1.18 Loan Proceeds. Borrower shall use the proceeds of the Loan only for the purposes set forth in Section 2.1.4.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.1.20 No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances and (b) Liens permitted pursuant to the Loan Documents.
5.1.21 Leases. Borrower shall promptly after receipt thereof deliver to Administrative Agent a copy of any notice received with respect to the Leases claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions of any of the Leases, if such default is reasonably likely to have a Material Adverse Effect.
5.1.22 Intentionally Omitted.
5.1.23 Intentionally Omitted.
5.1.24 FF&E. Borrower shall cause Manager to reserve for FF&E on a monthly basis in accordance with the Management Agreement not less than an amount equal to four percent (4%) of gross revenues with respect to the Property, provided however, this Section 5.1.24 shall not affect Borrower’s obligations hereunder to set aside reserves for FF&E.
5.1.25 IP Activities.
(a) Borrower agrees that it will not do any act, or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act), whereby any IP Collateral may become invalidated, abandoned or dedicated to the public.

(b) Borrower (either through itself or its licensees or sublicensees) will, as to each Trademark included in the IP Collateral, reasonably maintain the quality of the products and services offered under such Trademark.
(c) If Borrower shall, at any time after the date hereof, obtain any additional Intellectual Property or IP Licenses, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property and/or IP Licenses shall automatically constitute IP Collateral and shall be subject to the lien and security interest created by this Agreement or any other Loan Document without further action by any party.
(d) Borrower shall promptly notify Administrative Agent if it knows or has reason to know that any IP Collateral that is material to the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any court or similar office of any other country) regarding Borrower’s ownership of such IP Collateral or, its right to register or maintain the same.
(e) If Borrower knows that any IP Collateral, has been or is being misappropriated, diluted, infringed, or otherwise violated by a third party, then Borrower shall promptly notify Administrative Agent and shall use commercially reasonable efforts to protect its rights in such IP Collateral including, and, if consistent with its reasonable business judgment, to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation or dilution.
(f) Upon the occurrence and during the continuance of any Event of Default, Borrower shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each IP License to effect the assignment of the relevant Borrower’s right, title, and interest thereunder to Administrative Agent.
(g) There shall be no Liens with respect to, or upon, or no restrictions on the transferability of the IP Collateral, other than the Permitted Encumbrances and as set forth in the IP Licenses.
5.1.26 Ground Lease.
(a) Borrower shall:
(i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, as and when such rent, additional rents and other sums are payable;

(ii) diligently perform and observe all of the other terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed, at least three (3) days prior to the expiration of any applicable grace period therein provided; and
(iii) promptly notify Administrative Agent of the receipt by Borrower of any written notice by the lessor under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the material terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, and deliver to Administrative Agent a true copy of each such notice.
(b) Borrower shall not, without the prior consent of Administrative Agent, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, in any material respect, either orally or in writing, and Borrower hereby assigns to Administrative Agent, as further security for the payment and performance of the Obligations, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any material respect without the prior consent of Administrative Agent shall be void and of no force and effect.
(c) If Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Security Instrument, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Administrative Agent will notify Borrower of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases or of parties to any reciprocal easement agreement, Administrative Agent and any Person designated as Administrative Agent’s agent by Administrative Agent shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, on reasonable notice (which may be given verbally) and from time to time for the purpose of taking any such action. Administrative Agent may pay and expend such sums of money as Administrative Agent reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Lease. Borrower hereby agrees to pay to Administrative Agent within five (5) days after demand, all such sums so paid and expended by Administrative Agent, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Administrative Agent and the interest thereon shall be secured by the Security Instrument and the other Loan Documents.

(d) If the lessor under the Ground Lease shall deliver to Administrative Agent a copy of any notice of default sent by said lessor to Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Administrative Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and if Borrower shall fail to do so, Borrower hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent of Administrative Agent shall have been first had and obtained.
5.1.27 Condominium Declaration.
(a) Borrower shall comply with all material terms, conditions and covenants of the Condominium Declaration and all by-laws, rules and regulations promulgated or otherwise existing with respect to the Condominium Regime (collectively, the “Condominium Rules”) as those are in force and effect.
(b) Borrower shall not, without Administrative Agent’s prior written consent (not to be unreasonably withheld), modify, amend, supplement or in any other manner change the terms, conditions and covenants of the Condominium Declaration or the Condominium Rules in any material respect, nor waive or consent to the waiver of any enforcement of the provisions thereof with respect to another unit owner.
(c) Borrower shall promptly deliver to Administrative Agent a true and full copy of each and every written notice of default or notice requiring the performance of any act by Borrower received by Borrower with respect to any obligation of Borrower under the provisions of the Condominium Declaration or the Condominium Rules.
(d) Borrower shall not, except with the prior written consent of Administrative Agent, (i) institute any action or proceeding for partition of the Condominium Regime; (ii) vote for or consent to any modification of, amendment to or relaxation in the enforcement of any provision of the Condominium Declaration or the Condominium Rules; (iii) in the event of damage to or destruction of the Property, vote in opposition to a motion to repair, restore, or rebuild; or (iv) notwithstanding anything contained in the Declaration or Condominium Rules to the contrary, subdivide any of the Condominium Units.

(e) In each and every case in which, under the provisions of the Condominium Declaration or the Condominium Rules, the consent or the vote of the owners of Condominium Units is required, Borrower shall not vote or give such consent so as to impair the lien of the Security Instrument or the security therefor without, in each and every case, the prior written consent of Administrative Agent.
(f) Borrower shall promptly pay, as the same become due and payable, all common charges or other payments for maintenance and reserve funds and all assessments as required by the Condominium Declaration or the Condominium Rules or any resolutions adopted pursuant thereto, and shall promptly upon demand deliver to Administrative Agent receipts for all such payments. In the event that Borrower fails to make such payments as the same become due and payable, Administrative Agent may from time to time at its option, but without any obligation to do so and only after five (5) Business Days’ written notice to Borrower of its intent to do so, make such payments, and the same shall be added to the debt secured by the Loan Documents, and shall bear interest until repaid at the Default Rate; provided, however, that the failure of Borrower to make any such payment or to exhibit such receipts shall, at the election of Administrative Agent constitute an Event of Default.
(g) In the event of the failure of Borrower to perform any of its obligations relating to the Property under the Condominium Declaration or Condominium Rules within a period of five (5) Business Days (unless the Condominium Board requires sooner performance) after notice from the Condominium Board or from Administrative Agent of such failure, or in the case of any such default which cannot with due diligence be cured or remedied within such period, if Borrower fails to proceed promptly after such notice to cure or remedy the same with due diligence, then in any such case, Administrative Agent may from time to time at its option, but without any obligation so to do, cure or remedy any such default of Borrower (Borrower hereby authorizing Administrative Agent to enter upon the Property as may be necessary for such purposes), and all sums expended by Administrative Agent for such purposes, including reasonable counsel fees, shall be added to the debt secured by the Loan Documents, shall become due and payable on demand and shall bear interest until repaid at the Default Rate and shall be added to the indebtedness secured by the Loan Documents; provided, however, that the failure of Borrower to cure or remedy such default within such five (5) Business Day period, or, in the case in which such cannot be kept or performed within such five (5) Business Day period, provided Borrower has commenced to cure such default and is diligently pursuing same to completion, such additional time as is needed to so complete, shall, at the election of Administrative Agent, not constitute an Event of Default.
(h) Subject to all Legal Requirements, the terms of the Condominium Declaration and the Condominium Rules, from and after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to require that any members (or representatives) of the Condominium Board or any other condominium or owners association created under the Condominium Regime and any officers thereof, that are in each case elected (or appointed) by Borrower tender their written resignation and Administrative Agent shall have the right to replace such members or representatives with persons elected or appointed by Administrative Agent. Further, Borrower shall cooperate with Administrative Agent in all respects to replace said members and officers elected or appointed by Borrower with members and officers of Administrative Agent’s choosing.

(i) Borrower shall, at the option of Administrative Agent exercisable at any time during the existence of an Event of Default hereunder, pay to Administrative Agent at the time of each payment of an installment of interest under the Notes, an additional amount sufficient to discharge the obligations under clause (f) when they become due. The determination of the amount so payable and of the fractional part thereof to be deposited with Administrative Agent, so that the aggregate of such deposits shall be sufficient for this purpose, shall be made by Administrative Agent in its sole discretion. Such amounts shall be held by Administrative Agent without interest and applied to the payment of the obligations in respect of which such amounts were deposited or, at Administrative Agent’s option, to the payment of said obligations in such order or priority as Administrative Agent shall determine, on or before the respective dates on which the same or any of them would become delinquent. If one month prior to the due date of any of the aforementioned obligations the amounts then on deposit therefor shall be insufficient for the payment of such obligation in full, Borrower shall, within five (5) Business Days after demand, deposit the amount of the deficiency with Administrative Agent. Nothing herein contained shall be deemed to affect any right or remedy of Administrative Agent under any provisions of this Agreement or any of the Loan Documents or of any statute or rule of law to pay any such amount and to add the amount so paid, together with interest at the Default Rate, to the Obligations secured by the Loan Documents.
5.1.28 Franchise Agreements.
As of the date hereof, no Franchise Agreement exists. Borrower shall not enter into any Franchise Agreement without first obtaining Administrative Agent’s prior written approval of such Franchise Agreement and the applicable Franchisor. As a condition to Administrative Agent’s approval of any proposed Franchise Agreement, the applicable Franchisor shall execute and deliver to Administrative Agent a franchisor “comfort letter” and estoppel in form and substance acceptable to Administrative Agent. In the event that a Franchise Agreement is entered into after the date hereof, Borrower shall, and shall cause Franchisor to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any “default” under the Franchise Agreement of which it is aware; (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Franchise Agreement; and (iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Franchisor under the Franchise Agreement.
5.1.29 Compliance with Patriot Act. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Administrative Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Administrative Agent may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Administrative Agent in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable.

5.1.30 Remediation. Within thirty (30) days after the Closing Date, Borrower shall undertake an engineering survey of the basement of the Property to identify any remediation necessary with respect to the water damage therein. Upon completion of such engineering survey, Borrower shall promptly (i) deliver such engineering survey to Administrative Agent and (ii) perform, or cause to be performed, any remediation required in connection with such water damage; provided, that Administrative Agent, in its sole discretion, may require that Borrower deposit an amount equal to the funds required to remediate such water damage into the Required Repairs Reserve Account prior to commencing any such remediation.
Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all Obligations or the earlier release of the Lien of this Agreement or the Accommodation Security Documents in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent that it will not do, or permit to be done, directly or indirectly, any of the following:
5.2.1 Incur Debt; Transfer Property. Incur, create or assume any Debt other than Permitted Debt or Transfer all or any part of the Property or any interest therein, except as permitted in the Loan Documents.
5.2.2 Encumbrances. Incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower and shall not Transfer or permit the Transfer of any interest in Borrower except as permitted pursuant to Article VIII.
5.2.3 Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto.
5.2.4 Make Advances. Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document.
5.2.5 Partition. Partition or permit the partition of the Property, except as permitted hereunder.

5.2.6 Commingle. Commingle its assets with the assets of any of Borrower’s Affiliates.
5.2.7 Guarantee Obligations. Guarantee any obligations of any Person.
5.2.8 Transfer Assets. Transfer any asset other than in the Ordinary Course of Business or Transfer any interest in the Property except as may be permitted hereby or in the other Loan Documents.
5.2.9 Amend Organizational Documents. Modify any of its organizational documents without Administrative Agent’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that each such Person remain a Single Purpose Entity.
5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except following or simultaneously with a repayment of the Obligations in full.
5.2.11 Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Obligations or (iii) file or solicit the filing of an involuntary bankruptcy petition against Borrower, Manager, any Transaction Party or any Affiliate of any such Person without obtaining the prior consent of all of the directors, managers, or members of Borrower, as applicable, including, without limitation, the Independent Directors, Independent Managers, or Independent Members, as applicable.
5.2.12 ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies or permit any of Borrower’s assets to constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101.
5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make any distributions to or for the benefit of any of Borrower’s shareholders, partners or members, as the case may be, or its or their Affiliates (provided, without limiting any of the terms of the Assignment of Management Agreement, Administrative Agent hereby agrees that payment of any Management Fees or Manager Reimbursable Expenses is not deemed a “distribution”).

5.2.14 Manager.
(A) Borrower covenants that the Property shall at all times be managed by an Acceptable Manager pursuant to an Acceptable Management Agreement. As of the date hereof, Manager is the sole manager of the Property.
(B) Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, Borrower shall not Modify or waive any right under the Management Agreement (or permit any such action) without the prior written consent of Administrative Agent in its sole discretion, except as provided in the next sentence. Administrative Agent shall not unreasonably withhold, delay or condition its consent to non-material Modifications to the Management Agreement (and its review shall be solely limited to determine whether such Modification is material) provided that such Modification shall not affect the cash management procedures set forth in the Management Agreement, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due Borrower thereunder, change the timing of remittances to Borrower thereunder, increase or decrease reserve requirements, change the term of the Management Agreement or increase any management fees payable under the Management Agreement.
(C) Borrower may enter into a new Management Agreement with an Acceptable Manager upon delivery of an acceptable Non-Consolidation Opinion covering such replacement manager if such Person (i) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (ii) is an Affiliate of Borrower.
(D) Borrower hereby agrees that, subject to the terms of the Management Agreement and any non-disturbance provisions of the Assignment of Management Agreement, Administrative Agent shall have the right to terminate the Manager subsequent to (i) the occurrence of an Event of Default and the acceleration of the Loan, (ii) a monetary default or any other material default by Manager under the Management Agreement beyond any applicable notice and cure period, (iii) Manager becoming insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) Manager engaging in gross negligence, fraud, willful misconduct or misappropriation of funds.
5.2.15 Franchise Fee and Management Fee. Borrower shall not, without the prior written consent of Administrative Agent (which may be withheld in its sole and absolute discretion) take or permit to be taken any action that would increase the percentage amount of the Management Fee, or add a new type of fee payable to Manager relating to the Property, including, without limitation, a Third Party Franchise Fee.

5.2.16 Operating Lease. Without the prior written consent of Administrative Agent, Borrower shall not surrender, terminate or Modify the Operating Lease.
5.2.17 Modify Account Agreement. Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not execute any modification to the Account Agreement.
5.2.18 Zoning Reclassification. Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that would result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;
5.2.19 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the Ordinary Course of Business and except for termination of a Lease as permitted by Section 8.7;
5.2.20 Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Collection Accounts or Holding Account, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or
5.2.21 Single-Purpose Entity. Fail to be a Single-Purpose Entity or take or suffer any action or inaction the result of which would be to cause such Person to cease to be a Single-Purpose Entity.

5.2.22 Allocable Chain Expenses and Management Fees. Borrower’s obligation to pay (i) Allocable Chain Expenses and (ii) Management Fees under the Management Agreement shall not be increased above 0% and 3%, respectively, of Hotel Revenues for any calendar year unless Borrower delivers to Administrative Agent an Officer’s Certificate which sets forth a Debt Yield Ratio of 11.00% or more. Notwithstanding the foregoing, in no event shall the Allocable Chain Expenses payable by Borrower exceed 2.50% of Hotel Revenues for any calendar year.
ARTICLE VI
Insurance; Casualty; Condemnation; Restoration
Section 6.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement for the mutual benefit of Borrower and Administrative Agent:
6.1.1 Property Insurance. Insurance insuring against loss or damage by standard perils included within the classification “All Risks (or special form) of Physical Loss”. Except as otherwise provided in Section 6.1.11, such insurance (i) shall be Replacement Cost Coverage in an amount equal to the full replacement cost of the Property or such lesser amounts approved by Administrative Agent in its reasonable discretion, and (ii) shall have deductibles no greater than $250,000 for insurance required hereunder. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance, unless financed, and shall contain an “Agreed Amount Endorsement”;
6.1.2 Liability Insurance. Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year and including liquor liability coverage. In addition, at least $50,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;
6.1.3 Workers’ Compensation Insurance. Worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in Section 6.1.2 above;

6.1.4 Business Interruption Insurance. Business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues (minus estimated variable costs which will no longer be incurred due to the business interruption) from the operation of the Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by Borrower or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months (subject to adjustment for each such 18 month period) plus a twelve (12) month extended period of indemnity (if available at commercially reasonable rates), or (B) the projected Operating Expenses (including Debt Service) for the maintenance and operation of the Property for a period of up to the next succeeding eighteen (18) months plus a twelve (12) month extended period of indemnity as the same may be reduced or increased from time to time due to changes in such Operating Expenses. The amount of such insurance shall be (a) increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue (minus estimated (or actual) variable costs which will no longer be incurred due to the business interruption) increases or (b) decreased from time to time to the extent Rents or the estimates of such gross revenue or variable costs decreases;
6.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “all risk” insurance in amounts equal to not less than the full insurable value of the applicable Improvements and insuring against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Administrative Agent may request, in form and substance acceptable to Administrative Agent;
6.1.6 Boiler and Machinery Insurance. Insurance against loss or damage from explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Property;
6.1.7 Flood Insurance. Flood insurance if any part of any structure or improvement comprising the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” and (a) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (b) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available;

6.1.8 Terrorism Insurance. Provided that insurance coverage (“Terrorism Insurance”) relating to the acts of terrorism is either (i) commercially available, or (ii) commonly obtained by owners of commercial properties in the same geographic area as the Property and which are similar to the Property, Borrower shall be required to carry Terrorism Insurance throughout the term of the Loan (including any extension terms) on a per occurrence basis in an amount equal to the Total Insurable Value (the “Required Terrorism Amount”), with a maximum deductible of two percent (2%) of the Required Terrorism Amount, unless a greater deductible is approved by Administrative Agent in writing in its reasonable discretion); provided, however; if Borrower maintains a Terrorism Insurance deductible of less than two percent (2%) of the Required Terrorism Amount, the Required Terrorism Amount may be reduced by the difference between (i) two percent (2%) of the Required Terrorism Amount and (ii) the actual amount of the Terrorism Insurance deductible. Notwithstanding the foregoing, Borrower shall at all times maintain Terrorism Insurance in an amount not less than that which can be purchased for a sum equal to $500,000, provided that Borrower shall not be obligated to purchase more than the Required Terrorism Amount. Administrative Agent agrees that Terrorism Insurance coverage may be provided under a blanket policy that is acceptable to Administrative Agent and that such coverage may cover foreign acts of terrorism and domestic acts of terrorism for the Required Terrorism Amount.
6.1.9 Demolition and Increased Construction Costs. Coverage to compensate for the undamaged portion of the full replacement cost of the Property plus coverage to compensate for the cost of demolition and increased cost of construction in an amount no less than $25,000,000;
6.1.10 Law and Ordinance Insurance. Law and ordinance insurance coverage in an amount no less than $25,000,000; and
6.1.11 Other Insurance. If the Property is in an area prone to hurricanes and windstorms, as reasonably determined by Administrative Agent, Borrower shall provide windstorm insurance (including coverage for wind driven water), including business interruption coverage for at least eighteen (18) months. Within thirty (30) days after the date hereof, Borrower shall cause Manager to procure a Fidelity Bond in an amount equal to not less than $2,000,000 with a maximum deductible of $250,000.
6.1.12 Ratings of Insurers. Borrower shall maintain insurance coverage with one or more domestic primary insurers reasonably acceptable to Administrative Agent, having claims-paying-ability and financial strength ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies); provided, however, such rating requirements will deemed to be satisfied if (A) the required insurance is provided by a syndicate of five (5) or more insurers with (i) at least sixty percent (60%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies), (ii) at least thirty percent (30%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “BBB+” (and its equivalent by the other Rating Agencies) (without duplication with the carriers having ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies)), and (iii) the remaining ten percent (10%) of the total coverage under policies provided by carriers having an AM Best Rating of at least “A-VIII” (without duplication with the carriers having ratings by S&P of not less than “A-” or “BBB+” (and their equivalents by the other Rating Agencies)); or (B) the required insurance is provided by a syndicate of four (4) or fewer insurers with (i) at least seventy-five percent (75%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies), (ii) at least fifteen percent (15%) of the total coverage under such policies provided by carriers having claims-paying-ability and financial strength ratings by S&P of not less than “BBB+” (and its equivalent by the other Rating Agencies) (without duplication with the carriers having ratings by S&P of not less than “A-” (and its equivalent by the other Rating Agencies)), and (iii) the remaining ten percent (10%)of the total coverage under policies under such policies provided by carriers having an AM Best Rating of at least “A-VIII (without duplication with the carriers having ratings by S&P of not less than “A-” or “BBB+” (and their equivalents by the other Rating Agencies)). All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the applicable State, however, non-admitted issuers may be utilized if they meet or exceed the rating requirements of this clause.
6.1.13 Form of Insurance Policies; Endorsements. The insurance policies (i) shall name Administrative Agent and its successors and/or assigns as their interest may appear as an additional insured or as a loss payee (except that in the case of general liability insurance, Administrative Agent shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance and workers’ compensation insurance, a Lender’s Loss Payable Endorsement, or their equivalents; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Borrower) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect than the deductible for such coverage on the date hereof; (v) shall contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Borrower, Administrative Agent nor any other party shall be a Contributor-insurer (except deductibles) under said Policies and that no material modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (vi) shall permit Administrative Agent to pay the premiums and continue any insurance upon failure of Borrower to pay premiums within a period of time that could result in policy cancellation, upon the insolvency of Borrower or through foreclosure or other transfer of title to the Property (it being understood that Borrower’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (vii) shall provide that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Administrative Agent or any other named insured, additional insured or loss payee, except for the willful misconduct of Administrative Agent knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the Property, or (D) any change in the possession of the Property without a change in the identity of the holder of actual title to the Property (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied). Notwithstanding the foregoing, for purposes hereof, Administrative Agent hereby approves the existing insurance policies as of the Closing Date and any renewals thereof with the same insurance ratings and terms.

6.1.14 Premiums; Certificates; Renewals.
(A) Borrower shall pay or cause to be paid the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Administrative Agent upon request the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Administrative Agent (provided, however, that Borrower is not required to furnish such evidence of payment to Administrative Agent if such Insurance Premiums are to be paid by Administrative Agent pursuant to the terms of this Agreement). Within thirty (30) days after request by Administrative Agent, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Administrative Agent (except with respect to the Terrorism Insurance required hereunder), taking into consideration changes in liability laws, changes in prudent customs and practices, and the like for hotels similar to the Property. In the event Borrower satisfies the requirements under this Section 6.1.14 through the use of a Policy covering properties in addition to the Property, then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrower shall provide evidence satisfactory to Administrative Agent that the Insurance Premiums for the Property are separately allocated under such Policy to the Property and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to the Property and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to the Property, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Administrative Agent shall have the right to increase the amount required to be deposited into the Insurance Reserve Account in an amount sufficient to purchase a nonblanket Policy covering the Property from insurance companies which qualify under this Agreement.
(B) Borrower shall deliver to Administrative Agent on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be cancelled or modified in any material respect without thirty (30) days’ prior notice to Administrative Agent, or ten (10) days’ notice with respect to nonpayment of premium. Borrower shall deliver to Administrative Agent, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Borrower pursuant to the first sentence of this clause (i) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and/or other information described in this clause (ii) shall not be obtainable by Borrower, Borrower may deliver an Officer’s Certificate to such effect in lieu thereof).

(C) Within one (1) Business Day prior to the expiration, termination or cancellation of any Policy, Borrower shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Administrative Agent a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrower pursuant to clause (b) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.
(D) If Borrower does not furnish to Administrative Agent the certificates as required under clause (C) above, upon five (5) Business Days prior notice to the risk management contact for Borrower, Administrative Agent may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand. Notwithstanding the above, Administrative Agent, in its sole discretion and at its own expense, for the five (5) day specified cure period, may obtain such replacement policy or policies if Borrower does not timely furnish to Administrative Agent the certificates of insurance as required under clause (C) above.
(E) Concurrently, and upon request from the Administrative Agent, with the delivery of each replacement policy or a binding commitment for the same, Borrower shall deliver to Administrative Agent a report or attestation from a duly licensed or authorized insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Borrower pursuant to this Section 6.1 and then in effect and stating that all Insurance Premiums that are currently due have been paid to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies with the requirements of this Section 6.1 (or if such report shall not be available after Borrower shall have used reasonable efforts to provide the same, Borrower will deliver to Administrative Agent an Officer’s Certificate containing the information to be provided in such report).
6.1.15 Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.

6.1.16 Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property, and any sublimits in such blanket policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Section 6.1 and which shall in any case comply in all other respects with the requirements of this Section 6.1. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by city (if available, otherwise, county) and state of the properties, (iii) the average square footage of the properties (or the aggregate square footage), (iv) a brief description of the typical construction type included in the blanket policy and (v) such other information as Administrative Agent may reasonably request.
Section 6.2 Condemnation and Insurance Proceeds.
6.2.1 Right to Adjust.
(A) If the Property is damaged or destroyed, in whole or in part, by a Casualty, Borrower shall give prompt written notice thereof to Administrative Agent, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.
(B) Subject to clause (E) below, in the event of a Casualty where the loss does not exceed the Threshold Amount, Borrower may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receive for Administrative Agent any Proceeds.
(C) Subject to clause (E) below, in the event of a Casualty where the loss exceeds the Threshold Amount, Borrower may settle and adjust such claim only with the consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and Administrative Agent shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.
(D) Except as provided in clause (B) and (E) hereof, the proceeds of any Policy shall be due and payable solely to Administrative Agent and held and applied in accordance with the terms hereof (or, if mistakenly paid to Borrower, shall be held in trust by Borrower for the benefit of Administrative Agent and shall be paid over to Administrative Agent by Borrower within two (2) Business Days of receipt).
(E) Notwithstanding any other provisions in this Section 6.2.1 or otherwise in this Agreement or the Loan Documents, Administrative Agent shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

6.2.2 Right of Borrower to Apply to Restoration. In the event of (a) a Casualty that does not constitute a Material Casualty, or (b) a Condemnation that does not constitute a Material Condemnation, Administrative Agent shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Administrative Agent) to reimburse or pay Borrower for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the Property (the “Restoration”), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be continuing and (2) in the reasonable good faith judgment of Administrative Agent:
(i) the Property can, with diligent restoration, be returned to a condition at least equal to the condition that existed prior to the Casualty or Condemnation,
(ii) the Property, after such Restoration and stabilization, will adequately secure the Obligations,
(iii) the Restoration can be completed by the earliest to occur of:
(A) the 120th day prior to the Maturity Date, and
(B) with respect to a Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and
(iv) after receiving evidence satisfactory to Administrative Agent, during the period of the Restoration, the sum of (A) income derived from the Property, plus (B) projected proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as Borrower may irrevocably make available for the Restoration, will equal or exceed 100% of the sum of (x) Operating Expenses for such period and (y) the Debt Service for such period.
Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this Section 6.2.2 is not satisfied within 90 days of such Casualty or Condemnation, whichever the case may be, then, unless Administrative Agent shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan without the payment of any Prepayment Premium; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the Principal Amount of the Indebtedness so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums (excluding any Prepayment Premium) then due and owing under the Loan Documents and (C) third, to reimburse Administrative Agent and Lenders for any fees and expenses of Administrative Agent and Lenders incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive a release of the Lien of the Security Instrument and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.3.3 hereof and any surplus Proceeds shall be paid over to Borrower). Notwithstanding the foregoing, or anything else to the contrary contained herein, all Proceeds with respect to the insurance determined pursuant to Section 6.1.4 shall be deposited directly into the Collection Account and shall be disbursed in accordance with Article III.

6.2.3 Material Casualty or Condemnation and Administrative Agent’s Right to Apply Proceeds. In the event of a Material Casualty or a Material Condemnation, Administrative Agent shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Administrative Agent) to reimburse or pay Borrower for the cost of the Restoration, in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be continuing and (2) in the reasonable good faith judgment of Administrative Agent:
(i) the Property can, with diligent restoration, be returned to a condition at least equal to the condition that existed prior to the Material Casualty or the Material Condemnation,
(ii) the Property, after such Restoration and stabilization, will adequately secure the Obligations,
(iii) the Restoration can be completed by the earliest to occur of:
(A) the 60th day prior to the Maturity Date, and
(B) with respect to a Material Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Material Casualty;
(iv) (1) with respect to a Material Casualty, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Material Casualty or (2) with respect to a Material Condemnation, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(v) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Material Casualty or Material Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(vi) any operating deficits, including all scheduled payments of principal and interest under the Loan, which will be incurred with respect to the Property as a result of the occurrence of any such Material Casualty or Material Condemnation, whichever the case may be, will be covered out of (1) the Proceeds, (2) the insurance coverage referred to in Section 6.2.3(iii)(B), if applicable, or (3) by other funds of Borrower;
(vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;
(x) such Casualty or Condemnation, as applicable, is for a loss in an aggregate amount equal to or less than $100,000,000;
(xi) pursuant to an Appraisal of the Property after such Material Casualty or Material Condemnation, whichever the case may be, the “as completed” appraised value of the Property following Restoration pursuant to such Appraisal shall be at least equal to or greater than two times the Principal Amount at such time;
(xii) Borrower shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Administrative Agent;
(xiii) the Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of the Restoration; and
(xiv) after receiving evidence satisfactory to Administrative Agent, during the period of the Restoration, the sum of (A) income derived from the Property, plus (B) projected proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as Borrower may irrevocably make available for the Restoration, will equal or exceed 100% of the sum of (x) Operating Expenses for such period and (y) the Debt Service for such period.
Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this Section 6.2.3 is not satisfied within 90 days of such Material Casualty or Material Condemnation, whichever the case may be, then, unless Administrative Agent shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan without the payment of any Prepayment Premium; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the Principal Amount of the Indebtedness so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums (excluding any Prepayment Premium) then due and owing under the Loan Documents and (C) third, to reimburse Administrative Agent and Lenders for any fees and expenses of Administrative Agent and Lenders incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive a release of the Lien of the Security Instrument and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.3.3 hereof and any surplus Proceeds shall be paid over to Borrower). Notwithstanding anything to the contrary contained herein, in the event of a Material Casualty or a Material Condemnation, where Borrower cannot restore, repair, replace or rebuild the Property to be of at least substantially equal value and of substantially the same character as prior to the Material Casualty or Material Condemnation or title defect because the Property is a legally non-conforming use or as a result of any other Legal Requirement, Borrower hereby agrees that Administrative Agent may apply the Proceeds payable in connection therewith in accordance with clauses (A), (B) and (C).
6.2.4 Manner of Restoration and Reimbursement. If Borrower is entitled pursuant to Sections 6.2.2 or 6.2.3 above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon Administrative Agent being furnished with (i) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Administrative Agent may reasonably require and approve, and (ii) all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work (such approval not to be unreasonably withheld, delayed or conditioned). In addition, no payment made prior to the Final Completion of the Restoration (excluding punch-list items) shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Administrative Agent shall have received evidence satisfactory to Administrative Agent in its good faith judgment of the estimated cost of completion of the Restoration (such estimate to be made by Borrower’s architect or contractor and approved by Administrative Agent), and Borrower shall have deposited with Administrative Agent Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds.
6.2.5 Condemnation.
(A) Borrower shall promptly give Administrative Agent written notice of the actual commencement or written threat of commencement of any Condemnation and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

(B) Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation where the loss does not exceed the Threshold Amount, Borrower may settle and compromise such Proceeds; provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation, where the loss exceeds the Threshold Amount, Borrower may settle and compromise the Proceeds only with the consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and Administrative Agent shall have the opportunity to participate, at Borrower’s sole cost and expense, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in the Notes, this Agreement and the other Loan Documents, and the Indebtedness shall not be reduced unless and until any Proceeds shall have been actually received and applied by Administrative Agent to discharge the Indebtedness, pay required interest and pay any other required amounts, in each case, pursuant to the terms of Sections 6.2.2 or 6.2.3 above. Administrative Agent shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Notes and this Agreement. Borrower shall cause any Proceeds that are payable to Borrower to be paid directly to Administrative Agent to be held and applied in accordance with the terms hereof.
ARTICLE VII
Impositions, Other Charges, Liens and Other Items
Section 7.1 Impositions and Other Charges. To the extent Manager does not reserve for or otherwise set aside and pay Impositions and Other Charges directly, and subject to the third sentence of this Section 7.1, Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Subject to Borrower’s right of contest set forth in Section 7.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, Administrative Agent, on behalf of Borrower, shall pay all Impositions and Other Charges, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Administrative Agent shall, or Administrative Agent shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Administrative Agent in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

Section 7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Administrative Agent, the lien holder or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default, with respect to Borrower’s Obligations as set forth in this Article VII, Administrative Agent may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Administrative Agent within three (3) Business Days following demand for all such advances pursuant to Section 19.14 (together with interest thereon at the Default Rate).
Section 7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith diligently contesting (including, without limitation, by instituting appropriate legal proceedings, when necessary) the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or contest, and during the pendency of such action or contest (i) Borrower shall keep Administrative Agent informed of the status of such contest at reasonable intervals, (ii) if Borrower is not providing security as provided in clause (iii) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (iii) such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is fully bonded to the satisfaction of Administrative Agent, (iv) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (v) in the case of Impositions and Liens which are not bonded in excess of $500,000 individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Administrative Agent Cash and Cash Equivalents in an amount equal to 125% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest, or, if the obligations being contested are less than $500,000, may, in lieu of delivering such Cash or Cash Equivalents, deliver a guaranty of the payment of such amounts from the Guarantor in a form reasonably satisfactory to Administrative Agent. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Administrative Agent’s reasonable judgment, in imminent danger of being forfeited or lost or Administrative Agent is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall promptly deliver to Administrative Agent reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.

ARTICLE VIII
Transfers and Leases
Section 8.1 Restrictions on Transfers. Unless such action is permitted by the subsequent provisions of this Article VIII, Borrower shall not and shall not permit any Person to, without Administrative Agent’s prior written consent, in its absolute and sole discretion, to the Transfer or other matter in question, (i) Transfer any direct or indirect ownership interest in the Property, Borrower or Guarantor, (ii) permit or suffer any owner of a direct or indirect ownership interest in the Property, Borrower or Guarantor, to Transfer any such ownership interest, whether by transfer of stock or other ownership interest in any entity or otherwise or (iii) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the Property or any direct or indirect ownership interests in all or any part of the Property, Borrower or Guarantor. Notwithstanding any provision in this Article VIII to the contrary, nothing contained in this Article VIII shall be deemed to restrict or otherwise interfere with (i) the ability of the holders of direct or indirect ownership interests in Guarantor to Transfer such interests, whether in connection with an initial public offering of shares in Guarantor or any Person owning direct or indirect ownership interests therein, Transfers by direct or indirect investors in Guarantor or otherwise or (ii) the issuance, conversion, exchange, redemption or other Transfer of direct or indirect ownership interests in (x) Guarantor or (y) a Joint Venture Partner or any Person owning direct or indirect ownership interests therein.
Section 8.2 Sale of Equipment. Borrower may Transfer or dispose of Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument; provided that such Transfer or disposal is in the Ordinary Course of Business, will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new Equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Security Instrument. Administrative Agent shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Administrative Agent to confirm that such Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.

Section 8.3 Immaterial Transfers and Easements, etc.
(a) Borrower may, without the consent of Administrative Agent, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2), and (ii) grant easements, restrictions, covenants, reservations and rights of way in the Ordinary Course of Business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or materially reduce the value of the Property or otherwise result in a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 8.3, Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Condemnation or such Transfer from the Lien of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Administrative Agent of:
(A) thirty (30) days prior written notice thereof;
(B) a copy of the instrument or instruments of Transfer;
(C) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and
(D) reimbursement of all of Administrative Agent’s reasonable costs and expenses incurred in connection with such Transfer.
(b) Notwithstanding anything to the contrary contained in the Loan Documents, the following Transfers shall be permitted hereunder:
(i) a Lease, or any other Transfer of the Property or any portion thereof, entered into in accordance with the Loan Documents; and
(ii) Transfers in connection with a Permitted Encumbrance.
Section 8.4 Transfers of Interests in Borrower. Each holder of any direct or indirect ownership interest in Borrower shall have the right to transfer (but not pledge, hypothecate or encumber) its direct or indirect ownership interest in Borrower to any Person who is not a Disqualified Transferee without Administrative Agent’s consent if Section 8.6 is complied with and, after giving effect to such transfer:
(a) the Property will be directly owned by a Single Purpose Entity in compliance with the representations, warranties and covenants in Section 4.1.29 hereof (as if Borrower shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the Transfer), and which shall have executed and delivered to Administrative Agent an assumption agreement in form and substance acceptable to Administrative Agent, evidencing the continuing agreement of Borrower to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Notes, the Security Instrument and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Administrative Agent;

(b) an Acceptable Manager shall continue to act as Manager for the Property pursuant to the Management Agreement or an Acceptable Management Agreement; and
(c) Guarantor shall continue to own directly or indirectly at least fifty percent (50%) of the ownership interests in Borrower; provided that, (i) after giving effect to any such transfer, in no event shall any Person other than Guarantor or a Close Affiliate of Guarantor which is Controlled by Guarantor be the Manager of the Property and (ii) so long as Guarantor or a Close Affiliate of Guarantor which is Controlled by Guarantor has equal or greater voting and approval rights with respect to Management Control, Management Control may be exercisable jointly by Guarantor or a Close Affiliate of Guarantor together with one or more other Persons.
Section 8.5 Loan Assumption. Borrower shall not have the right to sell, assign, convey or otherwise transfer (i) legal or equitable title to any part of the Property or (ii) their respective interests in, to and under the Loan and the Loan Documents.
Section 8.6 Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of Section 8.4 (other than a Transfer permitted under the last sentence of Section 8.1), Borrower shall deliver or cause to be delivered to Administrative Agent (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, and (B) upon the reasonable request of Administrative Agent, legal opinion(s) of counsel to Borrower or the transferee selected by either of them (to the extent approved by Administrative Agent), in form and substance reasonably acceptable to Administrative Agent, confirming, among other things, that the assets of Borrower, and of its managing general partner or managing member, as applicable, will not be substantively consolidated with the assets of such owners or Controlling Persons of Borrower as Administrative Agent may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.
Section 8.7 Leases.
8.7.1 New Leases and Lease Modifications. Except as otherwise provided in this Section 8.7, Borrower shall not (i) enter into any Lease other than on “market” terms and with “market” rental rates (in Borrower’s good faith judgment), or (ii) enter into any Material Lease (a “New Lease”), or (iii) consent to the assignment of any Material Lease (unless required to do so by the terms of such Material Lease) that releases the original Tenant from its obligations under the Material Lease, or (iv) Modify or terminate any Material Lease (including, without limitation, accept a surrender of any portion of the Property subject to a Material Lease (unless otherwise permitted or required by law), allow a reduction in the term of any Material Lease or a reduction in the Rent payable under any Material Lease, change any renewal provisions of any Material Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Material Lease) (any such action referred to in clauses (iii) and (iv) being referred to herein as a “Lease Modification”) without the prior written consent of Administrative Agent which consent, so long as no Event of Default is then continuing, shall not be unreasonably withheld, delayed or conditioned. Any New Lease or Lease Modification that requires Administrative Agent’s consent shall be delivered to Administrative Agent for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification.
8.7.2 Leasing Conditions. Subject to terms of this Section 8.7, provided no Event of Default shall have occurred and be continuing, Borrower may enter into a New Lease or Lease Modification, without Administrative Agent’s prior written consent, that satisfies each of the following conditions (as evidenced by an Officer’s Certificate delivered to Administrative Agent prior to entry into such New Lease or Lease Modification):
(A) with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 5,000 net rentable square feet of the Property;
(B) the term of such New Lease or Lease Modification, as applicable, does not exceed 120 months (inclusive of all extension and renewal options), provided that the initial term of such New Lease or Lease Modification is no longer than 60 months;
(C) the New Lease or Lease Modification provides for “market” rental rates and other terms and does not contain any terms which would adversely affect Administrative Agent’s rights under the Loan Documents or that would have a Material Adverse Effect;
(D) the New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect;
(E) the New Lease or Lease Modification, as applicable, is not for the spaces at the Property known as: Hudson Bar, Hudson Library, Hudson Hall, Private Park or Sky Terrace.
(F) the Tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of Borrower;

(G) the New Lease or Lease Modification, as applicable, does not prevent Proceeds from being held and disbursed by Administrative Agent in accordance with the terms hereof and does not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Condemnation of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish; and
(H) the New Lease or Lease Modification, as applicable satisfies the requirements of Section 8.7.7 and Section 8.7.8.
8.7.3 Delivery of New Lease or Lease Modification. Upon the execution of any New Lease or Lease Modification, as applicable, Borrower shall deliver to Administrative Agent an executed copy of the Lease.
8.7.4 Lease Amendments. Borrower agrees that it shall not have the right or power, as against Administrative Agent without its consent, to cancel, abridge, or otherwise Modify any Lease unless such modification complies with this Section 8.7.
8.7.5 Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and shall, if required by law or the applicable Lease not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within ten (10) Business Days after written request by Administrative Agent, Borrower shall furnish to Administrative Agent reasonably satisfactory evidence of compliance with this Section 8.7.5, together with a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held.
8.7.6 No Default Under Leases. Borrower shall (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases; (ii) exercise, within ten (10) Business Days after a written request by Administrative Agent, any right to request from the Tenant under any Lease a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).
8.7.7 Subordination. All Lease Modifications and New Leases entered into by Borrower after the date hereof shall by their express terms be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Lease or otherwise) and shall provide that the Person holding any rights thereunder shall attorn to Administrative Agent or any other Person succeeding to the interests of Administrative Agent upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 8.7.

8.7.8 Attornment. Each Lease Modification and New Lease entered into from and after the date hereof shall provide that in the event of the enforcement by Administrative Agent of any remedy under this Agreement or the Security Instrument, the Tenant under such Lease shall, at the option of Administrative Agent or of any other Person succeeding to the interest of Administrative Agent as a result of such enforcement, attorn to Administrative Agent or to such Person and shall recognize Administrative Agent or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, Administrative Agent or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower under any such Lease (but Administrative Agent, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of Administrative Agent’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against Borrower, (iv) any obligation on Borrower’s part, pursuant to such Lease, to perform any tenant improvement work or (v) any obligation on Borrower’s part, pursuant to such Lease, to pay any sum of money to any Tenant. Each such New Lease shall also provide that, upon the reasonable request by Administrative Agent or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.
8.7.9 Non-Disturbance Agreements. Administrative Agent shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-disturbance agreement, in form and substance substantially similar to the form attached hereto as Exhibit K (a “Non-Disturbance Agreement”), with any Tenant (other than an Affiliate of Borrower) entering into a New Lease permitted hereunder or otherwise consented to by Administrative Agent within ten (10) Business Days after written request therefor by Borrower, provided that, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 8.7. All reasonable third party costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower (in advance, if requested by Administrative Agent).

ARTICLE IX
Interest Rate Cap Agreement
Section 9.1 Interest Rate Cap Agreement. Borrower shall maintain the Interest Rate Cap Agreement with an Acceptable Counterparty in effect and having a term extending through the last day of the accrual period in which the applicable Maturity Date occurs, and an initial notional amount equal to the Principal Amount. The Interest Rate Cap Agreement shall have a strike rate equal to the LIBOR Cap Strike Rate. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan made in accordance with the Loan Documents, provided that the strike rate shall be equal to the LIBOR Cap Strike Rate.
Section 9.2 Pledge and Collateral Assignment. Borrower hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to Administrative Agent, as security for the payment and the performance of all Obligations, in, to and under all of Borrower’s right, title and interest whether now owned or hereafter acquired and whether now existing or hereafter arising (collectively, the “Rate Cap Collateral”): (i) in the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any replacement agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement); (ii) to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing. Borrower shall deliver to Administrative Agent an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Administrative Agent and require that payments be made directly to Administrative Agent) and notify the Counterparty of such assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument). Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, transfer, deliver, assign or grant any security interest in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Administrative Agent as the secured party, to be filed with respect thereto.

Section 9.3 Covenants.
(A) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Administrative Agent shall be deposited immediately into the Holding Account pursuant to Section 3.1. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive or Modify any of its rights thereunder.
(B) Borrower shall defend Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.
(C) In the event of (x) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty and (y) the Counterparty shall fail to comply with the requirements contained in the Interest Rate Cap Agreement which are described in Exhibit I upon such occurrence, Borrower shall either (i) replace the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the then current Interest Period in which the Maturity Date occurs, (y) in a notional amount at least equal to the Principal Amount of the Loan then outstanding, and (z) having a strike rate equal to the LIBOR Cap Strike Rate, or (ii) cause the Counterparty to deliver collateral or other credit enhancement to secure Borrower’s exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are acceptable to Administrative Agent, in its sole discretion; provided that Borrower acknowledges that a Downgrade of the Counterparty to A- or lower (or its equivalent by Moody’s and, if the counterparty is rated by Fitch, by Fitch), shall not be susceptible to a cure by the posting of collateral or other credit enhancement.
(D) In the event that Borrower fails to purchase and deliver to Administrative Agent the Interest Rate Cap Agreement as and when required hereunder, Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is paid by Borrower to Administrative Agent.
(E) Borrower shall not (i) without the prior written consent of Administrative Agent, Modify the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Administrative Agent, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Administrative Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Administrative Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Administrative Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.

In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Administrative Agent an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Administrative Agent and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by Administrative Agent.
Section 9.4 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Administrative Agent as follows:
(A) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(B) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.
(C) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.
(D) Giving effect to the aforesaid grant and assignment to Administrative Agent, Administrative Agent has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.
(E) Except for financing statements filed or to be filed in favor of Administrative Agent as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Administrative Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Administrative Agent as secured party.

Section 9.5 Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Holding Account.
Section 9.6 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and be continuing:
(A) Administrative Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Administrative Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Administrative Agent upon credit or for future delivery, Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.
(B) Administrative Agent may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.
(C) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Administrative Agent and assigns and transfers unto Administrative Agent, and constitutes and appoints Administrative Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, upon the occurrence and during the continuance of an Event of Default, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or Modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Administrative Agent in this Agreement, and Borrower further authorizes and empowers Administrative Agent, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, upon the occurrence and during the continuance of an Event of Default, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.
(D) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Administrative Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.
(E) Pursuant to the powers-of-attorney provided for above, Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Administrative Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Administrative Agent, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(F) Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC.
(G) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Administrative Agent in exercising its rights under this Section 9.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Administrative Agent upon demand and shall be secured by this Agreement.
Section 9.7 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Administrative Agent shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Administrative Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Administrative Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Administrative Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in Section 11 of the Security Instrument.

Section 9.8 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.
Section 9.9 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Administrative Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Administrative Agent or such officer or be answerable in any way for the misapplication or non- application thereof.
Section 9.10 Extension Interest Rate Cap Agreement. If Borrower exercises any of its options to extend the Maturity Date pursuant to Section 2.1.6, then, on or prior to the Maturity Date being extended, Borrower shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Period in which the extended Maturity Date occurs, (ii) in a notional amount at least equal to the Principal Amount of the Loan as of the Maturity Date being extended, and (iii) having a strike rate equal to an amount such that the maximum interest rate paid by Borrower after giving effect to payments made under such Extension Interest Rate Cap Agreement shall equal no more than the applicable LIBOR Cap Strike Rate.
Section 9.11 Filing of Financing Statements Authorized. Borrower hereby authorizes the filing of a form UCC-1 financing statement naming Borrower as debtors and Administrative Agent as secured party in any office (including the office of the Secretary of State of the State of Delaware) covering all property of Borrower (including, but not limited to, the Account Collateral and the Rate Cap Collateral, but excluding Excess Cash Flow).
ARTICLE X
Maintenance of Property; Alterations
Section 10.1 Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, Excusable Delays, and the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Condemnation or Casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

Section 10.2 Alterations and Expansions. Borrower shall not perform or undertake or consent to or permit any other Person to perform or undertake any Alteration or Expansion, except in accordance with the following terms and conditions:
(A) The Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Leases and all Legal Requirements.
(B) No Event of Default shall have occurred and be continuing or shall occur as a result of such action.
(C) A Material Alteration, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Property or the Improvements, shall be conducted under the supervision of an Independent Architect and shall not be undertaken until ten (10) Business Days after there shall have been filed with Administrative Agent, for information purposes only and not for approval by Administrative Agent, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be filed with Administrative Agent, for information purposes only.
(D) The Alteration or Expansion may not in and of itself, either during the Alteration or Expansion or upon completion, be reasonably expected to have a Material Adverse Effect with respect to the Property or, if a Cash Sweep Period then exists, adversely affect the annual Net Operating Income by more than $500,000, taking into account the required escrows (or completion bond) provided under clause (h)(i) below; provided that if, as reasonably determined by Borrower in good faith, such Alteration or Expansion would reduce annual Net Operating Income by $500,000 or more and a Cash Sweep Period then exists, then in order to proceed with the Alteration or Expansion Borrower shall deliver to Administrative Agent Eligible Collateral in the amount that the projected reduction in Net Operating Income resulting from the Alteration or Expansion exceeds $500,000 as additional security for the Indebtedness, which Eligible Collateral shall be returned to Borrower after evidence of completion of the applicable Alteration or Expansion and no Event of Default has occurred and is continuing.

(E) All work done in connection with any Alteration or Expansion shall be performed with due diligence to Final Completion in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the Property as of the date hereof (or, if greater, the then-current customary quality in the sub-market in which the Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.
(F) The cost of any Alteration or Expansion shall be promptly and fully paid for by Borrower, subject to the next succeeding sentence. No payment made prior to the Final Completion (excluding punch-list items) of an Alteration or Expansion or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.
(G) Intentionally Omitted.
(H) With respect to any Material Alteration:
(i) Borrower shall have delivered to Administrative Agent Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration which is in excess of the Threshold Amount, which Eligible Collateral shall be held by Administrative Agent as security for the Indebtedness and released to Borrower as such work progresses in accordance with Section 10.2(H)(iii); provided, however, in the event that any Material Alteration shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2 hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration (in either case, as estimated by the Independent Architect) less the sum of the amount of any Proceeds which Borrower is entitled to withdraw pursuant to Section 6.2 hereof and the Threshold Amount;
(ii) Prior to commencement of construction of such Material Alteration, Borrower shall deliver to Administrative Agent a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration or Expansion and the corresponding amounts expected to be due and payable by or on behalf of Borrower in connection with such completion, such schedule to be updated quarterly by Borrower (and with the concurrence of the Independent Architect) during the performance of such Alteration or Expansion.

(iii) Any Eligible Collateral that a Borrower delivers to Administrative Agent pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Administrative Agent in Permitted Investments for a period of time consistent with the date on which Borrower notifies Administrative Agent that Borrower expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Material Alteration progresses, the amount of any Eligible Collateral so furnished may, upon the written request of Borrower to Administrative Agent, be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if Section 6.2.4 were applicable, subject to the satisfaction of the conditions precedent to withdrawal of funds set forth in Section 6.2.4 hereof. In connection with the above-described quarterly update of the projected stages of completion of the Material Alteration (as concurred with by an Independent Architect), Borrower shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Administrative Agent as necessary to comply with Section 10.2(H)(i) hereof.
(iv) At any time after Final Completion of such Material Alterations, the whole balance of any Cash deposited with Administrative Agent pursuant to Section 10.2(H) hereof then remaining on deposit may be withdrawn by Borrower and shall be paid by Administrative Agent to Borrower, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Administrative Agent to Borrower, within ten (10) days after receipt by Administrative Agent of an application for such withdrawal and/or release and satisfaction of each of the following conditions, as certified by an Officer’s Certificate that such statements are true, and as to the following clauses (A) and (B) of this clause also a certificate of the Independent Architect:
(A) such Material Alteration(s) shall have been completed in all material respects in accordance with any plans and specifications therefor previously filed with Administrative Agent under Section 10.2(C) hereof;
(B) that to the Best of Borrower’s Knowledge (x) such Material Alteration(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Alteration(s) or Expansion(s), the applicable Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;
(C) that to the Best of Borrower’s Knowledge, all amounts that a Borrower is or may become liable to pay in respect of such Material Alteration(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the applicable Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or Expansion(s) or at its sole cost and expense, at the request of

Administrative Agent Borrower shall cause a nationally recognized title insurance company to deliver to Administrative Agent an endorsement to the Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Title Policy, which policy shall be dated the date of completion of the Material Alteration (or later) and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Borrower are unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Alteration(s) or Expansion(s), then, assuming Borrower are able to satisfy each of the other requirements set forth in clauses (A) and (B) above, Borrower shall be entitled to the release of the difference between the whole balance of such Eligible Collateral and the total of all costs and expenses to which Borrower are unable to certify; and
(D) that to the Best of Borrower’s Knowledge, no Event of Default has occurred and is continuing.
ARTICLE XI
Books and Records, Financial Statements, Reports and Other Information
Section 11.1 Books and Records. Borrower shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Notes, the Property and the business and affairs of Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Administrative Agent and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower relating to the operation of the Property and to make such copies or extracts thereof as Administrative Agent may reasonably require.
Section 11.2 Financial Statements.
11.2.1 Monthly Reports. Borrower shall furnish to Administrative Agent, within thirty (30) days after the end of each calendar month, unaudited operating statements, aged accounts receivable reports, rent rolls, STAR Reports, PACE Reports and occupancy and ADR reports for the Property, in each case accompanied by an Officer’s Certificate certifying (i) with respect to the operating statements, that such statements are true, correct, accurate and complete and fairly present the results of the operations of

Borrower and the Property, (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are true, correct, accurate and complete and fairly present the results of the operations of Borrower and the Property, (iii) a calculation of the Debt Yield Ratio for the immediately preceding month and (iv) a cash flow statement and summary accounting of activity in the Hotel Operating Account for the immediately preceding month. Borrower will also provide Administrative Agent copies of all flash reports as to monthly revenues upon request.
11.2.2 Quarterly Reports. Borrower will furnish, or cause to be furnished, to Administrative Agent on or before the forty-fifth (45th) day after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter), the following items, accompanied by an Officer’s Certificate, certifying that to the Best of Borrower’s Knowledge and the best of such officer’s knowledge, such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP to the extent applicable:
(A) quarterly and year to date financial statements prepared for such fiscal quarter with respect to Borrower, including a balance sheet and operating statement for such quarter for Borrower for such quarter;
(B) during a Cash Sweep Period, a comparison of the budgeted income and expenses and the actual income and expenses for such quarter for the Property, together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date; provided, however, that Borrower shall not be obligated to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $100,000;
(C) occupancy levels at the Property for such period, including average daily room rates and the average revenue per available room;
(D) concurrently with the provision of such reports, Borrower shall also furnish a report of Operating Revenues and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to Borrower and the Property for the most recently completed quarter;
(E) a STAR Report and to the extent provided by Manager a PACE Report for the most recently completed quarter;
(F) a calculation of DSCR for the trailing four (4) Fiscal Quarters; and
(G) to the extent prepared by or on behalf of Borrower or provided by Manager, a report of aged accounts receivable relating to the Property as of the most recently completed quarter and a list of Security Deposits and the aggregate amount of all Security Deposits.

11.2.3 Annual Reports. Borrower shall furnish to Administrative Agent within ninety (90) days following the end of each Fiscal Year a complete copy of the annual financial statements of Borrower, audited by BDO USA LLP, a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Administrative Agent in accordance with GAAP for such Fiscal Year and containing a balance sheet, a statement of operations and a statement of cash flows. The annual financial statements of Borrower shall be accompanied by (i) an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property and has been prepared in accordance with GAAP and (ii) a management report, in form and substance reasonably satisfactory to Administrative Agent, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Budget. Together with Borrower’s annual financial statements, Borrower shall furnish to Administrative Agent (A) an Officer’s Certificate certifying as of the date thereof whether there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:
(1) Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of the Property, including separate line items with respect to any project costing in excess of $250,000;
(2) occupancy levels for the Property for such period; and
(3) average daily room rates at the Property for such period.
11.2.4 Leasing Reports. During any period when any Leases other than the Bar Lease and Operating Lease are in effect, not later than forty-five (45) days after the end of each fiscal quarter of Borrower’s operations, Borrower shall deliver to Administrative Agent a true and complete rent roll for the Property showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct, accurate and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.
11.2.5 Manager Reports. Borrower shall deliver to Administrative Agent, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by or on behalf of Manager, including, without limitation, pursuant to Sections 9(a) and 9(d) of the Management Agreement (including, without limitation, the annual Budget and profit-loss statements and any inspection reports).

11.2.6 Budget.
(A) Not later than November 1st of each Fiscal Year hereafter, Borrower shall prepare or cause to be prepared and deliver to Administrative Agent, for informational purposes only, a Budget in respect of the Property for the succeeding Fiscal Year, or if no such approved Budget then exists, the most up to date draft Budget. In all events, Borrower shall deliver to Administrative Agent, for informational purposes only, a Budget that has been approved under the Management Agreement in respect of the Property for the Fiscal Year by December 1st of such Fiscal Year.
(B) If Borrower subsequently amends the Budget, Borrower shall promptly deliver the amended Budget to Administrative Agent.
(C) Notwithstanding the foregoing, any Budget in effect or submitted during a Cash Sweep Period, and in each case any material amendment thereto, shall be subject to Administrative Agent’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned so long as no Event of Default is continuing. Until a proposed Budget is approved, the current Budget shall remain in effect. Borrower shall consult with Administrative Agent and shall afford Administrative Agent a reasonable opportunity to meet and confer with Borrower to discuss in reasonable detail such proposed revised Budget and general hotel operations, and Borrower shall obtain Manager’s approval of the resulting budget revisions as requested by Administrative Agent in its reasonable discretion.
11.2.7 IP Collateral. Borrower shall provide to Administrative Agent written notice of any Intellectual Property acquired for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property after the date hereof, which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or any material or exclusive IP Licenses, and deliver to Administrative Agent an IP Security Agreement and/or such other instrument in form and substance reasonably acceptable to Administrative Agent. Borrower shall provide such notice to Administrative Agent promptly upon the acquisition of such Intellectual Property or IP License. Borrower shall execute and deliver to Administrative Agent all filings necessary to protect and evidence Administrative Agent’s security interest in such Intellectual Property and IP Licenses. Further, Borrower authorizes Administrative Agent to modify this Agreement by amending the IP Schedule to include any applications or registration for IP Collateral (but the failure to do so modify such IP Schedule shall not be deemed to affect Administrative Agent’s security interest in or lien upon such IP Collateral).
11.2.8 Intentionally Omitted.

11.2.9 Other Information. Borrower shall, promptly after written request by Administrative Agent, furnish or cause to be furnished to Administrative Agent, in such manner and in such detail as may be reasonably requested by Administrative Agent, such additional information as may be reasonably requested by Administrative Agent with respect to the Property. The information required to be furnished by Borrower to Administrative Agent under this Section 11.2 shall be provided in both hard copy format and electronic format; provided that Borrower shall only be required to provide the information required under this Section 11.2.8 in electronic format if such information is so available in the ordinary course of the operations of Borrower and Manager and without significant expense.
ARTICLE XII
Environmental Matters
Section 12.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies delivered to Administrative Agent (the “Environmental Reports”), (i) Borrower has not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the Ordinary Course of Business at the Property; (ii) to the Best of Borrower’s Knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of the Ordinary Course of Business at the Property; (iii) to the Best of Borrower’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws; (iv) to the Best of Borrower’s Knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower or the Property; and (v) to the Best of Borrower’s Knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower or the Property.
Section 12.2 Covenant; Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3, Borrower covenants and agrees with Administrative Agent that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an “Environmental Event”), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Administrative Agent. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Administrative Agent an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action. Borrower shall promptly provide Administrative Agent with copies of all notices from any Governmental Authority which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials provided by any Governmental Authority pertinent to compliance of the Property and Borrower with such Environmental Laws.
Section 12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or an Event of Default, Administrative Agent shall have the right to direct Borrower to obtain consultants reasonably approved by Administrative Agent to perform a comprehensive environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Administrative Agent and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Administrative Agent may reasonably require due to the results obtained from the foregoing. Borrower grants Administrative Agent, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Administrative Agent upon demand and shall be secured by the Lien of the Security Instrument. Administrative Agent shall not unreasonably interfere with, and Administrative Agent shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Administrative Agent shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.
Section 12.4 Environmental Indemnification.
(A) Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all Liabilities which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower.

(B) Notwithstanding Section 12.4(A) above, or any other provision of this Agreement, Borrower shall not be liable for any Hazardous Materials first placed on or under the Property (or any portion thereof) after ownership and control of the Property has been transferred to a third party following foreclosure or conveyance in lieu of foreclosure (“Transfer of Ownership”); provided, however, that (i) the existence of any Hazardous Materials placed in, under, over, from or affecting the Property (or such portion thereof), which materials were present prior to Transfer of Ownership, shall remain subject to Borrower’s indemnification obligations; and (ii) Borrower shall have the burden of proving that such environmental condition occurred subsequent to Transfer of Ownership.
(C) If any such action or other proceeding shall be brought against Administrative Agent, upon written notice from Borrower to Administrative Agent (given reasonably promptly following Administrative Agent’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Administrative Agent; provided, however, Administrative Agent may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Administrative Agent a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct.
Section 12.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower (but not its constituent members, except as provided in the Environmental Indemnity) and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Administrative Agent or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure.

ARTICLE XIII
Reserved

ARTICLE XIV
Administrative Agent
Section 14.1 Appointment. Each Lender hereby irrevocably designates and appoints Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against Administrative Agent.
Section 14.2 Delegation of Duties. Administrative Agent may execute any of its duties under the Loan Documents by or through agents (“Agents”) or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 14.3 Exculpatory Provisions. None of Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of Lenders for any recitals, statements, representations or warranties made by the Transaction Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Transaction Parties to perform their obligations hereunder or thereunder. Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Transaction Parties.
Section 14.4 Reliance by the Agents. Each of Administrative Agent and the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by such Agent. As to Lenders: (1) Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of Lenders (or, if a provision of this Agreement expressly provides that a lesser number of Lenders may direct the action of Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from Administrative Agent’s gross negligence or willful misconduct), and (2) Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of Lenders (or, if a provision of this Agreement expressly provides that Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.
Section 14.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or Borrower referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice and a Default has occurred, Administrative Agent shall promptly give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of Lenders (except to the extent that this Agreement or the Recourse Guaranty expressly requires that such action be taken or not taken by Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).
Section 14.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by Administrative Agent or the other Agents to any Lender. Each Lender represents to Administrative Agent and the other Agents that it has, independently and without reliance upon Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Transaction Parties and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Transaction Parties. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Transaction Parties which may come into the possession of Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 14.7 Indemnification; Reimbursement of Protective Advances.
14.7.1 Indemnification. Lenders agree to indemnify Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively. The provisions of this Section 14.7 shall survive the payment of the Obligations and the termination of this Agreement.
14.7.2 Reimbursement of Protective Advances. If Administrative Agent incurs any reasonable costs or expenses (including, without limitation, those for legal services) after the date of this Agreement and with respect to any actual or proposed Modification or waiver of any term of the Loan Documents or restructuring or refinancing thereof or with any effort to enforce or protect Lenders’ rights or interests with respect thereto (including any protective advances made in accordance with Section 8 of the Security Instrument), or otherwise with respect to the performance of its role as administrative agent under this Agreement, each in accordance with the terms of this Agreement, then, if such costs are not reimbursed by or on behalf of Borrower, Lenders shall reimburse Administrative Agent for their Percentage Share of such costs promptly after request therefor. If Administrative Agent recovers any amounts for which Administrative Agent has previously been reimbursed by Lenders hereunder, Administrative Agent shall promptly distribute to Lenders their Percentage Share thereof.

14.7.3 Lender Failure to Indemnify. In the event a Lender fails to reimburse Administrative Agent for its Percentage Share of costs pursuant to this Section 14.7 and such failure continues for a period of three (3) Business Days after notice from Administrative Agent, such Lender shall cease to be entitled to any voting, consent or approval rights hereunder or under any other Loan Document, until such time such Lender reimburses Administrative Agent for its Percentage Share of such costs.
Section 14.8 Agents in Their Individual Capacity. Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Transaction Parties or any of their respective Subsidiaries and Affiliates as though Administrative Agent and the other Agents were not, respectively, Administrative Agent, or an Agent hereunder. With respect to such loans made or renewed by them and any Note issued to them, Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent or an Agent, respectively, and the terms “Lender” and “Lenders” shall include Administrative Agent and each other Agent in its individual capacity.
Section 14.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to Lenders and Borrower. If Administrative Agent shall resign, then Lenders shall appoint a successor agent or, if Lenders are unable to agree on the appointment of a successor agent, Administrative Agent shall appoint a successor agent for Lenders whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto; provided, however, that so long as no Event of Default has occurred and is continuing, the appointment of a successor Administrative Agent shall be subject to the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.
Section 14.10 Limitations on Agents Liability. No Agent other than Administrative Agent shall, each in its capacity as an Agent, have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.

Section 14.11 Approvals of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, and (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
ARTICLE XV
Assignments and Participations
Section 15.1 Assignments, Delegations and Pledges. With the prior written consent of Administrative Agent, such consent not to be unreasonably withheld or delayed, any Lender may at any time assign, delegate and pledge to one or more Eligible Assignees (provided that no written consent of Administrative Agent shall be required in connection with any assignment, delegation and pledge by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate) (each such assignee, an “Assignee”, and each such pledgee, a “Pledgee”) all or any part of such Lender’s Percentage Share of the Loan, the Delayed Draw Term Loan Commitments and the other Obligations held by such Lender hereunder, in a minimum amount of $3,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Percentage Share of the Loan is less than $3,000,000, one hundred percent (100%) thereof); provided, however, that the Transaction Parties, Borrower and Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Administrative Agent an Assignment and Acceptance Agreement, (iii) the assignment shall have been recorded in the Register, and (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent (or, if previously agreed with Administrative Agent, manually), and shall pay to Administrative Agent a processing and recordation fee of $3,500.
Section 15.2 Register; Effect of Assignment and Acceptance. Administrative Agent shall, on behalf of Borrower, maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of Lenders and the principal amount of the Loan owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, each Lender and Administrative Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement. From and after the date that

Administrative Agent notifies the assignor Lender and Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee, and the assignment has been recorded in the Register: (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Shares resulting therefrom.
Section 15.3 Substitute Notes. After its receipt of notice by Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by Administrative Agent to each Lender), Borrower shall, if requested in writing by the Assignee, execute and deliver within five (5) Business Days of receipt of such request to Administrative Agent, a new Note evidencing such Assignee’s Percentage Share of the Loan; provided that the obligation to deliver such Note shall be subject to receipt by Borrower of the existing Note which such new Note replaces (or, if not available, receipt of a lost note affidavit and indemnity from beneficiary of such existing Note in customary form reasonably satisfactory to Borrower).
Section 15.4 Participations. Any Lender may at any time sell to one or more commercial banks, insurance companies or other Persons not Affiliates of Borrower (a “Participant”) participating interests in the Loan and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, and (iii) Borrower and Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which an Originating Lender sells such a participation shall provide that such Originating Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in clauses (1), (2), (3), (4) or (5) of Section 19.5. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.2.5, 2.2.6, 2.2.8 and 2.2.9 (and subject to the burdens of Sections 2.2.7, 2.2.9(v) and this Article XV) as though it were also a Lender thereunder; provided, however, that (i) in no event shall any such participation result in Borrower making payments in excess of those that would be owing to Originating Lender if no participation had taken place unless Borrower is notified of such participation and such participation is made with Borrower’s prior written consent, and (ii) if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 19.19 of this Agreement shall apply to such Participant as if it were a Lender party hereto.
Section 15.5 Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Percentage Share of the Loan held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Percentage Share of the Loan made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Percentage Share of the Loan to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.
Section 15.6 Redirection Notice. Upon Administrative Agent’s receipt of written notice (a “Redirection Notice”) by a Pledgee that the pledging Lender is in default, beyond applicable cure periods, under pledging Lender’s obligations to Pledgee pursuant to the applicable credit agreement between pledging Lender and Pledgee (which notice need not be joined in or confirmed by pledging Lender), and until such Redirection Notice is withdrawn or rescinded by Pledgee, Administrative Agent shall remit to Pledgee and not to pledging Lender, any payments that Administrative Agent would otherwise be obligated to pay to pledging Lender from time to time pursuant to this Agreement or any Loan Document. Each pledging Lender hereby unconditionally and absolutely releases Administrative Agent from any liability to pledging Lender on account of Administrative Agent’s compliance with any Redirection Notice believed by Administrative Agent to have been delivered by Pledgee.
Section 15.7 Syndication. Subject to Section 15.1 above, DBTCA or its affiliates may syndicate, securitize, sell, assign and/or participate the Loan and the other Obligations held by Lenders hereunder, in whole or in part (any such transaction, a “Loan Sale”), before or after the Closing Date, without any consent from Borrower or any other Transaction Party, and DBTCA (or its affiliates) shall manage all aspects of such Loan Sale, including the number and identity of the potential Lenders participating in the Loan Sale and the Loan amounts and compensation offered in connection therewith. Borrower agrees to take all actions as DBTCA (or its affiliates) may reasonably request to assist in any such Loan Sale, including: (i) making its senior management and representatives available to participate in informational meetings with potential Lenders, investors and/or Rating Agencies at such times and places as DBTCA (or its affiliates) may reasonably request; (ii) using its reasonable efforts to ensure that the Loan Sale efforts benefit from Borrower’s lending relationships; and (iii) providing DBTCA (or its affiliates) with all information reasonably deemed necessary by DBTCA to successfully complete the Loan Sale.

Section 15.8 Pfandbrief Appraisal. In connection with any assignment, pledge or transfer of a Lender’s interest in the Loan to a Pfandbrief, such Lender, at its own expense, may order an Appraisal, and Administrative Agent will reasonably cooperate, at such Lender’s expense, in coordinating the same with Borrower to the extent necessary to obtain such Appraisal.
ARTICLE XVI
Reserve Accounts
Section 16.1 Tax Reserve Account. In accordance with the time periods set forth in Section 3.1, and during any period when the Manager is not reserving for Impositions and Other Charges, Borrower shall deposit into the Tax Reserve Account an amount equal to (a) one-twelfth of the annual Impositions that Administrative Agent reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Impositions at least twenty (20) days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). If applicable, the Monthly Tax Reserve Amount shall be paid by Borrower to Administrative Agent on each Payment Date. Administrative Agent will apply the Monthly Tax Reserve Amount to payments of Impositions and Other Charges required to be made by Borrower pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Administrative Agent shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Administrative Agent reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Administrative Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Administrative Agent shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.

Section 16.2 Insurance Reserve Account. At any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable or at any time that Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements or following an Insurance Reserve Trigger, Borrower will immediately pay to Administrative Agent for transfer by Administrative Agent to the Holding Account (or if Borrower fails to so pay Administrative Agent, Administrative Agent will transfer from the Holding Account) an amount (the “Insurance Reserve Amount”) equal to payments of insurance premiums required to be made by Borrower to pay (or to reimburse Borrower for) the insurance required pursuant to Article VI and under the Security Instrument. In addition, at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid at least 3 months before such premiums become due and payable or at any time that Manager does not reserve for or otherwise set aside and pay, in no more than four (4) installments per year, premiums with respect to the Insurance Requirements, and otherwise following an Insurance Reserve Trigger, in accordance with the time periods set forth in Section 3.1, Borrower shall deposit into the Insurance Reserve Account an amount equal to one-twelfth of the insurance premiums that Administrative Agent reasonably estimates based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such insurance premiums at least twenty (20) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount”); provided, however, that immediately following an Insurance Reserve Trigger, Borrower will pay to Administrative Agent for transfer by Administrative Agent to the Insurance Reserve Account (or if Borrower fails to so pay Administrative Agent, Administrative Agent will transfer from the Holding Account) an amount equal to payments of insurance premiums required to be made by Borrower to pay (or to reimburse Borrower) for the insurance required pursuant to Article VI and under the Security Instrument. The Monthly Insurance Reserve Amount, if same is payable pursuant to this Section 16.2, shall be paid by Borrower to Administrative Agent on each Payment Date. Administrative Agent will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower to pay for the insurance required pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If at any time Administrative Agent reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums (up to a maximum amount equal to the aggregate annual insurance premium required hereunder), Administrative Agent shall notify Borrower of such determination and Borrower shall increase the Insurance Reserve Amount by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Administrative Agent shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.

Section 16.3 Cash Sweep Reserve Account. During any Cash Sweep Period, certain monies shall be transferred in accordance with Section 3.1.1 hereof from the Holding Account into the Cash Sweep Reserve Account and retained by Administrative Agent as additional security for the Indebtedness and shall be applied or disbursed as provided in Section 3.1.5 and below. From and after the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply any amounts then remaining in the Cash Sweep Reserve Accounts to repay the Indebtedness or any other amounts due hereunder or under the other Loan Documents in such order, manner and amount as Administrative Agent shall determine in its sole discretion. Provided no Default or Event of Default shall have occurred and be continuing, Administrative Agent shall instruct the Cash Management Bank to transfer to Borrower’s Account free and clear of all Liens, any amounts remaining in the Cash Sweep Reserve Account within ten (10) Business Days after Borrower provides Administrative Agent with evidence satisfactory to Administrative Agent indicating that the Cash Sweep Period has ended.
Section 16.4 Required Repairs Reserve Account. (a) Borrower shall perform the repairs and other work at the Property as set forth on Schedule VI (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule VI. On the Closing Date, Borrower shall deposit with or on behalf of Administrative Agent the amount set forth on such Schedule VI as the estimated cost to complete the Required Repairs multiplied by 125% (the “Required Repairs Funds”), which Required Repairs Funds shall be transferred by the Cash Management Bank into the Required Repairs Reserve Account.
(b) Release of Required Repairs Funds. Provided no Event of Default is continuing, Administrative Agent shall direct the Cash Management Bank to disburse Required Repairs Funds to Borrower out of the Required Repairs Reserve Account, within twenty (20) days after the delivery by Borrower to Administrative Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Required Repairs Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Administrative Agent): (i) an Officer’s Certificate (A) stating that the Required Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Required Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, (E) stating that all previous disbursements of Required Repairs Funds have been used to pay the previously identified Required Repairs, and (F) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (ii) as to any completed Required Repair a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Required Repairs and not previously delivered to Administrative Agent, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Administrative Agent, (iv) at Administrative Agent’s option, for Required Repairs in excess of $25,000 a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Administrative Agent, and (v) such other evidence as Administrative Agent shall reasonably request to demonstrate that the Required Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. Upon Borrower’s completion of all Required Repairs in accordance with this Section 16.4, Administrative Agent shall direct the Cash Management Bank to release any remaining Required Repairs Funds, if any, in the Required Repairs Reserve Account to Borrower.
Section 16.5 FF&E Reserve Account. In accordance with Section 3.1, and during any period when Manager is not reserving for FF&E or FF&E is not otherwise reserved pursuant to the terms of the Management Agreement, upon the request of Borrower, Administrative Agent will, within ten (10) Business Days (or such shorter time as may be appropriate in Administrative Agent’s reasonable discretion during emergency situations identified to Administrative Agent by Borrower in writing) after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Borrower from the FF&E Reserve Account to pay or to reimburse Borrower or Manager for actual costs incurred in connection with capital expenditures relating to FF&E at the Property of the type customarily utilized in hotel properties in New York similar to the Property (to the extent such expenditures are permitted hereunder), provided that (A) Administrative Agent has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the property, (B) Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question and (C) Administrative Agent has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct. Subject to the terms of the Assignment of Management Agreement, in no event shall Administrative Agent be obligated to disburse funds from the FF&E Reserve Account if a monetary Default or an Event of Default exists.

Section 16.6 Ground Rent Reserve Account. (a) During any period when the Manager is not reserving for Ground Rent, Borrower shall deposit with or on behalf of Administrative Agent, on each Monthly Payment Date, an amount equal to the Ground Rent that will be payable under the Ground Lease for the month immediately following the month in which such Payment Date occurs (said monthly amounts hereinafter called the “Monthly Ground Rent Reserve Amount”), which amounts shall be transferred into the Ground Rent Account. Such deposit may be increased from time to time by Administrative Agent in such amount as Administrative Agent shall deem to be necessary in its reasonable discretion to reflect any increases in the Ground Rent. Amounts deposited from time to time into the Ground Rent Account pursuant to this Section 16.6 are referred to herein as the “Ground Rent Funds”.
(b) Provided no Event of Default has occurred and is continuing, Administrative Agent shall direct the Cash Management Bank to apply Ground Rent Funds on deposit in the Ground Rent Account to payments of Ground Rent. Borrower shall furnish Administrative Agent with all bills, invoices and statements for the Ground Rent at least thirty (30) days prior to the date on which such Ground Rent first becomes payable. In making any payment relating to Ground Rent, Administrative Agent may do so according to any bill or statement given by or on behalf of the ground lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Administrative Agent shall credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Obligations have been paid in full shall be returned to Borrower.
ARTICLE XVII
Defaults
Section 17.1 Event of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i) if (A) the Indebtedness is not paid in full on the Maturity Date (subject to the last sentence of Section 3.1.5(B)), (B) any Debt Service is not paid in full on the applicable Payment Date (subject to the last sentence of Section 3.1.5(B)), (C) any prepayment of principal due under this Agreement or the Notes is not paid when due, (D) the Prepayment Premium is not paid when due, (E) any deposit to the Holding Account or any of the other Collateral Accounts required to be made by or on behalf of Borrower or any of its Affiliates is not made on the required deposit date therefor; or (F) except as to any amount included in (A), (B), (C), (D), and/or (E) of this clause (i), any other amount payable pursuant to this Agreement, the Notes or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure as described in subclauses (C), (D), (E) and (F) continuing for five (5) Business Days after Administrative Agent delivers written notice thereof to Borrower;

(ii) subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof;
(iii) in the event Administrative Agent is not responsible for paying for insurance with the funds held in the Insurance Reserve Account, if the insurance policies required by Section 6.1 are not kept in full force and effect, or if certificates for any of such insurance policies are not delivered to Administrative Agent within ten (10) Business Days following Administrative Agent’s request therefor;
(iv) if, except as permitted pursuant to Article VIII, (a) any Transfer of any direct or indirect ownership interest in all or any portion of the Property, (b) any Transfer of any direct or indirect ownership interest in Borrower, any Transaction Party or other Person restricted by the terms of Article VIII, (c) any Lien or encumbrance on all or any portion of the Property or (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect ownership interests in Borrower, any Transaction Party, or other Person restricted by the terms of Article VIII;
(v) if any representation or warranty made by Borrower herein, any Transaction Party, or any Affiliate of Borrower in any Loan Document, or in any report, certificate (including, but not limited to, any certificate by Borrower delivered in connection with the issuance of the Non-Consolidation Opinion), financial statement or other instrument, agreement or document furnished to Administrative Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to have a Material Adverse Effect, and such representation or warranty was not, to the Best of Borrower’s Knowledge, false or misleading in any material respect when made, then same shall not constitute an Event of Default unless Borrower has not cured same within ten (10) Business Days after receipt by Borrower of notice from Administrative Agent in writing of such breach;
(vi) if Borrower, Guarantor or any Transaction Party shall make an assignment for the benefit of creditors;
(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Guarantor or any Transaction Party or if Borrower, Guarantor or any Transaction Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Guarantor or any Transaction Party, or if any proceeding for the dissolution or liquidation of Borrower, Guarantor or any Transaction Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Guarantor or any Transaction Party upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower, Guarantor or any Transaction Party, as applicable, Transfers its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix) with respect to any term, covenant or provision set forth in any Loan Document (other than the other subsections of this Section 17.1) which specifically contains a notice requirement or grace period, if Borrower, Guarantor or any Transaction Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(x) if Borrower, having notified Administrative Agent of its election to extend the Maturity Date as set forth in Section 2.1.6, fails to deliver the Extension Interest Rate Cap Agreement to Administrative Agent prior to the first day of the extended term of the Loan and Borrower has not repaid the Loan pursuant to the terms of the Notes prior to such first day of the extended term;
(xi) if Borrower shall fail to comply with (a) any covenants set forth in Section 5.2 or (b) any covenants set forth in Section 5.1 or Article XI and in the case of this clause (b) only, such failure shall continue unremedied for a period of 10 days after Administrative Agent delivers written notice thereof to Borrower;
(xii) if Borrower or any of its Affiliates shall fail to deposit any sums required to be deposited in the Holding Account or any Sub-Accounts thereof pursuant to the requirements herein when due;
(xiii) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or any Transaction Party, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act or omission of Administrative Agent);
(xiv) if the Management Agreement is terminated and an Acceptable Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.14 within sixty (60) days after such termination;
(xv) if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Property, the default of which shall have a Material Adverse Effect;
(xvi) if there exists any fact or circumstance that reasonably could be expected to result in the (a) imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA or (b) the complete or partial withdrawal by Borrower or any ERISA Affiliate from any “multiemployer plan” that is reasonably expected to result in any material liability to Borrower; provided, however that the existence of such fact or circumstance under clause (xvii)(b) shall not constitute an Event of Default if such material withdrawal liability (x) in the case of a withdrawal by an ERISA Affiliate that is reasonably expected to cause a Material Adverse Effect or any withdrawal by Borrower, is paid within thirty (30) days after the date incurred or is contested in accordance with Section 7.3 hereof or (y) in the case of a withdrawal by an ERISA Affiliate that is not reasonably expected to cause a Material Adverse Effect, is paid within the period required under applicable ERISA statutes or is contested in accordance with Section 7.3 hereof;

(xvii) if Guarantor breaches any of the Financial Covenants (as defined in the Recourse Guaranty);
(xviii) if Borrower fails to apply any funds received by Borrower pursuant to Section 3.1.6 for the purpose such funds were transferred to Borrower; and
(xix) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xviii) above, for thirty (30) days after written notice from Administrative Agent; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
Section 17.2 Remedies.
(A) Unless waived in writing by Administrative Agent (with the consent of the Required Lenders or Lenders as otherwise provided in this Agreement), upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi) or (vii) above) Administrative Agent may (and at the request of the Required Lenders shall), from time to time without notice or demand, exercise, on behalf of Lenders, all rights and remedies available to it under this Agreement and the other Loan Documents or at law or in equity, take such action that Administrative Agent deems advisable to protect and enforce its and Lenders rights against Borrower, the other Transaction Parties and the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower and the other Transaction Parties under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not the Loan has been accelerated, and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower, the other Transaction Parties and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in subsections (a)(vi) or (a)(vii) above, the Indebtedness and all other obligations of Borrower and the other Transaction Parties hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Administrative Agent of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Administrative Agent in the Loan Documents.

(B) Unless waived in writing by Administrative Agent, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and Lenders against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent and Lenders at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any enforcement or remedial actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.
(C) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, Administrative Agent may:
(i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;
(ii) in Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement and/or as a secured party under the UCC;
(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Administrative Agent may determine in its sole discretion; and
(iv) take all other actions provided in, or contemplated by, this Agreement.

(D) With respect to Borrower, the Account Collateral, the Rate Cap Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to the Property for the satisfaction of any of the Indebtedness, and Administrative Agent may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Administrative Agent shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Administrative Agent may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by this Agreement or the Security Instrument as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.
Section 17.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Administrative Agent under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower or any other Person pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower, Guarantor or any Transaction Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Guarantor or any Transaction Party or to impair any remedy, right or power consequent thereon.
Section 17.4 Costs of Collection. In the event that after an Event of Default: (i) the Notes or any of the other Loan Documents are placed in the hands of an attorney for collection or enforcement or are collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Administrative Agent and/or Lenders in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Notes or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the other Loan Documents; then Borrower shall pay to Administrative Agent upon demand all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Administrative Agent at the Default Rate.

ARTICLE XVIII
Special Provisions
Section 18.1 Exculpation.
18.1.1 Exculpated Parties. The Loan (as it may be severed, resized, bifurcated or otherwise modified) and the Obligations shall be fully recourse to Borrower. Except as set forth in this Section 18.1, the Recourse Guaranty, and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Administrative Agent or any of Lenders or enforceable against (i) any Affiliate of Borrower, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iii) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, manager, Affiliate or director of any Persons described in clauses (i) and (ii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Notes, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Administrative Agent and Lenders. The foregoing limitation shall not in any way limit or affect Administrative Agent’s and Lenders’ right to any of the following and neither Administrative Agent nor any Lender shall be deemed to have waived any of the following:
(A) foreclosure of the lien of this Agreement and the Security Instrument and the other Loan Documents in accordance with the terms and provisions set forth herein and in the other Loan Documents;
(B) action against any other security at any time given to secure the payment of the Notes and the other Obligations;
(C) exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;
(D) any right which Administrative Agent may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement, the Security Instrument and the other Loan Documents or to require that all collateral shall continue to secure all of the Indebtedness owing to Lenders in accordance with the Loan Documents; or
(E) the liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).

18.1.2 Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on any Guarantor’s liability for, and Guarantor and Borrower shall be jointly and severally liable for, the payment, in accordance with the terms of this Agreement, the Notes, the Security Instrument and the other Loan Documents, to Administrative Agent and Lenders of the following (“Recourse Liabilities”):
(A) any Liabilities actually incurred by or on behalf of Administrative Agent or any Lender by reason of (i) the fraudulent acts of or intentional misrepresentations by Borrower or any Affiliate of Borrower (including, without limitation, transfers from the Hotel Operating Account made in violation of Section 3.1.9) or (ii) the failure of Borrower to have a valid and subsisting certificate of occupancy(s) for all or any portion of the Property if and to the extent such certificate of occupancy(s) is required to comply with all Legal Requirements;
(B) Proceeds which Borrower or any Affiliate of Borrower has actually received and to which Administrative Agent is entitled pursuant to the terms of this Agreement or any of the Loan Documents to the extent the same have not been applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement;
(C) any security deposits and advance deposits which are not delivered to Administrative Agent upon a foreclosure of the Property or action in lieu thereof, except to the extent any such deposits were applied or refunded in accordance with the terms and conditions of any of the Leases, as applicable, prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(D) any Liabilities actually incurred by or on behalf of Administrative Agent or any Lender by reason of all or any part of the Property, the Account Collateral, the IP Collateral or the Rate Cap Collateral being voluntarily encumbered by a Lien (other than (i) pursuant to this Agreement and the Security Instrument or (ii) any Lien resulting by reason of the insufficiency of Net Operating Income to pay trade payables or Impositions or to discharge worker’s, mechanics’, materialmen’s or similar Liens, except where such insufficiency of Net Operating Income is due to a breach of the Loan Documents by any of the Transaction Parties) in violation of the Loan Documents;
(E) after the occurrence and during the continuance of an Event of Default, any Rents, issues, profits and/or income collected by Borrower or any Affiliate of Borrower (other than Rents and credit card receivables sent to the applicable Deposit Account or paid directly to Administrative Agent pursuant to any notice of direction delivered to tenants of the Property or credit card companies) which are not applied to payment of the Obligations or used to pay normal and verifiable Operating Expenses of the Property or otherwise applied in a manner permitted under the Loan Documents, in each case, as a result of the acts of Borrower or any Affiliate of Borrower;

(F) any Liabilities actually incurred by or on behalf of Administrative Agent or any Lender by reason of physical damage to the Property from intentional waste or willful destruction (other than in connection with a permitted alteration) committed by Borrower or any Affiliate of Borrower;
(G) any actual loss, damage, cost or expense actually incurred by Administrative Agent or Lenders as a result of the removal or disposal of any collateral for the Loan during the continuation of an Event of Default other than in the Ordinary Course of Business;
(H) any actual loss, damage, cost or expense actually incurred by Administrative Agent or Lenders as a result of a violation of the provisions of Section 5.2.1 hereof, other than (i) de minimis violations of such provisions as a result of incurrence of trade payables or purchase money indebtedness in excess of the limitations thereon set forth in clauses (c) and (d) of the definition of Permitted Debt and (ii) any encumbrance resulting by reason of the insufficiency of Net Operating Income to pay trade payables or Impositions or to discharge worker’s, mechanics’, materialmen’s or similar Liens, except where such insufficiency of Net Operating Income is due to a breach of the Loan Documents by any of the Transaction Parties;
(I) any actual loss, damage, cost or expense actually incurred by or on behalf of Administrative Agent or any Lender as a result of any distribution in violation of the provisions of Section 5.2.13 hereof;
(J) any Liabilities incurred by or on behalf of Administrative Agent or any Lender by reason of the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning environmental laws, hazardous substances and asbestos and any indemnification of Administrative Agent or any of Lenders with respect thereto in either document;
(K) any Liabilities incurred by or on behalf of Administrative Agent or any Lender by reason of the failure of Borrower to comply with any of the provisions of Article XV;
(L) any Liabilities incurred by or on behalf of Administrative Agent or any Lender by reason of Borrower’s failure to obtain Administrative Agent’s prior written consent to any Transfer (other than a Transfer set forth in clause (N)(ii) below), as required by the Loan Agreement or the Security Instrument or any other violation of section 8.1 (other than any involuntary Transfer due to an encumbrance resulting by reason of the insufficiency of Net Operating Income to pay trade payables or Impositions or to discharge worker’s, mechanics’, materialmen’s or similar Liens, except where such insufficiency of Net Operating Income is due to a breach of the Loan Documents by any of the Transaction Parties);

(M) any Liabilities incurred by or on behalf of Administrative Agent or any of Lenders by reason of Borrower’s failure to perform any of its obligations with respect to the Condominium Board, the Condominium Declaration, the Condominium Rules or Condominium Regime as set forth in Section 5.1.27 or if for any reason the Property or the land subject to the Condominium Declaration is withdrawn from condominium ownership; or if by reason of damage or destruction of all or any portion of the Improvements the Condominium Board or the owners of the Condominium Units do not duly and promptly resolve to proceed with the repair or restoration of the Improvements; or if by reason of the failure of Borrower to perform any act, as for example notification to the Condominium Board under the Condominium Declaration or the Condominium Rules, Administrative Agent shall not be entitled to the protective provisions under the Condominium Declaration or the Condominium Rules.
(N) all of the Indebtedness and the Obligations in the event of: (i) Borrower fails to obtain Administrative Agent’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property; (ii) Borrower fails to obtain Administrative Agent’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect ownership interest in Borrower, in either case as required by the Security Instrument or this Agreement (other than any involuntary Transfer due to an encumbrance resulting by reason of the insufficiency of Net Operating Income to pay trade payables or Impositions or to discharge worker’s, mechanics’, materialmen’s or similar Liens, except where such insufficiency of Net Operating Income is due to a breach of the Loan Documents by any of the Transaction Parties); (iii) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) Borrower is substantively consolidated with any other Person (other than any other Borrower or any subsidiary of any Borrower); unless such consolidation was involuntary and not consented to by Borrower or Guarantor; (v) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower colludes with or otherwise assists such Person, and/or Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person; (vi) Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (vii) Borrower or any Affiliate, officer, director or representative controlled by Guarantor which controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property; (viii) Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (ix) if Guarantor (or any Person comprising Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Administrative Agent under or in connection with the Recourse Guaranty, the Notes, the Security Instrument or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Administrative Agent or any right in connection with any security for the Loan (except for a defense raised, or judicial intervention or injunctive or other equitable relief sought, by Borrower, Guarantor or any Affiliate of any of the foregoing in good faith on the grounds that the Event of Default giving rise to such enforcement action or exercise or assertion of a right or remedy by Administrative Agent has not occurred or that Administrative Agent’s exercise of remedies is not in accordance with applicable law or the Loan Documents);

(O) any Liabilities which may at any time be imposed upon, incurred by or awarded against Administrative Agent or any Lender in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim or allegation in any foreclosure action by Administrative Agent relative to the Property, the Account Collateral, the IP Collateral or the Rate Cap Collateral or any part thereof law (except for a defense raised, or judicial intervention or injunctive or other equitable relief sought, or a counterclaim or allegation asserted, by Borrower, Guarantor or any Affiliate of any of the foregoing in good faith on the grounds that the Event of Default giving rise to such foreclosure action has not occurred or that Administrative Agent’s exercise of remedies is not in accordance with Legal Requirements or the Loan Documents);
(P) any Liabilities incurred by or on behalf of Administrative Agent or any Lender by reason of Borrower or their respective general partners failing to be and have been since the date of its respective formation, a Single Purpose Entity (other than as a result of (i) Borrower’s failure to maintain adequate capital or be or remain solvent, (ii) Borrower’s failure to pay any liability or indebtedness as it becomes due, provided such liability or indebtedness is not prohibited pursuant to the terms of the Loan Documents or (iii) involuntary liabilities incurred by Borrower);
(Q) during the continuance of a Cash Sweep Period, any Liabilities incurred by or on behalf of Administrative Agent or any Lender by reason of Borrower’s failure to apply funds received by Borrower pursuant to Section 3.1.6(iii) for the purpose such funds were transferred to Borrower; and
(R) reasonable attorney’s fees and expenses incurred by Administrative Agent or any Lender in connection with any successful suit filed on account of any of the foregoing clauses (A) through (Q).
ARTICLE XIX
Miscellaneous
Section 19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Administrative Agent of the Loan and the execution and delivery to Administrative Agent of the Notes, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Administrative Agent. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.

Section 19.2 Administrative Agent’s Discretion. Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive.
Section 19.3 Governing Law.
(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(B) SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT OR ANY LOAN DOCUMENT, EACH TRANSACTION PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY

SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE TRANSACTION PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH THIS AGREEMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE TRANSACTION PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY TRANSACTION PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY ACCOMMODATION SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
(C) BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICE COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207-2543
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.4 No Assignment by Borrower. Except as otherwise expressly provided in Section 8.5 of this Agreement, none of the Transaction Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and the Required Lenders. Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Transaction Parties and such Person’s successors and assigns.
Section 19.5 Modification. Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by Administrative Agent, the applicable Transaction Parties, Borrower and, except for the Modifications and waivers requiring consent of one hundred percent (100%) of Lenders, in each case as provided below, the Required Lenders. No such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of Lenders: (1) reduce the principal of, or rate of interest on (other than a waiver of default interest), the Loan or fees payable hereunder, (2) except as expressly contemplated by Article XV, modify the Percentage Share of any Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees, (5) release Guarantor from its obligations under the Recourse Guaranty, release Borrower from its obligation to repay the Loan, or release the Property from the lien of the Security Instrument (in each case except for such releases as may be specifically authorized by or otherwise approved in accordance with this Agreement or the other Loan Documents), (6) Modify this Section 19.5, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of Lenders. It is expressly agreed and understood that the election by the Required Lenders to accelerate amounts outstanding hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document. No Modification of any provision of the Loan Documents relating to Administrative Agent shall be effective without the written consent of Administrative Agent.
Section 19.6 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 19.7 Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 19.8 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):
If to Administrative Agent:
c/o Deutsche Bank Securities, Inc.
200 Crescent Court, Suite 550
Dallas, Texas 75201
Attn: Justin Shull
Telephone: (214) 740-7906
Telecopy: (214) 740-7910
with a copy to it at:
60 Wall Street
New York, New York 10005
Attn: George Reynolds
Telephone: (212) 250-2362
Telecopy: (212) 797-4496
If to Borrower:
475 Tenth Avenue
New York, New York 10018
Attn: Richard Szymanski
Telephone: (212) 277-4188
Telecopy: (212) 277-4270
With a copy to:
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attention: Bruce Gilchrist, Esq.
Telephone: (202) 637-5686
Telecopy: (202) 637-5910

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.
Section 19.9 TRIAL BY JURY. EACH OF BORROWER, ADMINISTRATIVE AGENT, EACH LENDER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER ANY OF THEM, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER OR RELATED TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.
Section 19.10 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 19.11 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 19.12 Preferences. To the extent Borrower makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.
Section 19.13 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.
Section 19.14 Expenses; Indemnity; No Consequential Damages.
(A) Except as may be otherwise expressly set forth in the Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent (and, where applicable, each Lender) for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) (i) incurred by Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby; (ii) incurred by Administrative Agent in connection with Administrative Agent’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its to be performed or complied with after the Closing Date; (iii) incurred by Administrative Agent in connection with the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) incurred by Administrative Agent in connection with securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) incurred by Administrative Agent or any Lender in connection with the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Administrative Agent for the benefit of Lenders pursuant to this Agreement and the other Loan Documents; (vi) incurred by Administrative Agent or any Lender in connection with enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) incurred by Administrative Agent or any Lender in connection with enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) incurred by Administrative Agent in connection with procuring insurance policies pursuant to Section 6.1.11; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent; provided, further, that, the obligation to reimburse Lenders and Administrative Agent for the matters described in clause (vii) above shall be limited to (x) one law firm for Administrative Agent and (y) one other law firm retained by the Required Lenders, together with (in the case of (x) and (y), as applicable) one additional counsel in each applicable jurisdiction. Any cost and expenses due and payable to Administrative Agent or any Lender may be paid from any amounts in the Collateral Accounts or the Hotel Operating Account if same are not paid by Borrower within ten (10) Business Days after receipt of written notice from Administrative Agent.
(B) Borrower shall defend (subject to Administrative Agent’s, and in the case of any conflict of interest, the applicable Indemnified Party’s selection of counsel) indemnify and save harmless Administrative Agent, Lenders, and all of their respective officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the “Indemnified Parties”) from and against all Liabilities imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein as a result of a claim brought by any Person, including, without limitation, any Governmental Authority, other than Borrower and its Affiliates, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity: (1) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances (as defined in the Security Instrument) thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or any Appurtenances (as defined in the Security Instrument) thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Administrative Agent, any claim the insurance as to which is inadequate, (4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Lease within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower or any of their respective agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, or (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases. Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Administrative Agent, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall, at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Administrative Agent promptly after Administrative Agent has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Administrative Agent (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Administrative Agent (or any Indemnified Party) and Borrower that would make such separate representation advisable; provided further that if Administrative Agent (or any Indemnified Party) shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Administrative Agent (or such Indemnified Party) a conflict or potential conflict exists between such Indemnified Party and Administrative Agent (in which case the obligation of Borrower for such separate counsel shall be limited to one counsel representing all Lenders affected by such conflict or potential conflict). So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Administrative Agent and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld, delayed or conditioned, and claim the benefit of this Section with respect to such action, suit or proceeding and Administrative Agent agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Administrative Agent (or applicable Indemnified Party) has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Administrative Agent (or applicable Indemnified Party) may settle such action, suit or proceeding and claim the benefit of this Section 19.14 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower. Notwithstanding anything herein to the contrary, an indemnity for Environmental Claims or other environmental matters shall be governed solely by Section 12.4 hereof and the Environmental Indemnity and not by this Section 19.14.

(C) To the extent permitted by applicable law, no Transaction Party shall assert, and Borrower hereby waives, any claim against Administrative Agent, each Lender, each Agent, and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon and shall cause each Transaction Party to waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 19.15 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 19.16 Offsets, Counterclaims and Defenses. Any assignee of a Lender’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by such assignee on this Agreement, the Notes, the Security Instrument or any Loan Document and cannot be maintained in a separate action) or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 19.17 Liability of Assignees of Lenders. No assignee of a Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lenders hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lenders hereunder. The limitation of liability provided in this Section 19.17 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.

Section 19.18 Sharing of Payments. If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by Borrower to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of Borrower to such Lender.
Section 19.19 Set-off. In addition to any rights and remedies of Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply in favor of Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of Borrower against any and all Obligations owing to Lenders, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to (i) notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to Administrative Agent for the ratable benefit of Lenders.
Section 19.20 No Joint Venture or Partnership; No Third Party Beneficiaries.
(A) Borrower and Administrative Agent intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lenders. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lenders or Administrative Agent nor to grant Administrative Agent any interest in the Property other than that of mortgagee or beneficiary on behalf of Lenders.
(B) This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person (other than Administrative Agent on behalf of Lenders) shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person (other than Administrative Agent on behalf of Lenders) shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent if, in Administrative Agent’s sole discretion, Administrative Agent deems it advisable or desirable to do so.

Section 19.21 Confidentiality. Administrative Agent and each Lender shall assure that information about the Transaction Parties and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than Administrative Agent, Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between Administrative Agent or such Lender, as applicable, and the Transaction Parties, as applicable, but in any event Administrative Agent and Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 19.21); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Loan, commitments or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Legal Requirements; (d) to Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) following the occurrence and during the continuance of a Default or an Event of Default, to any other Person in connection with the exercise by Administrative Agent or the Lenders of remedies hereunder or under any of the other Loan Documents; (f) upon the prior consent (which consent shall not be unreasonably withheld) of Borrower to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than the Transaction Parties or any affiliate thereof. Notwithstanding the foregoing, Administrative Agent and each Lender may disclose any such confidential information, without notice to Borrower or any other Transaction Party, to Governmental Authorities in connection with any regulatory examination of Administrative Agent or such Lender or in accordance with the regulatory compliance policy of Administrative Agent or such Lender.
Section 19.22 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s shareholders and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 19.23 Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Administrative Agent on this Agreement, the Notes, the Security Instrument or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Administrative Agent on this Agreement, the Notes, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.
Section 19.24 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or Lenders or any parent, subsidiary or Affiliate of Administrative Agent or Lenders. Administrative Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent or any Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s exercise of any such rights or remedies. Borrower acknowledges that Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 19.25 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

Section 19.26 Reinstatement. This Agreement and the security interests created herein shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to bankruptcy, insolvency or other applicable laws, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such Obligations and the security interests created herein shall continue to be effective or be reinstated (except to the extent the related collateral has been sold to a bona fide purchaser for value) and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 19.27 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 19.28 Nature of Borrower Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:
(a) all Obligations to repay principal of, interest on, and all other amounts with respect to, the Loan and all other Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, Taxes and other Obligations in connection therewith) shall constitute the joint and several obligations of each Borrower;
(b) The obligations of each Borrower with respect to its respective Obligations are independent of the obligations of each other Borrower, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower. (c) Each Borrower authorizes Administrative Agent and Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
(i) exercise or refrain from exercising any rights against any other Borrower or any other Transaction Party or others or otherwise act or refrain from acting;
(ii) release or substitute any other Borrower, endorsers, Guarantors or other obligors;

(iii) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than Lenders;
(iv) apply any sums paid by any other Borrower or any other Transaction Party, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Transaction Party remain unpaid; and/or
(v) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Transaction Party.
(d) It is not necessary for Administrative Agent or any Lender to inquire into the capacity or powers of any Borrower or any of its Affiliates or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Borrower hereunder.
(e) No Borrower shall have any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until all of the Obligations have been paid in full in cash.
(f) Each Borrower waives any right to require Administrative Agent or Lenders to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any Borrower or any other Person or (iii) pursue any other remedy in Administrative Agent’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower or any other party or on or arising out of any defense of any other Borrower or any other party other than payment in full in cash of the its Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the Obligations.
(g) Notwithstanding anything herein or in any other Loan Document to the contrary, each Borrower’s joint and several liability for the Obligations shall be limited to the greater of (i) the amount for which it is Primarily Liable and (ii) such Borrower’s Allocable Amount (as defined in Section 13.17(h)). “Primarily Liable” for any Borrower, means liability in amount equal to the proceeds of the Loans which were made available to such Borrower. The “Allocable Amount” for any Borrower at any time shall be the maximum amount that could be recovered from such Borrower at such time under the Loan Documents without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(h) If any Borrower makes a payment of any Obligations greater than that for which it is Primarily Liable, it shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower in an amount equal to the lesser of (i) the payment in excess of the amount for which it is Primarily Liable and (ii) the Allocable Amount which after giving effect to any Obligations of each other Borrower would not result in such contribution claim being a fraudulent transfer.
(i) If any Borrower makes a payment of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(j) Nothing contained in this Section 19.28 shall limit the liability of any Borrower to pay the Loan and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
(k) Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrower on a combined basis, in order to finance Borrower’s business most efficiently and economically. Borrower’s business is a mutual and collective enterprise, and Borrower believes that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Administrative Agent and Lenders, all to the mutual advantage of Borrower. Each Borrower acknowledges and agrees that Administrative Agent’s and Lender’s willingness to extend credit to Borrower and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrower at its request.
(l) Each Borrower (including, without limitation, Operating Lessee in connection with the Leaseco Intercompany Loan) hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Borrower, howsoever arising, to full and final payment in full, in cash, of all Obligations.
(m) Each Borrower hereby restates and makes the waivers made by Guarantor in the Recourse Guaranty. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan Documents (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Obligations (by virtue of Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Collateral for the benefit or debts of the other Borrower in connection herewith or otherwise)).
[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HENRY HUDSON HOLDINGS LLC,
a Delaware limited liability company,

By:	Henry Hudson Senior Mezz LLC,
its managing member

By:	Morgans Group LLC,
its managing member

By:	Morgans Hotel Group Co.,
its managing member

By:	/s/ Richard Szymanski

	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

HUDSON LEASECO LLC,
a New York limited liability company

By:	Hudson Managing Member LLC,
its managing member

By:	Henry Hudson Holdings LLC,
its managing member

By:	Henry Hudson Senior Mezz LLC,
its managing member

By:	Morgans Group LLC,
its managing member

By:	Morgans Hotel Group Co.,
its managing member

By:	/s/ Richard Szymanski

	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary
Signature Page — Loan and Security Agreement

58th STREET BAR COMPANY LLC,
a Delaware limited liability company

By:	Hudson Pledgor LLC,
its managing member

By:	Henry Hudson Holdings LLC
its managing member

By:	Henry Hudson Senior Mezz LLC,
its managing member

By:	Morgans Group LLC,
its managing member

By:	Morgans Hotel Group Co.,
its managing member

By:	/s/ Richard Szymanski

	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary
Signature Page — Loan and Security Agreement

ADMINISTRATIVE AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as
Administrative Agent

By:	/s/ George R. Reynolds

	Name:	George R. Reynolds
	Title:	Director

By:	/s/ Alexander B. V. Johnson

	Name:	Alexander B. V. Johnson
	Title:	Managing Director
Signature Page — Loan and Security Agreement

LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ George R. Reynolds

	Name:	George R. Reynolds
	Title:	Director

By:	/s/ Alexander B. V. Johnson

	Name:	Alexander B. V. Johnson
	Title:	Managing Director
Signature Page — Loan and Security Agreement

EXHIBITS

Exhibit A	—	Title Insurance Requirements
Exhibit B	—	Survey Requirements
Exhibit C	—	Single Purpose Entity Provisions
Exhibit D	—	Intentionally Omitted
Exhibit E	—	Non-Consolidation Opinion Requirements
Exhibit F	—	Counterparty Opinion Requirements
Exhibit G	—	Form of Tenant Estoppel Letter
Exhibit H	—	Borrower Organizational Structure
Exhibit I	—	Interest Rate Cap Agreement Requirements
Exhibit J	—	Form of Assignment and Acceptance Agreement
Exhibit K	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit L	—	Form of Note
Exhibit M	—	Counterparty Acknowledgment
Exhibit N	—	Form of Funding Notice
Exhibit O	—	Form of Independent Director Certificate
Exhibit P	—	Form of IP Security Agreement

EXHIBIT A
TITLE INSURANCE REQUIREMENTS, ENDORSEMENTS
AND AFFIRMATIVE COVERAGES
1. General. Borrower and/or its counsel is responsible for ordering or updating any title insurance work. Administrative Agent requires a lender’s title insurance policy insuring “Deutsche Bank Trust Company Americas, as Administrative Agent. The approved title underwriters, type and amount of insurance and required endorsements are described below. The list of endorsements is subject to review by Administrative Agent’s counsel, local counsel and additional specific coverages may be required after review of the related title commitment.
2. Title Insurer. The Title Company or Title Companies must be approved by Administrative Agent and licensed to do business in the jurisdiction in which the Property is located.
3. Primary Title Insurance Requirements.
(a) Amount of Coverage: $115,000,000.00.
(b) Effective Date: The later of the date of recording of the Security Instrument or the date of funding of the Loan. Borrower shall be required to provide a customary “gap” indemnity in order to enable the Title Company to provide “gap” coverage.
(c) Insured: “Deutsche Bank Trust Company Americas, as Administrative Agent on behalf of the Lenders (party to that certain Loan and Security Agreement, dated as of August  _____, 2011, as may be amended or otherwise modified from time to time) and its successors and assigns”.
(d) Legal Description: Metes and bounds description to be provided which must conform to that shown on the Survey, the Security Instrument and any other Loan Documents that require a legal description of the Property. A lot and block description shall be acceptable in place of a metes and bounds description in exceptional cases.
(e) Policy Form: An ALTA (or equivalent) lender’s policy of title insurance in form and substance acceptable to Administrative Agent. Without limiting Administrative Agent’s right to require specific coverages, endorsements or other title work, the Title Policy shall (i) be in the 1970 ALTA (as amended 84) form or, if not available, ALTA 1992 form (deleting arbitration and creditor rights exclusions) or, if not available, the form commonly used in the state where the Property is located, (ii) to the extent available, include the “extended coverage” provisions described in paragraph 5 below, (iii) include all applicable endorsements described in paragraph 6 below, and (iv) include Schedule B exceptions in a form and to the extent acceptable to Administrative Agent’s counsel.
5. Extended Coverage Requirements. The Title Policy shall:
(a) not contain any exception for filed or unfilled mechanic, materialmen or similar liens;

Exhibit A

(b) limit any general exception for real estate taxes and other charges to real estate or other similar taxes or assessments that are not yet due and payable or delinquent and are not a current lien on the Property;
(c) limit any general exception for the rights of persons in possession to the rights of specified tenants, as tenants only with no right or option to purchase, set forth on the rent roll for the Property and attached to the Title Policy; and
(d) not contain any general exception as to matters that an accurate Survey of the Property would disclose, but may contain specific exceptions to matters disclosed on the Survey to be delivered on the Closing Date, subject to review by Administrative Agent’s counsel.
6. Required Endorsements. The following endorsements are required, to the extent available in the jurisdiction in which the Property is located:
•	Restrictions, Encroachments, Minerals Endorsement ALTA Form 9 or equivalent.
•
(If not available, the Title Policy must insure by way of affirmative coverage statements that there are no encroachments by any of the improvements onto easements, rights of way or other exceptions to streets or adjacent property, or insure against loss or damage resulting therefrom.)

•	Environmental Protection Lien Endorsement.
•	(The Title Policy may make an exception only for specific state statutes that provide for potential subsequent liens that could take priority over the lien securing the Loan.)
•	Direct Access to Public Road Endorsement.
•	Usury Endorsement.
•	Land Same As Survey/Legal Description Endorsement.
•	Subdivision Endorsement.
•	Doing Business Endorsement.
•	Deletion of Arbitration Endorsement.
•	Separate Tax Lot Endorsement.
•	Street Address Endorsement.
•	Contiguity Endorsement.
•	Variable Rate Endorsement.
•	Mortgage Tax Endorsement.

Exhibit A

•	Mortgage Recording Tax Endorsement.
•	Mortgage Assignment Endorsement.
•	Any of the following endorsements customary in the state in which the Property is located or as required by the nature of the transaction:
First Loss / Last Dollar Endorsement
Non-Imputation Endorsement
Blanket Un-located Easements Endorsement
Closure Endorsement

EXHIBIT B
DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE
AGENT FOR THE LENDERS
SURVEY REQUIREMENTS
The survey shall contain the following:
• The legal description of the Property;
• The courses and measured distances of the exterior boundary lines of the Property and the identification of owners of abutting parcels;
• The total acreage of the Property to the nearest tenth of an acre;
• The location of any existing improvements, the dimensions thereof at the ground surface level and their relationship to the facing exterior property lines, streets and set-back lines of the Property;
• The location, lines and widths of adjoining publicly dedicated and accepted streets showing the number and location of existing curb cuts, driveways, and fences;
• The location and dimensions of encroachments, if any, upon the Property;
• The location of all set-back lines, restrictions of record, other restrictions established by zoning or building code ordinance, utilities, easements, rights-of-way and other matters affecting title to the Property which are to be shown in Schedule B-2 of the Title Policy identifying each by reference to its recording data, where applicable;
• Evidence that adequate means of ingress and egress to and from the Property exist and that the Property does not serve any adjoining property for ingress, egress or any other purpose;
• If the Property is described as being on a recorded map or plat, a legend relating the survey to such map or plat;
• The street address of the Property;
• Parking areas at the Property and, if striped, the striping and type (e.g., handicapped, motorcycle, regular, etc.) and number of parking spaces at the Property;
• A statement as to whether the Property is located in a special flood or mudslide hazard area as determined by a review of a stated and identified Flood Hazard Boundary Map published by the Federal Insurance Administration of the U.S. Department of Housing and Urban Development;
• A vicinity map showing the property in reference to nearby highways or major street intersections;

Exhibit B

• The exterior dimensions of all buildings at ground level and the square footage of the exterior footprint of all buildings, or gross floor area of all buildings, at ground level;
• The location of utilities serving or existing on the property as evidenced by on-site observation or as determined by records provided by client, utility companies and other appropriate sources (with reference as to the source of information) (for example)
•	railroad tracks and sidings;

•	manholes, catch basins, valve vaults or other surface indications of subterranean uses;

•
wire and cables (including their function) crossing the surveyed premises, all poles on or within ten feet of the surveyed premises, and the dimensions of all crosswires or overhangs affecting the surveyed premises; and

•	utility company installations on the surveyed premises.
• A certification to DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, [NAME OF BORROWING ENTITY] and [INSERT NAME OF TITLE COMPANY], and each of their respective successors and assigns.

EXHIBIT C
SPECIAL PURPOSE ENTITY PROVISIONS
Each of Owner, Bar Lessee and Operating Lessee hereby represents and warrants to, and covenants with, the Lenders and Administrative Agent that at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:
(a) (i) Owner’s sole purpose will be to (i) acquire, own, hold, maintain, manage, operate, improve, develop, finance, refinance, pledge, encumber, mortgage, sell, exchange, lease, dispose of and otherwise deal with the Property together with such other lawful activities as may be incident, necessary or advisable in connection with the ownership of the Property, (ii) own, hold and maintain 100% of the limited liability company interests in each of Hudson Pledgor LLC and Hudson Managing Member LLC together with such other activities as may be incident, necessary or advisable in connection with the ownership of such interests, (iii) own, hold and maintain all of the issued and outstanding stock of Hudson Residual Interests Inc., a Delaware corporation (“Hudson Residual”) together with such other activities as may be incident, necessary or advisable in connection with the ownership of such stock, (iv) borrow funds in the amount of the Loan from the Lenders, (v) give security for the Loan or for any other indebtedness to the extent not expressly prohibited by the Loan Agreement; and (vi) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.
(ii) 58th Street Bar Operating Agreement provides that its sole purpose is to (i) acquire, own, hold, maintain, manage, operate, improve, develop, finance, refinance, pledge, encumber, mortgage, sell, exchange, lease, dispose of and otherwise deal with the leasehold interest in the restaurant and bar space at the Property known as “The Hudson Hall”, “The Hudson Bar”, the “Library Bar” and “Park Terrace” to be used for a first class bar/lounge, with waiter and/or waitress service, for banquets and for operation to support said uses (the “Hotel Restaurant and Bar”), together with such other lawful activities as may be incident, necessary or advisable in connection with the foregoing, (ii) borrow funds in the amount of the Loan from the Lenders, (iii) give security for the Loan or for any other indebtedness to the extent not expressly prohibited by the Loan Agreement; and (iv) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.
(iii) Operating Lessee’s sole purpose will be to (i) acquire, own, hold, maintain, manage, operate, improve, develop, finance, refinance, pledge, encumber, mortgage, sell, exchange, lease, dispose of and otherwise deal with the Property, together with such other lawful activities as may be incident, necessary or advisable in connection with the ownership of the Property, (ii) borrow funds in the amount of the Loan from the Lenders, (iii) give security for the Loan or for any other indebtedness to the extent not expressly prohibited by the Loan Agreement; and (iv) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of New York that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Exhibit C

(b) (i) (A) Owner will not own any asset or property other than the Property and incidental personal property necessary for the ownership of the Property, 100% of the limited liability company interests in each of Hudson Pledgor and Hudson Managing Member and all of the issued and outstanding stock of Hudson Residual; (B) Operating Lessee will not own any asset or property other than the leasehold interest in the Property and incidental personal property necessary for the ownership of the leasehold interest in the Property; and (C) 58th Street Bar will not own any asset or property other than the leasehold interest in the Hotel Restaurant and Bar and incidental personal property necessary for the ownership of the leasehold interest in the Restaurant and Bar.
(ii) (A) Owner will not engage in any business other than the ownership of the Property, ownership of 100% of the limited liability company interests in each of Hudson Pledgor and Hudson Managing Member and ownership of all of the issued and outstanding stock of Hudson Residual; (B) Operating Lessee will not engage in any business other than the ownership of a leasehold interest in and operation and management of the Property; and (C) 58th Street Bar will not engage in any business other than the ownership of a leasehold interest in and operation and management of the Hotel Restaurant and Bar;
(c) Each Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.
(d) Each Borrower will not incur any Debt other than Permitted Debt.
(e) Each Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates other than co-Borrower or Managing Member.
(f) Each Borrower has been, is, and intends to remain solvent and each Borrower has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets except pursuant to the Loan Documents; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Borrower to make any additional capital contributions to such Borrower.
(g) Each Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and each Borrower has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless Administrative Agent has consented, amend, modify or otherwise change its operating agreement or other organizational documents, except as provided under this Agreement or under its organizational documents.

Exhibit C

(h) Except to the extent that any Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) each Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) each Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that each Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower and such Affiliates and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on such Borrower’s own separate balance sheet; and (3) such Borrower will file its own tax returns (to the extent such Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Each Borrower shall maintain its books, records, resolutions and agreements in accordance with this Agreement.
(i) Each Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of such Borrower or any constituent party of such Borrower (recognizing that each Borrower (other than Operating Lessee) may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.
(j) Each Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Borrower to make any additional capital contributions to any Borrower.
(k) To the fullest extent permitted by applicable law, neither any Borrower nor any constituent party of any Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of such Borrower.
(l) Each Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person other than a co-Borrower, and has held and will hold all of its assets in its own name.
(m) Each Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person except pursuant to the Loan Agreement.
(n) Except as permitted or contemplated under the Loan Documents, each Borrower will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person .

Exhibit C

(o) (i) The organizational documents of each of Owner, Bar Lessee and Managing Member (as hereinafter defined) (each an “SPC Party”) shall provide that the business and affairs of such SPC Party shall be (A) managed by or under the direction of a board of one or more directors designated by such SPC Party’s sole member (a “Sole Member”) or (B) a committee of managers designated by such Sole Member (a “Committee”) or (C) by such Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. The organizational documents of Operating Lessee shall provide that the business and affairs of Operating Lessee shall be managed solely by its managing member , Hudson Managing Member LLC, a Delaware limited liability company (“Managing Member”).
(p) The organizational documents of each Borrower shall also provide an express acknowledgment that Administrative Agent and Lenders are intended third-party beneficiaries of the “special purpose” provisions of such organizational documents.
(q) The organizational documents of each SPC Party shall provide that the board of directors, the Committee or Sole Member (as applicable) of such SPC Party shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of such SPC Party unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of the each such SPC Party shall provide that such SPC Party will not and each such SPC Party agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of such SPC Party or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, or (vi) take any action in furtherance of the foregoing. Each SPC Party shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of each such SPC Party shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of such SPC Party, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to such SPC Party (including duties to SPC Party’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of such Borrower, (ii) Affiliates of such SPC Party, or (iii) any group of Affiliates of which such SPC Party is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Exhibit C

(r) The organizational documents of each of SPC Party shall provide that upon the occurrence of any event that causes a Sole Member to cease to be a member of such SPC Party (other than (i) upon an assignment by a Sole Member of all of its limited liability company interest in such SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of such SPC Party and the Loan Documents, or (ii) the resignation of a Sole Member and the admission of an additional member of such SPC Party, if permitted pursuant to the organizational documents of such SPC Party and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of such SPC Party shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such SPC Party, automatically be admitted as members of such SPC Party (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of such SPC Party without dissolution. The organizational documents of each such SPC Party shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to such SPC Party as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).
(s) The organizational documents of each of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement the Sole Member may not resign, except as provided under the Basic Documents. The organizational documents of Operating Lessee shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement Managing Member may not resign, except as provided under the Loan Documents.
(t) (i) The organizational documents of each Borrower and Managing Member shall provide that,: (i) each such Borrower and Managing Member shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) subject to last subject sentence of this Section (t), the termination of the legal existence of the last remaining member of such Borrower or Managing Member or the occurrence of any other event which terminates the continued membership of the last remaining member of such Borrower or Managing Member in such Borrower or Managing Member, as applicable, unless the business of such Borrower or Managing Member, as applicable, is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) the bankruptcy of a Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of the applicable SPC Party and upon the occurrence of such an event, the business of such SPC Party shall continue without dissolution; (iii) in the event of the dissolution of such Borrower or Managing Member, such Borrower or Managing Member shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of such Borrower or Managing Member in an orderly manner), and the assets of such Borrower or Managing Member shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (iv) to the fullest extent permitted by law, each of each Sole Member, and the Special Members and Managing Member, as applicable shall irrevocably waive any right or power that they might have to cause the applicable Borrower or Managing Member or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of

Exhibit C

the assets of such Borrower or Managing Member to compel any sale of all or any portion of the assets of such Borrower or Managing Member pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of such Borrower or Managing Member . Upon the occurrence of any event that causes the last remaining member of a Borrower or Managing Member to cease to be a member of such Borrower or Managing Member or that causes a Sole Member to cease to be a member of the applicable SPC CParty (other than (A) upon an assignment by a Sole Member of all of its limited liability company interest in such SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of such SPC Party and the Loan Documents, or (B) the resignation of a Sole Member and the admission of an additional member of such Borrower, if permitted pursuant to the organizational documents of such SPC Party and the Loan Documents), to the fullest extent permitted by law, the personal representative (as defined in the Act) of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in an SPC Party, agree in writing (I) to continue the existence of such SPC Party, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such SPC Party, effective as of the occurrence of the event that terminated the continued membership of such member in such SPC Party.
(u) Each Borrower shall conduct its business so that the assumptions made with respect to such Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, each Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding such Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Exhibit C, and (iii) all of the organizational documents of such Borrower.
(v) Each Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts except for Manager.
(w) Each Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require direct or indirect any member, partner or shareholder of any Borrower to make any additional capital contributions to such Borrower.
(x) Each Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of and Borrower to make any additional capital contributions to such Borrower.
(y) Each Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
(z) Except in connection with the Loan, each Borrower will not pledge its assets for the benefit of any other Person.

Exhibit C

(aa) Each Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Obligations and will not constitute a claim against it if cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation.
(bb) Each Borrower has not, does not, and will not have any of its obligations guaranteed by any Affiliate (other than from the Guarantor with respect to the Loan and any co-borrower under the Loan).
As used herein:
“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of the Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

EXHIBIT D
INTENTIONALLY OMITTED

EXHIBIT E
NON-CONSOLIDATION OPINION REQUIREMENTS
1. The Nonconsolidation Opinion shall be delivered on the Closing Date.
2. The Nonconsolidation Opinion shall be given by a professional law firm selected by Borrower and reasonably acceptable to Administrative Agent.
3. The Nonconsolidation Opinion shall be in form and substance acceptable to Administrative Agent and shall be given in relation to both Borrower and any other SPE Entity relevant to the Loan. The Nonconsolidation Opinion shall identify each entity (a “Relevant Entity”) which owns more than a 49% direct or indirect interest in either Borrower and/or such SPE Entity.
4. The Nonconsolidation Opinion shall state that, in the event that any Relevant Entity were to be a debtor in a case under the Bankruptcy Code, it is counsel’s opinion that, under present reported decisional authority and statutes applicable to federal bankruptcy cases, in a properly presented and argued case, a court would not, in the proper exercise of its equitable discretion, disregard the separate existence of Borrower or any SPE Entity so as to order substantive consolidation under the Bankruptcy Code of the assets and liabilities of such Relevant Entity with the assets and liabilities of either Borrower or any SPE Entity and treat such assets and liabilities as though either Borrower and such Relevant Entity or any SPE Entity and such Relevant Entity were one entity.
5. The Nonconsolidation Opinion shall be addressed to Administrative Agent, Lenders and their respective successors and assigns and shall state that it may be relied upon by any assignee of Lenders’ interests in the Loan.
DELAWARE BANKRUPTCY OPINIONS
As a general rule, the following opinions are required with respect to any single-member Delaware limited liability companies (having independent members/managers) in the organizational structure:
1.
An opinion of Delaware counsel that federal bankruptcy court would hold that Delaware law, and not federal law, governs the determination of what persons or entities have authority to file a voluntary bankruptcy petition on behalf of the limited liability company.

2.	Opinions of Delaware counsel as follows:
a.	The limited liability company agreement constitutes a legal, valid and binding agreement of its member, and is enforceable against such member, in accordance with its terms.

Exhibit E

b.
In order for a voluntary bankruptcy petition to be filed on behalf of the Company, the unanimous consent of all of the independent managers/members is required and the provision requiring such unanimous consent in the limited liability company agreement constitutes a legal, valid and binding agreement of the member, enforceable against the member, in accordance with its terms.

c.	The bankruptcy or dissolution of the limited liability company’s sole member will not, by itself, cause the limited liability company to be dissolved or its affairs to be wound up.
d.	A judgment creditor of the member may not satisfy its claims against the member by asserting a claim against the assets of the limited liability company.
e.	The limited liability company is a separate legal entity, and shall continue as such until the cancellation of the limited liability company certificate.

EXHIBIT F
COUNTERPARTY OPINION REQUIREMENTS
1. The Counterparty Opinion shall be delivered on the Closing Date.
2. The Counterparty Opinion may be given by a professional law firm selected by Counterparty and reasonably acceptable to Administrative Agent or by in-house counsel for Counterparty.
3. The Counterparty Opinion shall be in form and substance acceptable to Administrative Agent and shall contain the following opinions:
(a)
Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under the Interest Rate Cap Agreement and the Acknowledgment.

(b)
The execution and delivery of the Interest Rate Cap Agreement and the Acknowledgment by Counterparty, and any other agreement which Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property.

(c)
All consents, authorizations and approvals required for the execution and delivery by Counterparty of the Interest Rate Cap Agreement, the Acknowledgment and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance.

(d)
The Interest Rate Cap Agreement, the Acknowledgment and any other agreement which Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by Counterparty and constitutes the legal, valid and binding obligation of Counterparty, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Exhibit F

4. If a Interest Rate Cap Guaranty is delivered in connection with the Interest Rate Cap Agreement, the Counterparty Opinion shall contain the following additional opinions:
(a)
Interest Rate Cap Guarantor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Guaranty.

(b)
The execution and delivery of the Interest Rate Cap Guaranty by Interest Rate Cap Guarantor, and any other agreement which Interest Rate Cap Guarantor has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property.

(c)
All consents, authorizations and approvals required for the execution and delivery by Interest Rate Cap Guarantor of the Interest Rate Cap Guaranty, and any other agreement which Interest Rate Cap Guarantor has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance.

(d)
The Interest Rate Cap Guaranty, and any other agreement which Interest Rate Cap Guarantor has executed and delivered pursuant thereto, has been duly executed and delivered by Interest Rate Cap Guarantor and constitutes the legal, valid and binding obligation of Interest Rate Cap Guarantor, enforceable against Interest Rate Cap Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Exhibit F

5. Depending on the nature of the transaction, the Counterparty Opinion shall contain such additional opinions on such other matters relating to the Interest Rate Cap Agreement, the Interest Rate Cap Guaranty and/or the Acknowledgment as Administrative Agent or Lenders shall reasonably require, including, without limitation, the following additional opinions if the Counterparty or Interest Rate Cap Guarantor is a foreign entity:
(a)
Jurisdiction where Counterparty and/or Interest Rate Cap Guarantor, as applicable, is located will respect and give effect to the choice of law provisions of the Interest Rate Cap Agreement and the Acknowledgment.

(b)	A judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where Counterparty and/or Interest Rate Cap Guarantor, as applicable, is located.
6. The Counterparty Opinion shall be addressed to Administrative Agent, Lenders and their respective successors and assigns and shall state that it may be relied upon by any assignee of Lenders’ interests in the Loan.

EXHIBIT G
FORM OF TENANT ESTOPPEL LETTER
                    , 20_____
Deutsche Bank Trust Company Americas, as Administrative Agent on behalf of the Lenders
[                    ]
[                    ]
Re:
Ladies and Gentlemen:
It is our understanding that you have made a loan to [                    ], a [                    ], the landlord, or successor-in-interest to the landlord under our lease, as evidenced by a loan agreement and secured by a mortgage on the captioned premises and you have required this certification by the undersigned.
The undersigned, as tenant under that certain lease made with                     , as landlord, dated                      [, which lease has been modified or amended as follows (list all modifications or amendments or, if none, so indicate)                     ] (the “Lease”), hereby ratifies the Lease and certifies that:
1. the undersigned entered into occupancy of the premises described in the Lease on or about                     ;
2. the lease commencement date was                     ;
3. the square footage of the premises described in the Lease is                     ;
4. the fixed rental in the monthly amount of $                     was payable from                     ;
5. the percentage rental payable monthly is $                    ;
6. there are no rent abatements or free rent periods now or in the future [other than                     ];
7. the amount of the current monthly expense reimbursements due under the Lease is equal to $                     ;
8. the Lease is in full force and effect and, except as indicated above, has not been assigned, modified, supplemented or amended in any way and the undersigned has no notice of any assignment, pledge or hypothecation by the landlord of the Lease or of the rentals thereunder except to you;

Exhibit G

9. a true and complete copy of the Lease (including all amendments, modifications, supplements, side letters, surrender, space reduction or rent abatement agreements applicable to such Lease) is attached hereto as Exhibit A;
10. the Lease represents the entire agreement between the parties with respect to the above space in the above-mentioned building;
11. the term of the Lease [, as currently extended by means of the exercise of certain options contained therein,] expires on                     ;
12. all construction and other obligations of a material nature to be performed by the landlord under the Lease have been satisfied, except as follows: (if none, so indicate);
13. any payments by the landlord to the undersigned for tenant improvements which are required under the Lease have been made;
14. on this date there are no existing defenses or offsets which the undersigned has against the enforcement of the Lease by the Landlord and the undersigned has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default under said Lease;
15. the undersigned is not entitled to any offsets, abatements, deductions or otherwise against the rent payable under the Lease from and after the date hereof, except as follows: (if none, so indicate);
16. no rental (including expense reimbursements), other than for the current month, has been paid in advance;
17. the amount of the security deposit presently held under the Lease is $                     (if none, so indicate);
18. the rentals (including expense reimbursements) under the Lease have been paid through the month of                     .
This estoppel certificate is binding upon the undersigned and its successors and assigns and may be relied upon by you and your successors and assigns.

Very truly yours, [INSERT NAME OF TENANT]
By:
Title:

EXHIBIT A
to Form of Tenant Estoppel Letter
LEASE

EXHIBIT H
BORROWER ORGANIZATIONAL STRUCTURE

[Provided Separately]

EXHIBIT I
INTEREST RATE CAP AGREEMENT REQUIREMENTS
•	The form of cap agreement should be the 1992 ISDA Agreement (Multicurrency Cross Border or Local Currency Single Jurisdiction) subject to the 2000 Definitions.

•
Once the cap premium is paid by Borrower, it cannot default. (Paragraph 4 of the May 1989 ISDA Addendum to Schedule to Interest Rate and Currency Exchange Agreement or similar language must be incorporated by reference).

•	“Cross Default” provision of Section 5(a)(vi) of the ISDA Master Agreement will not apply.

•
Grace and cure periods in Section 5 of the ISDA Master Agreement will either (i) not apply or (ii) if applicable, any grace or cure periods must expire in time to ensure the availability of cap payments by cap provider on a timely basis for distribution to the holders of the rated securities.

•	“Credit Event Upon Merger” provisions of Section 5(b)(iv) of the ISDA Master Agreement will not apply.

•	“Automatic Early Termination” provision in Section 6(a) of the ISDA Master Agreement will not apply.

•
Termination Events under Sections 5(b)(ii) and 5(b)(iii) of the ISDA Master Agreement either (i) will only constitute termination events exercisable by Borrower against cap provider or (ii) if exercisable by both parties, at the time of any event triggering a termination event under Sections 5(b)(ii) and/or 5(b)(iii), cap provider must either (a) transfer the cap to a replacement cap provider acceptable to Administrative Agent at cap provider’s sole cost and expense, or (b) continue to perform its obligations under the cap agreement including, without limitation, the obligation to unconditionally “gross up” in the event that a withholding tax is imposed on payments being made by the cap provider.

•
Borrower shall be precluded from payment of any out of pocket expenses required under Section 11 of the ISDA Master Agreement and incurred by cap provider related to the enforcement and protection of cap provider’s rights under the cap agreement.

•	Market Quotation and Second Method will be used for the purpose of computing amounts payable on early termination with a provision for loss if Market Quotation is not available.

•	The parties shall be deemed to have no Affiliates for purposes of the ISDA Master Agreement.

•	“Specified Entities” will not apply for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(iv) of the ISDA Master Agreement.

•	Transaction will be governed by New York law.

•	For the purposes of Section 6(e) of the ISDA Master Agreement, set off and counterclaim will not apply and all payments by cap provider shall be made without set off or counterclaim.

•	The definition of LIBOR will be USD LIBOR BBA and must match the definition of LIBOR in the loan agreement.

Exhibit I

•	The definition of Business Day must match the definition of Business Day in the loan agreement.

•	LIBOR must be determined on the LIBOR Determination Date.

•	Payments must be made by the cap provider on or prior to the applicable Payment Date in respect of a period corresponding to the applicable Interest Period.

•	The Termination Date of the cap must be no earlier than the last day of the Interest Period in which the Maturity Date under the loan agreement occurs.

•	The Day Count Fraction in the cap must match that contained in the loan agreement.

•	The Notional Amount in the cap must [equal $135,000,000][match the principal amount of the loan as of the date of the loan agreement].

•	US Dollars are selected as the Termination Currency under the cap.

•	Section 2(c)(ii) of the ISDA Master Agreement will apply to the Transaction.

•	Cap provider and Borrower will represent that it is not a multi branch party.

•	Cap provider will covenant that it will not petition Borrower into bankruptcy (or join in any such petition) for 365 days after all outstanding rated securities have been paid in full.

•
If the ISDA Master Agreement (Multicurrency Cross Border)(“Cross Border Agreement”) is utilized, additional scheduled items and provisions to address “indemnifiable taxes” and other related issues present in cross border transactions must be incorporated:

•
Section 2(d)(i)(4) of the Cross Border Agreement must be amended to require the cap provider to unconditionally “gross up” in the event that a withholding tax is imposed on payments being made by the cap provider.

•	The definition of “indemnifiable tax” must cover any and all withholding tax.
•
Section 2(d)(i)(4) of the Cross Border Agreement will be deleted such that cap provider is not excused from having to “gross up” due to Borrower’s breach of a tax representation or failure to notify cap provider of a breach of a tax representation and (ii) Borrower makes no tax representations in the cap agreement or schedule.

•
Section 2(d)(ii) of the Cross Border Agreement must be amended to provide that there is no obligation by Borrower to make payments to the cap provider for any payments made by the cap provider without deduction for taxes (for which there is no obligation to gross up).

•
Section 4(e) of the Cross Border Agreement must be amended to provide that there are no payment obligations by Borrower to cap provider for any indemnification resulting from stamp registration or other documentary tax levied by Borrower’s taxing authority on the cap provider.

EXHIBIT J
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT1
This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the] [each] Assignee identified in item [2] [3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Loan Agreement, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under Loan Agreement (including with respect to any outstanding amounts) (the “Assigned Interest”). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	_____

2.	Assignee:	_____

3.	Loan Agreement:
Loan and Security Agreement, dated as of August  _____  2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company (“Owner”), 58th STREET BAR COMPANY LLC, a Delaware limited liability company (“Bar Lessee”), and HUDSON LEASECO LLC, a New York limited liability company (“Operating Lessee”; Operating Lessee, Bar Lessee and Owner, together with their respective successors and assigns, collectively “Borrower”), the various financial institutions as are or may become parties thereto, and Deutsche Bank Trust Company Americas, as Administrative Agent.

[1]	This form of Lender Assignment Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

Exhibit J

3. Assigned Interest:

Percentage interest assigned:		%

Aggregate outstanding principal amount of the Loan assigned:	$

Outstanding Delayed Draw Term Loan Commitments assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date (if other than date of acceptance by Lender):
                      _____  ,
Payment Instructions:

Attention:

Reference:

Address for Notices:

Relationship Contact:

Exhibit J

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE[2]
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:
[Consented to and]3 Accepted:
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[2]	Add additional signature blocks, as needed, if this Form is being used by funds managed by the same or related investment managers.

[3]	Insert only if assignment is being made to an Eligible Assignee that is not an existing Lender, an Affiliate of an existing Lender or an Approved Fund.

Exhibit J

HENRY HUDSON HOLDINGS LLC
58th STREET BAR COMPANY LLC
AND HUDSON LEASECO LLC

LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS
FOR
LENDER ASSIGNMENT AGREEMENT
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Affiliates or any other Person of any of their respective obligations under any Loan Documents.
1.2 Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the] [each] Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Exhibit J

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3. Effect of Assignment. Upon the delivery of a full executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.
4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
* * * *

EXHIBIT K
FORM OF SUBORDINATION,
NON-DISTURBANCE AND ATTORNMENT AGREEMENT
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
                    ,
Tenant
AND
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent on behalf of the Lenders

County:	[ ]
Section:	[ ]
Block:	[ ]
Lot:	[ ]

Premises:

Dated: as of , _____
Record and return by mail to:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Leila Rachlin, Esq.
1111779-2203

Exhibit K

SUBORDINATION,
NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS AGREEMENT made as of this  _____  day of                     , 20_____, between DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent on behalf of the Lenders, a New York banking corporation, having an address at 31 West 52nd Street, New York, New York 10019 (together with its successor and/or assigns, hereinafter called “Administrative Agent”), and                     , a                     , having an address at                      (hereinafter called “Tenant”).
W I T N E S S E T H :
WHEREAS, by a lease (the “Original Lease”) dated                     , 20_____  between                      (hereinafter called “Landlord”), as landlord, and Tenant, as tenant, as amended by lease amendment[s] dated                     , 20_____, [                    , 20_____ and                     , 20_____] (the Original Lease, as so amended, is hereinafter the “Lease”), a memorandum of which Lease was dated                      and was recorded in                      in Reel                     , Page                     , [add recording data for memoranda of amendments, if applicable], Landlord leased to Tenant certain premises located in                     (the “Premises”) on the property described in Schedule “A” annexed hereto and made a part hereof (the “Property”); and
WHEREAS, pursuant to the Loan and Security Agreement, dated as of August [_____], 2011, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Henry Hudson Holdings LLC, 58th Street Bar Company LLC, Hudson Leaseco LLC, the lenders party thereto from time to time (collectively, “Lenders”) and Administrative Agent, Lenders have made a loan to Landlord, which loan is secured by, among other things, a mortgage (which mortgage, and all amendments, renewals, increases, modifications, replacements, substitutions, extensions, spreaders and consolidations thereof and all re-advances thereunder and addictions thereto, is referred to as the “Security Instrument”) encumbering the Property; and
WHEREAS, Administrative Agent and Tenant desire to confirm their understanding and agreement with respect to the Lease and the Security Instrument.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Administrative Agent and Tenant hereby agree and covenant as follows:
1. The Lease, and all of the terms, covenants, provisions and conditions thereof (including, without limitation, any right of first refusal, right of first offer, option or any similar right with respect to the sale or purchase of the Property, or any portion thereof) is, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the lien, terms, covenants, provisions and conditions of the Security Instrument and to all advances and re-advances made thereunder and all sums secured thereby. This provision shall be self-operative but Tenant shall execute and deliver any additional instruments which Administrative Agent or Lenders may reasonably require to effect such subordination.

Exhibit K

2. So long as (i) Tenant is not in default (beyond any period given in the Lease to Tenant to cure such default) in the payment of rent, percentage rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the Lease on Tenant’s part to be performed or observed, (ii) Tenant is not in default under this Agreement and (iii) the Lease is in full force and effect: (a) Tenant’s possession of the Premises and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with any option therefor which is contained in the Lease, shall not be diminished or interfered with by Administrative Agent or Lenders, and Tenant’s occupancy of the Premises shall not be disturbed by Administrative Agent or Lenders for any reason whatsoever during the term of the Lease or any such extensions or renewals thereof and (b) neither Administrative Agent nor Lenders will join Tenant as a party defendant in any action or proceeding to foreclose the Security Instrument or to enforce any rights or remedies of Administrative Agent or Lenders under the Security Instrument which would cut-off, destroy, terminate or extinguish the Lease or Tenant’s interest and estate under the Lease (except to the extent required so that Tenant’s right to receive or set-off any monies or obligations owed or to be performed by any of Lenders’ predecessors-in-interest shall not be enforceable thereafter against Administrative Agent, Lenders or any of Lenders’ successors-in-interest). Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Administrative Agent or Lenders not to name or join Tenant as a party in a foreclosure proceeding with respect to the Security Instrument, Administrative Agent or Lenders may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.
3. (A) After notice is given by Administrative Agent that the Security Instrument is in default and that the rentals under the Lease should be paid to Lenders, Tenant will attorn to Lenders and pay to Lenders, or pay in accordance with the directions of Administrative Agent, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect of the Premises. Such payments shall be made regardless of any right of set-off, counterclaim or other defense which Tenant may have against Landlord, whether as the tenant under the Lease or otherwise.
(B) In addition, if Administrative Agent (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Security Instrument or in connection with any bankruptcy case commenced by or against Landlord, then at the request of Administrative Agent (or its nominee or designee) or such purchaser (Administrative Agent, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a “Successor-Landlord”), Tenant shall attorn to and recognize Successor-Landlord as Tenant’s landlord under the Lease and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu, upon request of Successor-Landlord, Tenant shall promptly execute and deliver a direct lease with Successor-Landlord which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of clauses (i)-(v) of this paragraph 3(B)) and shall be effective as of the day the Lease shall have terminated as aforesaid. Notwithstanding the continuation of the Lease, the attornment of Tenant thereunder or the execution of a direct lease between Successor-Landlord and Tenant as aforesaid, Successor-Landlord shall not:

Exhibit K

(i) be liable for any previous act or omission of Landlord under the Lease;
(ii) be subject to any off-set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;
(iii) be bound by any modification of the Lease or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender or was permitted under the terms of the Loan Agreement with the consent of Lender;
(iv) be liable for any security deposited under the Lease unless such security has been physically delivered to Administrative Agent or Successor-Landlord; and
(v) be liable or obligated to comply with or fulfill any of the obligations of the Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.
4. Tenant agrees that without the prior written consent of Administrative Agent, it shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof except to the extent permitted under the Loan Agreement without the consent of Lender, (b) tender a surrender of the Lease, (c) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof, or (d) subordinate or permit the subordination of the Lease to any lien subordinate to the Security Instrument. Any such purported action without such consent shall be void as against the holder of the Security Instrument.
5. (A) Tenant shall promptly notify Administrative Agent of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction.
(B) In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Administrative Agent and (ii) unless Administrative Agent has failed, within sixty (60) days after Administrative Agent receives such notice, to cure or remedy the default, act or omission or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Administrative Agent within such sixty (60) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Administrative Agent shall have become entitled under the Security Instrument to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided that Administrative Agent shall with due diligence give Tenant written notice of its intention to and shall commence and continue to, remedy such default, act or omission. If Administrative Agent cannot reasonably remedy a default, act or omission of Landlord until after Administrative Agent obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Administrative Agent secures possession of the Premises. To the extent Administrative Agent incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys’ fees and disbursements, Administrative Agent shall be subrogated to Tenant’s rights against Landlord.

Exhibit K

(C) Notwithstanding the foregoing, Administrative Agent shall have no obligation hereunder to remedy such default, act or omission.
6. To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Administrative Agent.
7. Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, Administrative Agent, for the benefit of Lenders, shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Administrative Agent were named therein as Landlord.
8. Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor-Landlord shall acquire title to the Property or the portion thereof containing the Premises, Successor-Landlord shall have no obligation, nor incur any liability, beyond Successor-Landlord’s then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor-Landlord in the Property for the payment and discharge of any obligations imposed upon Successor-Landlord hereunder or under the Lease, and Successor-Landlord is hereby released or relieved of any other liability hereunder and under the Lease. Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor-Landlord, Tenant shall look solely to the estate or interest owned by Successor-Landlord in the Property, and Tenant will not collect or attempt to collect any such judgement out of any other assets of Successor-Landlord.
9. Intentionally omitted.
10. If the Lease provides that Tenant is entitled to expansion space, Successor-Landlord shall have no obligation nor any liability for failure to provide such expansion space if a prior landlord (including, without limitation, Landlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Property, has precluded the availability of such expansion space.

Exhibit K

11. Except as specifically provided in this Agreement, neither Administrative Agent nor Lenders shall, by virtue of this Agreement, the Security Instrument or any other instrument to which Administrative Agent or Lenders may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.
12. (A) Tenant acknowledges and agrees that this Agreement satisfies and complies in all respects with the provisions of Article  _____  of the Lease and that this Agreement supersedes (but only to the extent inconsistent with) the provisions of such Article and any other provision of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Security Instrument.
(B) Tenant agrees to enter into a subordination, non-disturbance and attornment agreement in a form substantially similar to this Agreement with any person which shall succeed Administrative Agent with respect to it interests in the Property, or any portion thereof, provided such agreement is substantially similar to this Agreement. Tenant does herewith irrevocably appoint and constitute Administrative Agent as its true and lawful attorney-in-fact in its name, place and stead to execute such subordination, non-disturbance and attornment agreement, without any obligation on the part of Administrative Agent to do so. This power, being coupled with an interest, shall be irrevocable as long as the Indebtedness secured by the Security Instrument remains unpaid. Administrative Agent agrees not to exercise its rights under the preceding two sentences if Tenant promptly enters into the subordination, non-disturbance and attornment agreement as required pursuant to the first sentence of this subparagraph (B).
13. (A) Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Administrative Agent, and any right to Tenant dependent upon notice shall take effect only after notice is so given. Performance by Administrative Agent shall satisfy any conditions of the Lease requiring performance by Landlord, and Administrative Agent shall have a reasonable time to complete such performance as provided in Paragraph 5 hereof.
(B) All notices or other communications required or permitted to be given to Tenant or to Administrative Agent pursuant to the provisions of this Agreement shall be in writing and shall be deemed given only if mailed by United States registered mail, postage prepaid, or if sent by nationally recognized overnight delivery service (such as Federal Express or United States Postal Service Express Mail), addressed as follows: to Tenant, at the address first set forth above, Attention:                     ; to Administrative Agent, at the address first set forth above, Attention:                      and General Counsel or to such other address or number as such party may hereafter designate by notice delivered in accordance herewith. All such notices shall be deemed given three (3) business days after delivery to the United States Post office registry clerk if given by registered mail, or on the next business day after delivery to an overnight delivery courier.

Exhibit K

14. This Agreement may be modified only by an agreement in writing signed by the parties hereto, or their respective successors-in-interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns. The term “Administrative Agent” shall mean the then holder of the Security Instrument. The term “Landlord” shall mean the then holder of the landlord’s interest in the Lease. The term “person” shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and to any amendments or modifications to the Lease which are consented to in writing by Administrative Agent. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.
15. Intentionally omitted.
16. Intentionally omitted.
17. BOTH TENANT AND ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
18. This Agreement shall be governed by and construed in accordance with the laws of New York.
* * *

Exhibit K

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent on behalf of the Lenders, a New York banking corporation
By:
Name:
Title:

By:
Name:
Title:

[TENANT]
By:
Name:
Title:

AGREED AND CONSENTED TO: LANDLORD: [ ]
By:
Name:
Title:

Exhibit K

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)
On the                      day of                      in the year 20_____  before me, the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Seal]	My commission expires:

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)
On the                      day of                      in the year 20_____  before me, the undersigned, a notary public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Seal]	My commission expires:

Exhibit K

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)
On the                      day of                      in the year 20_____  before me, the undersigned, a notary public in and for said state, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Seal]	My commission expires:

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)
On the                      day of                      in the year 20_____  before me, the undersigned, a notary public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Seal]	My commission expires:

SCHEDULE A
to Exhibit K
LEGAL DESCRIPTION OF PROPERTY

EXHIBIT L
FORM OF NOTE
[Attached]

AMENDED, RESTATED AND CONSOLIDATED
PROMISSORY NOTE

$115,000,000.00	New York, New York
August 12, 2011
This AMENDED, RESTATED AND CONSOLIDATED PROMISSORY NOTE, dated as of August 12, 2011 (this “Note”), is made by HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company, HUDSON LEASECO LLC, a New York limited liability company, 58th STREET BAR COMPANY LLC, a Delaware limited liability company, jointly and severally as maker, having an address at c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018 (collectively, “Borrower”), and given to DEUTSCHE BANK TRUST COMPANY AMERICAS, having an address at 60 Wall Street, New York, New York 10005 (together with its successors and/or assigns, “Lender”).
WHEREAS, Lender is the present owner and holder of, and Borrower is the current obligor under, those certain notes listed on Schedule I attached hereto and made a part hereof (collectively, the “Existing Notes”). There is now owing under the Existing Notes the outstanding principal amount of ONE HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($115,000,000.00).
WHEREAS, Borrower confirms that the aggregate principal amount now owing on the Existing Notes is ONE HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($115,000,000.00) and that there are no defenses, set-offs or counterclaims against payment of said amount.
WHEREAS, Borrower and Lender wish to consolidate, amend and restate in their entirety the Existing Notes upon the terms and conditions set forth herein.
WHEREAS, Borrower and Lender intend these Recitals to be a material part of this Note.
NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Borrower hereby agrees as follows:
A. The terms, covenants and provisions of the Existing Notes are hereby consolidated, amended and restated in their entirety to be one single consolidated, amended and restated promissory note in the principal amount of ONE HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($115,000,000.00) payable with interest thereon at the rate of interest and on all of the other terms, covenants and conditions contained herein and in that certain Loan and Security Agreement, dated as of the date hereof among Borrower, the lenders party thereto from time to time, and Deutsche Bank Trust Company Americas, as administrative agent (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”). All capitalized terms not defined herein shall have the respective meanings set forth in the Loan Agreement.

B. The terms, provisions and covenants of this Note shall supersede (and constitute a complete restatement of) the Existing Notes and this Note shall evidence a single indebtedness in the principal amount of ONE HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($115,000,000.00).
C. Borrower agrees to pay the indebtedness evidenced by this Note and further agrees to comply with and observe all of the terms, covenants and conditions of this Note and the Loan Agreement.
D. Neither this Note nor anything contained herein shall be construed as a substitution or novation of the indebtedness evidenced by the Existing Notes, or of the Existing Notes, which shall remain in full force and effect, as hereby consolidated, amended and restated in their entirety.
FOR VALUE RECEIVED Borrower, hereby unconditionally promises to pay to the order of Lender, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of ONE HUNDRED FIFTEEN MILLION AND 00/100 DOLLARS ($115,000,000.00) in lawful money of the United States of America, with interest thereon to be computed from the date of this Note at the interest rate set forth in the Loan Agreement, and to be paid in accordance with the terms of this Note and the Loan Agreement.
PAYMENT TERMS
Borrower agrees to pay the principal sum of this Note and interest on the unpaid principal sum of this Note and all other amounts due under the Loan Agreement and the other Loan Documents from time to time outstanding, at the rates and at the times specified in the Loan Agreement, and the outstanding balance of the principal sum of this Note and all accrued and unpaid interest thereon and all other amounts due under the Loan Agreement and the other Loan Documents shall be due and payable on the Maturity Date.
DEFAULT AND ACCELERATION
The Debt shall without notice become immediately due and payable at the option of Lender upon the happening of any Event of Default in accordance with the terms of the Loan Agreement.
LOAN DOCUMENTS
This Note is secured by the Security Instrument and the other Loan Documents. All of the terms, covenants and conditions contained in the Loan Agreement and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event of a conflict or inconsistency between the terms of this Note and the Loan Agreement, the terms and provisions of the Loan Agreement shall govern.

SAVINGS CLAUSE
Notwithstanding anything to the contrary contained herein, (a) all agreements and communications between Borrower and Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed to constitute interest, the interest contracted for, charged or received by Lender shall never exceed the Maximum Legal Rate, (b) in calculating whether any interest exceeds the Maximum Legal Rate, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Borrower to Lender, and (c) if through any contingency or event, Lender receives or is deemed to receive interest in excess of the Maximum Legal Rate, any such excess shall be deemed to have been applied toward the payment of the principal of any and all then outstanding indebtedness of Borrower to Lender, or if there is no such indebtedness, shall immediately be returned to Borrower.
NO ORAL CHANGE
This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party(ies) against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
WAIVERS
Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby jointly and severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Loan Agreement or the other Loan Documents made by agreement between Lender and any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower or any other Person who may become liable for the payment of all or any part of the Debt under this Note, the Loan Agreement or the other Loan Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Loan Agreement or the other Loan Documents. If Borrower is a partnership or limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership or limited liability company, and the term “Borrower,” as used herein, shall include any alternate or successor partnership or limited liability company, but any predecessor partnership or limited liability company and its partners or members shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and be applicable, notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower,” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. (Nothing in the foregoing two sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, limited liability company or corporation which may be set forth in the Loan Agreement, the Security Instrument or any other Loan Document.)

TRANSFER
Upon the transfer of this Note by Lender, Borrower hereby waiving notice of any such transfer, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.
EXCULPATION
The provisions of Section 18.1 of the Loan Agreement are hereby incorporated by reference into this Note to the same extent and with the same force as if fully set forth herein.
GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS
THIS NOTE WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THIS NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS NOTE MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

WAIVER OF JURY TRIAL
BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, WITH REGARD TO THIS NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
SUCCESSORS AND ASSIGNS
This Note shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and permitted assigns. Lender shall have the right to assign or transfer its rights under this Note in connection with any assignment of the Loan and the Loan Documents. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Note. Borrower shall not have the right to assign or transfer its rights or obligations under this Note without the prior written consent of Lender, as provided in the Loan Agreement, and any attempted assignment without such consent shall be null and void.
NOTICES
All notices or other written communications hereunder shall be delivered in accordance with Section 19.8 of the Loan Agreement.
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Borrower has duly executed this Amended, Restated and Consolidated Note as of the day and year first above written.

HENRY HUDSON HOLDINGS LLC,
a Delaware limited liability company,

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

HUDSON LEASECO LLC,
a New York limited liability company

By:	Hudson Managing Member LLC, its managing member

By:	Henry Hudson Holdings LLC, its managing member

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

58th STREET BAR COMPANY LLC,
a Delaware limited liability company

By:	Hudson Pledgor LLC, its managing member

By:	Henry Hudson Holdings LLC its managing member

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)
On this  _____  day of August, 2011, before me, a Notary Public in and for said State, personally appeared  _____, before me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

Notary Public

LENDER’S ACKNOWLEDGMENT AND CONSENT
Lender is executing this Amended, Restated and Consolidated Promissory Note to signify its consent to the consolidation, amendment and restatement of the Existing Notes as set forth above. Nothing herein shall, or shall be deemed to, obligate Lender for repayment of any amount evidenced by this Note.

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)
On the  _____  day of  _____  in the year 2011 before me, the undersigned, personally appeared _____, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me the he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public
[SEAL]

SCHEDULE I
EXISTING NOTES

EXHIBIT M
COUNTERPARTY ACKNOWLEDGMENT
[Attached]

Exhibit M

INTEREST RATE PROTECTION AGREEMENT
ACKNOWLEDGEMENT
SMBC CAPITAL MARKETS, INC., having an address at 277 Park Avenue, 5th Floor, New York, New York 10172 (“Rate Cap Provider”), by executing this acknowledgement in the space provided below, hereby acknowledges that it has been advised that the interest of HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company, HUDSON LEASECO LLC, a New York limited liability company, 58th STREET BAR COMPANY LLC, a Delaware limited liability company, jointly and severally as maker, having an address at c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018 (collectively, “Borrower”), in and to the interest rate cap agreement (a copy of which is attached hereto as Exhibit A) entered into between Rate Cap Provider and Borrower (the “Rate Cap Agreement”) has been pledged and assigned to DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent, having an address at 60 Wall Street, New York, NY 10005 (together with its successors and/or assigns, “Administrative Agent”) pursuant to the Loan and Security Agreement, dated as of August 12, 2011, among Borrower, the lenders party thereto and Administrative Agent. Rate Cap Provider hereby unconditionally consents to such pledge and assignment, and certifies to Administrative Agent that as of the date hereof (i) the Rate Cap Agreement is unmodified and in full force and effect, and (ii) all payments now or hereafter required to be made by Borrower pursuant to the Rate Cap Agreement have been paid in full and Borrower is not in default thereunder. Rate Cap Provider agrees that it shall not modify, amend or terminate the Rate Cap Agreement without Administrative Agent’s prior written consent.
Rate Cap Provider hereby agrees that Rate Cap Provider shall deliver to Administrative Agent a copy of any notice of default given to Borrower under the Rate Cap Agreement and that all payments made under the Rate Cap Agreement shall be made to the following account (or at such other address as Administrative Agent shall hereafter notify Rate Cap Provider):

Name:	Hudson Hotel, New York, NY f/b/o DeutscheBank Trust Company Americas, as Administrative Agent Collection Account
Bank:	JP Morgan Chase 270 Park Avenue New York, New York
Account No.:	114-917779
ABA No,	021000021
In consideration of the foregoing agreement by Rate Cap Provider, Borrower agrees that (i) Rate Cap Provider shall be entitled to conclusively rely (without any independent investigation) on Administrative Agent’s statement that Administrative Agent is entitled to payment under the Rate Cap Agreement, and (ii) Rate Cap Provider shall be held harmless and shall be fully indemnified by Borrower, from and against any and all claims, other than those ultimately determined to be founded on gross negligence or willful misconduct of Rate Cap Provider, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorneys’ fees and disbursements) incurred by Rate Cap Provider as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any action taken or omitted to be taken by Rate Cap Provider in reliance upon any such notice provided by the Administrative Agent.

Exhibit M

All notices shall be delivered to Administrative Agent at the following address (or at such other address as Administrative Agent shall hereafter notify Rate Cap Provider):

do Deutsche Bank Securities, Inc.
200 Crescent Court, Suite 550
Dallas, Texas 75201
Attn: Justin Shull
Telephone: (214) 740-7906
Telecopy: (214) 740-7910

with a copy to it at:

60 Wall Street
New York, New York 10005
Attn: George Reynolds
Telephone: (212) 250-2362
Telecopy: (212) 797-4496
Notwithstanding anything to the contrary contained in the Rate Cap Agreement, Rate Cap Provider hereby further agrees that Administrative Agent shall have the right to assign its right, title and interest in the Rate Cap Agreement and hereunder, provided that Administrative Agent gives Rate Cap Provider notice of any such assignment.
[The rest of this page is left blank intentionally]

Exhibit M

The terms and conditions of this Acknowledgement and Agreement shall bind Rate Cap Provider and its successors and assigns and shall inure to the benefit of Administrative Agent and its successors and assigns.
Dated as of: August       2011

SMBC CAPITAL MARKETS, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit M

CONSENTED TO BY:

HENRY HUDSON HOLDINGS LLC,
a Delaware limited liability company,

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

Exhibit M

HUDSON LEASECO LLC,
a Delaware New York limited liability company

By:	Hudson Managing Member LLC, its managing member

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

58th STREET BAR COMPANY LLC,
a Delaware limited liability company

By:	Hudson Managing Member LLC, its managing member

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

Exhibit M

EXHIBIT A
RATE CAP AGREEMENT

[Attached Hereto]

Exhibit N

EXHIBIT N
FORM OF FUNDING NOTICE
Reference is made to the Loan and Security Agreement, dated as of August  _____  2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company (“Owner”), 58th STREET BAR COMPANY LLC, a Delaware limited liability company (“Bar Lessee”), and HUDSON LEASECO LLC, a New York limited liability company (“Operating Lessee”; Operating Lessee, Bar Lessee and Owner, together with their respective successors and assigns, collectively “Borrower”), the lenders party thereto from time to time (“Lenders”), and Deutsche Bank Trust Company Americas, as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Loan Agreement.
Pursuant to Section 2.1.1 of the Loan Agreement, Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Loan Agreement on [mm/dd/yy] (the “Credit Date”):

1. Term Loans On the Closing Date	$	[___,___,___

2. Delayed Draw Term Loans	$	[___,___,___
Borrower hereby certifies that:
(a) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects (or, to the extent a representation and warranty contains a materiality or Material Adverse Effect qualification, in all respects) on and as of such Credit Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, to the extent a representation and warranty contains a materiality or Material Adverse Effect qualification, in all respects) on and as of such earlier date; and
(b) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default [.] [and]
(c) [DELAYED DRAW TERM LOANS ONLY] as of the Credit Date, attached as Schedule 1 is the Net Operating Income calculated pursuant to Section 2.5(B) and a calculation of the Delayed Draw Term Loan Available Amount which is $[_____]. In addition, Borrower certifies to Administrative Agent and Lenders that all conditions to the making of the requested Delayed Draw Term Loans contained in Section 2.5 of the Loan Agreement will have been satisfied at the time such Delayed Draw Term Loans are made.

Exhibit N

[SIGNATURE PAGE FOLLOWS]

2

Date: __________, 20__

HENRY HUDSON HOLDINGS LLC

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

58th STREET BAR COMPANY LLC

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

3

Exhibit N

HUDSON LEASECO LLC

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

4

Exhibit N

SCHEDULE 1
[Calculation of Net Operating Income and Delayed Draw Term Loan Availability Amount]

5

EXHIBIT O
CERTIFICATE OF INDEPENDENT MANAGER/MEMBER/DIRECTOR
Management Agreement
August __, 2011
For good and valuable consideration, each of the undersigned Persons, who have been designated as members of [_____], a [_____] limited liability company (the “Company”), in accordance with the Amended and Restated Operating Agreement of the Company, dated as of August  _____, 2011 as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:
1. Each of the undersigned accepts such Person’s rights and authority as a Member under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Member under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Member is designated or until such Person’s resignation or removal as a Member in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the [New York Limited Liability Company Law].
2. So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.
3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [NEW YORK], AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.
This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

Exhibit O

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

INDEPENDENT MANAGER:

By:
Name:
Title:

By:
Name:
Title:

Exhibit P

EXHIBIT P
FORM OF IP SECURITY AGREEMENT
INTELLECTUAL PROPERTY SECURITY AGREEMENT
This INTELLECTUAL PROPERTY SECURITY AGREEMENT (this Agreement), dated as of [_____], is entered into by HENRY HUDSON HOLDINGS LLC (“Owner”), a Delaware limited liability company, 58th STREET BAR COMPANY LLC, a Delaware limited liability company (“Bar Lessee”), and HUDSON LEASECO LLC, a New York limited liability company (“Operating Lessee” and together with Owner and Bar Lessee, “Assignors”), each having an office at 475 Tenth Avenue, New York, New York 10018, to DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent for the benefit of the Lenders, a New York banking corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, “Assignee”). Capitalized terms not otherwise defined herein have the meanings set forth in the Loan and Security Agreement, dated August  _____, 2011, among Assignors and Assignee (together with all amendments, replacements and supplements, the “Loan Agreement”) or that certain Amended, Restated and Consolidated Mortgage, Assignment of Leases and Rents, Hotel Revenue and Security Agreement, dated the date hereof, executed and delivered by Assignors to Assignee (together with all amendments, replacements and supplements, the “Mortgage”), as applicable.
WHEREAS, Owner is the owner of (i) the real property commonly known as the Hudson Hotel and located in New York, such ownership interest being comprised of a fee simple and leasehold, as applicable, interest in the Land and (ii) title to the improvements located thereon (collectively, the “Hotel”);
WHEREAS, Assignors own Intellectual Property and IP Licenses (each as defined herein) related to the Hotel;
WHEREAS, pursuant to the Loan Agreement, Lenders have agreed to make loans (collectively, the “Loan”) subject to the terms and conditions of the Loan Agreement and as evidenced by a Note (together with all amendments, replacements and supplements, the “Note”), dated the date hereof, made by Assignors, as maker; and
WHEREAS, Assignors will derive substantial benefits from the extension of the Loan to Assignors and are willing to execute this Agreement in order to induce Lenders to extend the Loan.
NOW, THEREFORE, in consideration of the Loan to Assignors evidenced by the Note and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors and the Assignee hereby agree as follows:

Exhibit P

1. Grant of Security Interest.
Assignors hereby grant, sell, transfer, set over, assign and convey a security interest in and pledge to Assignee, in trust with the power of sale and right of entry, in trust and possession, for the benefit and use of Assignee and its successors and assigns forever, all of Assignors’ estate, right, title and interest now owned or hereafter acquired in, to and under any and all the property described in the following granting clauses (all of which being hereinafter referred to as the “IP Collateral”):
(i) all intellectual property worldwide relating to the ownership or operation of the Land (“Intellectual Property”), including all:
(a) trademarks, service marks, certification marks, collective marks, business names set forth on Schedule I, corporate names, trade names, d/b/a’s, the trademarks set forth on Schedule II, and general intangibles of like nature, whether registered or unregistered, and all goodwill of any business connected with the use thereof and symbolized thereby;
(b) patents issued by the United States or the equivalent thereof in any other country, industrial designs, and applications for any of the foregoing, including any continuations, divisionals, continuations in part, renewals, extensions and reissues, and the inventions disclosed or claimed therein;
(c) copyrights in published and unpublished works of authorship, whether registered or unregistered in the United States or any other country, whether as author, assignee, or transferee (including, without limitation, copyrights in databases and other compilations of information, computer software and systems (including reservations and other Hotel systems), middleware, user interface, source code, object code, and the like, and user manuals and other training documentation related thereto), all derivative works, renewals, extensions, restorations, and reversions thereof;
(d) Domain Names, including, without limitation, the Domain Names set forth on Schedule III;
(e) trade secrets, proprietary confidential information and operational systems, including confidential know-how, processes, schematics, concepts, ideas, inventions, business methods and processes, marketing plans, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, databases and other compilations of information, historical guest lists, mailing lists, computer software and systems (including reservations and other Hotel systems), middleware, user interface, source code, object code, algorithms, and the like, and user manuals and other training documentation related thereto, and other nonpublic, confidential, or proprietary information;
(f) any registrations, applications for registration or issuance, recordings, reissues, renewals, divisions, continuations, and extensions relating to any or all of the foregoing;
(g) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof relating to any or all of the foregoing; and

Exhibit P

(h) rights to sue for past, present and future infringements and other violations thereof relating to any of the foregoing.
(ii) all licenses of Intellectual Property and covenants not to sue with respect to Intellectual Property (including, without limitation those licenses set forth on Schedule IV), which relate to, are derived from, or are used in connection with the Property or the use, occupancy, enjoyment, or maintenance thereof or the conduct of any business or activities thereon, regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development, consulting services or distribution of products, and regardless of whether Assignors is a licensor or licensee, under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, and (iii) the right to sue for past, present and future breaches or violations thereof (IP Licenses).
(iii) all of Assignors’ right, title, and interest in all proceeds, both cash and noncash, of the foregoing.
Notwithstanding anything to the contrary contained in this Section 1, Assignors do not grant, sell, transfer, set over, assign or convey a security interest in or pledge to Assignee any of the items set forth on Schedule V attached hereto [Schedule V will include all Hudson/Morgans marks/domain names owned by Morgans Group LLC].
2. Release of IP Collateral.
Assignee shall, at the reasonable expense of Assignors, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and the Loan Agreement, release the Lien of this Agreement upon the IP Collateral or assign it, in whole or in part, to a new lender. In such event, Assignors shall submit to Assignee, on a date prior to the date of such release or assignment sufficient to provide a reasonable period for review thereof, a release of lien or assignment of lien, as applicable, for such property for execution by Assignee. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the IP Collateral is located and satisfactory to Assignee in its reasonable discretion. In addition, Assignors shall provide all other documentation Assignee reasonably requires to be delivered by Assignors in connection with such release or assignment, as applicable.
3. Remedies.
(A) The grant of security set forth herein is issued in conjunction and concurrently with the grant of security interest set forth in the Mortgage. The remedies set forth in Article VII of the Mortgage are incorporated herein by reference and apply with respect to the IP Collateral, to the extent applicable to the Intellectual Property and IP Licenses, as if restated herein in full.

Exhibit P

(B) For the purpose of enabling the Assignee to exercise rights and remedies hereunder at such time as Assignee hereby shall be lawfully entitled to exercise such rights and remedies, Assignors hereby grant Assignee an irrevocable, non-exclusive license (with right to sublicense) and, to the extent permitted under IP Licenses granting Assignors rights in Intellectual Property, right to further sublicense (in each case, exercisable without payment of royalties or other compensation to Assignors) to make, have made, use, sell, copy, distribute, perform, make derivative works, publish, and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable law, with right to sublicense, any of the IP Collateral, wherever the same may be located; provided that: (i) such license shall be subject to the exclusive rights of any licensee of the IP Collateral under a license granted prior to such Event of Default, to the extent such license is a Permitted Encumbrance, (ii) Assignors shall have such rights of quality control and inspection which are reasonably necessary under applicable law to maintain the validity and enforceability of any Trademarks included in the IP Collateral and (iii) any sublicenses duly granted by Assignee under this license grant shall survive in accordance with their terms, as direct licenses of Assignors but any revenue thereunder payable to Assignee, notwithstanding the subsequent cure of any Event of Default that gave rise to the exercise of the Assignee’s rights and remedies.
4. After-Acquired IP Collateral.
Assignors shall provide to Assignee written notice of any Intellectual Property acquired by Assignors after the date hereof, which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or of any material or exclusive IP Licenses, and deliver to Assignee an IP Security Agreement and/or such other instrument in form and substance reasonably acceptable to Assignee. Assignors shall provide such notice to Assignee no later than the end of the calendar quarter in which Assignors’ acquisition of such Intellectual Property or IP License occurred. Assignors shall execute and deliver to Assignee all filings necessary to protect and evidence Assignee’s security interest in such IP Collateral. Further, Assignors authorize Assignee to modify the Loan Agreement by amending the IP Schedule to include any additional IP Collateral (but the failure to do so modify such IP Schedule shall not be deemed to affect Assignee’s security interest in or Lien upon such IP Collateral).
5. Governing Law.
THIS AGREEMENT AND THE RIGHTS AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Exhibit P

6. Conflict Resolution.
The security interests granted to Assignee herein are granted in furtherance and addition to, and not in limitation of, the security interests granted to Assignee pursuant to the Mortgage. In the event of an irrevocable conflict between the terms of this Agreement, the Mortgage, or the Loan Agreement, the following priority of Agreements shall prevail: first, the Loan Agreement; second, Mortgage; and third, this Agreement.
7. Counterparts.
This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
8. Further Assurances.
Assignors hereby authorizes Assignee to file, from time to time, at Assignors’ sole cost and expense, such UCC financing statements, naming the Assignors as debtor(s) and the Assignee as secured party in all applicable recording offices of each applicable jurisdiction (including the office of the Secretary of State of the State of Delaware) as Assignee deems required to perfect and maintain the first priority security interest of Assignee in the IP Collateral. In addition, Assignors shall, at Assignors’ sole cost and expense, execute, acknowledge, record, register, file and/or deliver to Assignee such other instruments, agreements, certificates and documents as Assignee may from time to time reasonably request to better assure transfer and confirm into Assignee the rights now or hereafter intended to be granted to Assignee under this Agreement or other Loan Documents, and shall fully cooperate with Assignee and perform all additional acts which are necessary to effect the purposes of the foregoing.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

Exhibit P

IN WITNESS WHEREOF, Assignors and Assignee have caused this INTELLECTUAL PROPERTY SECURITY AGREEMENT to be duly executed and delivered by their respective officers duly authorized as of the date first above written.

ASSIGNORS:

HENRY HUDSON HOLDINGS LLC,
a Delaware limited liability company,

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

HUDSON LEASECO LLC,
a Delaware limited liability company

By:	Hudson Managing Member LLC, its managing member

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

Exhibit P

58th STREET BAR COMPANY LLC,
a Delaware limited liability company

By:	Hudson Managing Member LLC, its managing member

By:	Henry Hudson Senior Mezz LLC, its managing member

By:	Morgans Group LLC, its managing member

By:	Morgans Hotel Group Co., its managing member

By:
Name:
Title:

Exhibit P

ASSIGNEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as
Administrative Agent, a New York banking corporation

By:
Name:
Title:

By:
Name:
Title:

Exhibit P

[FOR ASSIGNORS ONLY]
ACKNOWLEDGMENT

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)
On the  _____  day of  _____, in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared  _____, the  _____  of HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

Signature:
Name:

[Notary Seal]	My commission expires:

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)
On the  _____  day of  _____, in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared  _____, the  _____  of HUDSON LEASECO LLC, a New York limited liability company, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

Signature:
Name:

[Notary Seal]	My commission expires:

Exhibit P

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)
On the  _____  day of  _____, in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared  _____, the  _____  of 58th STREET BAR COMPANY LLC, a Delaware limited liability company, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

Signature:
Name:

[Notary Seal]	My commission expires:

SCHEDULE I
to
IP SECURITY AGREEMENT
FICTITIOUS BUSINESS NAMES

SCHEDULE II
to
IP SECURITY AGREEMENT
TRADEMARKS

SCHEDULE III
to
IP SECURITY AGREEMENT
DOMAIN NAMES

SCHEDULE IV
to
IP SECURITY AGREEMENT
LICENSES

SCHEDULE V
to
IP SECURITY AGREEMENT
EXCLUDED ITEMS
(SEE ATTACHED)

SCHEDULE I
LITIGATION
1.	Thomas Pavese v. Hudson Hotel, et al. (N.Y. Sup. Ct. Docket No. 1116550-08)

2.	Morgans Hotel Group et al., v. John Doe Co. d/b/a Hudson Terrace, et al. (10-cv-5335- 1(MW (S.D.N.Y.))

3.
Mr. Philippe Starck has initiated arbitration proceedings in the London Court of International Arbitration regarding an exclusive service agreement that he entered into with Residual Hotel Interest LLC (formerly known as Morgans Hotel Group LLC) in February 1998 regarding the design of certain hotels now owned by us. We are not a party to these proceedings at this time. To our knowledge, they have not continued to pursue this arbitration.

SCHEDULE H
LABOR MATTERS
1.	Agreement dated February 2011 by and between the New York Hotel & Motel Trades Council, AFL-CIO and Morgans Hotel Group
2.	Voluntary Settlement Agreement dated November 11, 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel
3.	Agreement dated October 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and Hudson Hotel
4.
Agreement dated September 2010 by and between the Morgans Hotel Group Management, LLC, d/b/a Hudson Hotel on its own behalf and on behalf of the Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO

5.	Agreement by and between the Morgans Hotel Group, on behalf of the Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO (May 2010)
6.	Agreement dated May 10, 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel.
7.	Settlement Agreement dated February 9, 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel
8.	Agreement dated September 2010 by and between Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO
9.	Agreement dated January 2008 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel.
10.	Agreement dated April 25, 2008 be and between the Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO
11.	Collective Bargaining Agreement, for the period of July 1, 2006 through June 30, 2012, by and between Hotel Association of New York City, Inc. and the New York Hotel & Motel Trades Council, AFL-CIO
12.	Letter Agreement dated May 28, 2004 between International Union of Operating Engineers Local Union No. 94, 94A, 94B
13.	Concessionaire Agreement by and between the New York Hotel and Motel Trades Council, AFL-CIO and Ian Schrager Hotels, Inc. dated November 9, 2000

SCHEDULE III
RENT ROLL

						CURRENT		MISC.
PROPERTY/			BASE	ADDITIONAL	PERCENTAGE	LEASE		TENANT
LANDLORD	TENANT	SPACE	RENT	RENT	RENT	EXPIRATION	EXTENSION	RIGHTS
Henry Hudson Holdings LLC 356 W 58th street NY 11377	Hudson Leaseco LLC	Whole building including 10th floor and ground floor retail space.	$45,000,000 + CPI Adjuster annually	Tenant to pay all taxes and assessments.	N/A	December 31[8], 2035	N/A	N/A

Henry Hudson Holdings LLC 356 W 58th street NY 11377	58th Street Bar Company LLC	Bars (including Hudson Bar, Hudson Hall Library Bar and Private Park)	$1,200.00 annually.	N/A	N/A	Ten year anniversary of date of Lease.	Tenant has two options to extend for additional five year terms.	N/A

SCHEDULE IV
INTENTIONALLY OMITTED

SCHEDULE V

SRO TENANCIES

1169	$501.11	Monthly	2032	$124.35	weekly	2150	$96.82	Weekly
1443	$372.44	Monthly	2034	$429.60	Monthly	2155	$83.47	Weekly
1516	$96.81	Weekly	2039	$402.57	Monthly	2157	$419.47	Monthly
1546	$418.79	Monthly	2040	$570.66	Monthly	2205	$484.88	Monthly
1632	$112.18	Weekly	2045	$502.26	Monthly	2206	$538.19	Monthly
1722	$277.36	Monthly	2046	$416.47	Monthly	2207	$419.46	Monthly
1753	$490.18	Monthly	2050	$96.81	Weekly	2211	$404.88	Monthly
1756	$536.28	Monthly	2102	$88.31	Weekly	2212	$415.32	Monthly
1812	$419.48	Monthly	2103	$393.02	Monthly	2214	$609.62	Monthly
1839	$375.26	Monthly	2106	$419.95	Monthly	2227	$242.58	Monthly
1846	$86.81	Weekly	2107	$130.62	Weekly	2229	$484.88	Monthly
1856	$501.11	Monthly	2112	$419.45	Monthly	2231	$484.34	Monthly
1916	$396.69	Monthly	2114	$543.12	Monthly	2232	$454.74	Monthly
2005	$431.53	Monthly	2115	$90.71	Weekly	2235	$90.71	Weekly
2007	$416.47	Monthly	2117	$393.02	Monthly	2236	$96.81	Weekly
2016	$544.04	Monthly	2127	$453.41	Monthly	2239	$402.57	Monthly
2017	$96.81	Monthly	2133	$701.67	Monthly	2240	$419.96	Monthly
2022	$356.36	Monthly	2134	$467.48	Monthly	2244	$506.89	Monthly
2023	$393.02	Monthly	2135	$183.00	Monthly	2245	$919.72	Monthly
2025	$419.46	Monthly	2138	$484.88	Monthly	2252	$97.40	Weekly
2027	$416.47	Monthly	2139	$340.37	Monthly	2255	$475.23	Monthly
2030	$89.57	Weekly	2145	$255.34	Monthly	2253	$457.06	Monthly
2031	$422.27	Monthly	2146	$69.73	Weekly	2257	$90.71	Weekly

SCHEDULE VI

REQUIRED REPAIRS
None.

SCHEDULE VII
PERCENTAGE SHARE AND DELAYED DRAW TERM LOAN COMMITMENTS
I. Percentage Share:
100% to DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
II. Delayed Draw Term Loan Commitments:
$20,000,000.00 to DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

SCHEDULE VIII
GROUND LEASE
1.
Store Unit — Lease dated January 1, 1999 between Adrienne Schatz (a/Ida Adrienne Wechsler), an individual and Cheryl Hirsch, an individual, collectively, as landlord, and Henry Hudson Holdings LLC, as tenant (as the same may be amended or modified from time to time in accordance with the terms hereof)

2.
Tenth Floor Unit — Lease dated February 11, 1999 between Irving Schatz, as landlord, and Henry Hudson Holdings, LLC, successor-in-interest to Ian Schrager Hotels LLC, as tenant (as the same may be amended or modified from time to time in accordance with the terms hereof)

SCHEDULE IX
IP SCHEDULE
1.
Hotel Management Agreement, dated as of June 23, 2011, by and between Hudson Leaseco LLC, a New York limited liability company and Morgans Hotel Group Management LLC, a Delaware limited liability company (as the same may be amended or modified from time to time in accordance with the terms hereof)